EXHIBIT 10.31

Execution Version

DEVELOPMENT COLLABORATION AND LICENSE AGREEMENT

This Development Collaboration and License Agreement (“Agreement”) is made and entered into as of the 26th day of July, 2012 (the “Effective Date”) by and between Advanced Liquid Logic, Inc., a Delaware corporation having its principal office at 615 Davis Drive, Suite 800, Morrisville NC, 27560 (“ALL”), and Clinical Micro Sensors, Inc., d/b/a Genmark Diagnostics, Inc., a Delaware corporation having its principal office at 5964 La Place Court, Carlsbad, CA 92008 (“GenMark”). ALL and GenMark may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, ALL has developed, and owns or controls certain intellectual property and other rights to, a fluidics technology using the electrowetting effect as a motive force for conducting droplet operations;

WHEREAS, GenMark has developed, and owns or controls certain intellectual property and other rights to, technologies related to the electrochemical detection of analytes and to the use of electrochemical detection in in-vitro diagnostics; and

WHEREAS, GenMark wishes to collaborate with ALL in the development of an in-vitro diagnostic system incorporating ALL’s fluidics technology, and ALL wishes to grant GenMark certain rights and licenses to develop and commercialize such systems on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1 “Additional Margin” means, for a particular ALL Component supplied by ALL to GenMark under the Supply Agreement in a particular Calendar Quarter, the amount equal to X/Y; where “X” equals: (i) *** of Net Sales of Consumable Licensed Products during such Calendar Quarter provided cumulative Net Sales of Consumable Licensed Products is between *** and ***; (ii) *** of Net Sales of Consumable Licensed Products during such Quarter provided cumulative Net Sales of Consumable Licensed Products is between *** and ***; and (iii) *** of Net Sales of Consumable Licensed Products during such Quarter provided cumulative Net Sales of Consumable Licensed Products is greater than ***; and “Y” equals either the number of Consumable Licensed Products sold by GenMark, its Affiliates and Sublicensees in such Quarter or the number of ALL Components supplied by ALL to GenMark under the Supply Agreement in such Quarter (as agreed to by the Parties).

1.2 “Affiliate” means any Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.2, “control” means (i) the direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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1.3 “ALL Collaboration Inventions” means those Collaboration Inventions that relate solely to Digital Microfluidics and Collaboration Inventions that are apparatuses or methods that relate solely to Digital Microfluidics.

1.4 “ALL Component” means a component of a Consumable Licensed Product supplied by ALL to GenMark pursuant to Section 4.1 or otherwise under this Agreement or the Supply Agreement, or manufactured by GenMark pursuant to its rights under Section 4.4, as applicable.

1.5 “ALL Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, ALL to GenMark or its designees.

1.6 “ALL Development Program Costs” means ALL’s actually incurred (i) direct costs *** ; in each case for activities allocated to ALL as specified in the Development Plan and satisfactorily completed, which costs shall be determined in accordance with ALL’s auditable, DCAA approved rate structure.

1.7 “ALL IP Rights” means all intellectual property rights (including Patents), or rights in confidential or proprietary information (including Technical Information and Materials), owned or Controlled by ALL as of the Effective Date or during the Term of this Agreement, necessary or useful to make, have made, use, sell, offer for sale, or import Licensed Products in the Field, and including rights to ALL Collaboration Inventions.

1.8 “Applicable Laws” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any government or regulatory authority, or court, of competent jurisdiction.

1.9 “Business Day(s)” means any day, other than a Saturday, Sunday or day on which commercial banks located in California are authorized or required by law or regulation to close.

1.10 “Calendar Quarter” means a period of three (3) consecutive calendar months ending on each of March 31, June 30, September 30, or December 31.

1.11 “Calendar Year” means the respective period of a year commencing on January 1 and ending on December 31.

1.12 “Change in Control” of ALL means that during the Term of this Agreement (i) ALL shall have become an Affiliate of a Person that is a Competitor; and/or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of ALL shall have occurred to a Person that is a Competitor; and/or (iii) the stockholders of ALL shall have approved of a plan or proposal for the liquidation or dissolution of the company, other than one of the events described in (i), (ii) or (iv) where the

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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Person is not a Competitor; and/or (iv) any Person that is a Competitor (whether individually or as part of a group) shall have become the owner, directly or indirectly, beneficially or of record, of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding voting stock of ALL. For the purposes of this Section 1.12, “Competitor” means any Person that develops, manufactures, promotes, markets, distributes and/or sells any product used for the diagnosis, prognosis, monitoring, screening or predicting a disease or condition in a human, or selecting a therapeutic or prophylactic regimen, which product either (a) detects a DNA, RNA or other nucleotide sequence analyte, excluding detection of the foregoing utilizing Sequencing, or (b) utilizes Electrochemical Detection.

1.13 “CEA Agreement” means that certain License Agreement, dated September 9, 2011, between Advanced Liquid Logic France S.A.S and Commissariat a Penergie atomique et aux energies alternatives (“CEA”), including the exhibits or appendices thereto, existing as of the Effective Date.

1.14 “CEA IP” means ALL IP Rights Controlled by ALL pursuant to the intercompany agreement between ALL and Advanced Liquid Logic France S.A.S., an Affiliate of ALL, dated October 1, 2011.

1.15 “Collaboration Enabled Inventions” means all Technical Information and Materials (whether or not patentable) that either: (i) if embodying patentable subject matter, are first conceived (as the preceding terms are defined in the context of U.S. Patent laws), or (ii) if not embodying patentable subject matter, are otherwise first created; in each case (a) as a direct result of GenMark’s activities, during the Development Term and for the period two (2) years following expiration or termination of the Development Term (including expiration or termination pursuant to Section 10.4), to develop Consumable Licensed Products or Instrument Licensed Products (including activities performed by a Third Party on a GenMark’s behalf), (b) the subject matter of which is either Digital Microfluidics or Digital Microfluidics Related, and (c) that are not Collaboration Inventions.

1.16 “Collaboration Enabled IP Rights” means all intellectual property rights (including Patents), or rights in confidential or proprietary information (including Technical Information and Materials), owned or Controlled by GenMark during the Term of this Agreement in and to Collaboration Enabled Inventions.

1.17 “Collaboration Inventions” means all Technical Information and Materials (whether or not patentable) (a) that either (i) if embodying patentable subject matter, are first conceived (as the preceding terms are defined in the context of U.S. Patent laws), or (ii) if not embodying patentable subject matter, are otherwise created; in each case either as a direct result of activities undertaken by the Parties under the Development Plan; or (b) that are supported by ALL Development Program Costs; in each case including activities undertaken by the Parties and including the participation of one or more Third Parties.

1.18 “Commercially Reasonable Efforts” means the exercise of such efforts and commitment of such resources by a Party as would be expended on, or committed by such Party to, a comparable development or commercialization program of a similar scope and at a similar

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stage in development or product lifecycle, comparable market potential and market size, profit margin, competitive landscape, and risk profile, probability of technical success, technical and regulatory profile and patent protection, in a particular geographic region.

1.19 “Complex” means a complex comprising a capture ligand coupled to an electrode surface, a target analyte, and an Electrochemical Label.

1.20 “Confidential Information” means (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, including any Technical Information and Materials, whether prior to or during the term of this Agreement and whether provided orally, electronically, visually, or in writing; (ii) all copies of the information and materials described in (i) above; and (iii) the existence and each of the terms and conditions of this Agreement. “Confidential Information” shall not include, to the extent a Party can demonstrate, through its contemporaneous written records, information and materials (a) known to the receiving Party, or in the public domain, at the time of its receipt by a Party, or which thereafter becomes part of the public domain other than by virtue of a breach of this Agreement or the obligations of confidentiality under this Agreement; (b) received without an obligation of confidentiality from a Third Party having the right to disclose without restrictions on such information; (c) independently developed by the receiving Party without use of or reference to Confidential Information disclosed by the other Party; and (d) released from the restrictions set forth in this Agreement by the express prior written consent of the disclosing Party.

1.21 “Consumable Licensed Products” means the single use, disposable components of a Licensed Product, the manufacture, use, sale, offer for sale, or importation of which components, would (but for a license from ALL under this Agreement) infringe a Valid Claim of a Patent within the ALL IP Rights. For clarity, a Consumable Licensed Product may include one or more ALL Components.

1.22 “Control(s)” or “Controlled” means the possession by a Party, as of the Effective Date or during the term of this Agreement, of (i) with respect to materials, data or information, the right to physical possession of those items, with the right to provide them to Third Parties; and (ii) with respect to intellectual property rights, rights sufficient to grant the applicable license or sublicense under this Agreement, without violating the terms of any agreement with any Third Party existing prior to the Effective Date.

1.23 “Covers” or “Covered by.” or the like, with reference to a particular Licensed Product means that the use, sale, offer for sale or import of such Licensed Product would, but for a license granted under this Agreement, infringe a Valid Claim of the relevant Patent in the country in which, and on the date which, the relevant Licensed Product is used, sold, offered for sale or imported; provided that with respect to use, sale, offer for sale or import of a Licensed Product in a country other than a Major Country, such use, sale, offer for sale or import shall also be deemed “Covered” by a Valid Claim of a Patent in such country for purposes of the any royalty obligation to ALL under Article 6 or, if applicable, Section 4.5, or the determination of Additional Margin if the use, sale, offer for sale or import of such Licensed Product would be Covered by a Valid Claim of a relevant Patent in each and every Major County on the date that such Licensed Product is used, sold, offered for sale or imported, if such activity occurred in a Major Country.

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1.24 “Development Plan” means the written research plan for the Development Program, attached hereto at Schedule A. The Development Plan may be amended or modified from time to time by the Joint Development Committee.

1.25 “Development Program” means the program of activities the Parties engage in under this Agreement, which program is set forth on the Development Plan, and including all activities supported by the funding provided by GenMark under Sections 2.4 and 6.3.

1.26 “Development Term” means the period of time during which each Party will undertake activities in the Development Program or on the Development Plan.

1.27 “Diagnostic Testing” means testing for the purpose of diagnosis, prognosis, monitoring, screening or predicting a disease or condition in a human, or selecting a therapeutic or prophylactic regimen; excluding screening of newborn infants for metabolic or other disorders in fields other than in the Molecular Analyte Field using GenMark e-Detection.

1.28 “Digital Microfluidics” means the control of the movement, including the transport, splitting, dispensing, merging or deforming, of droplets by electrical fields.

1.29 “Digital Microfluidics Related” means (i) design of Digital Microfluidics cartridges; (ii) manufacturing of Digital Microfluidics aspects of cartridges; and (iii) electronics and/or software for controlling Digital Microfluidics.

1.30 “Direct Manufacturing Cost” of an ALL Component means the actual, direct cost per unit, for clarity excluding overhead, of manufacture of such ALL Component, as determined in accordance with GAAP and ALL’s auditable, DCAA approved rate structure.

1.31 “Direct Manufacturing Cost Cap” means, in relation to the Direct Manufacturing Cost of a given ALL Component, a particular US Dollar amount at a given time and for a particular volume of manufacture or supply, to be set in the Supply Agreement, and determined based on the external benchmarking, in accordance with Section 4.2.2, of the *** included in the determination of the Direct Manufacturing Cost of such ALL Component at such time and at such volume; provided that, at ALL’s request, certain *** may be omitted from the benchmarking analysis on the basis that ***; further provided that the omissions do not account for more than *** of the total *** included in the determination of the Direct Manufacturing Cost of such ALL Component. Provided that the *** of the Direct Manufacturing Cost of an ALL Component is less than *** of the total Direct Manufacturing Cost of such ALL Component and such ***, the benchmarking of *** shall be limited to benchmarking other ***. In addition, countries in which manufacture of the relevant ALL Component is prohibited by Applicable Law shall be excluded from any *** benchmarking.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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1.32 “Duke Agreement” means that certain March 23, 2010 License Agreement between ALL and Duke University (“Duke”), including the exhibits or appendices thereto, existing as of the Effective Date.

1.33 “Duke IP” means the ALL IP Rights (including Patents) Controlled by ALL pursuant to the Duke Agreement.

1.34 “Effective Date” has the meaning set forth in the introductory paragraph of the Agreement.

1.35 “Electrochemical Detection” means the use of at least two electrodes to apply potential and measure current produced by a chemical reaction occurring in a liquid in contact with the electrodes. For the sake of clarity, “Electrochemical Detection” excludes detection (i) of conductivity, impedance or capacitance of a droplet, a portion of a droplet, or the contents of a droplet; (ii) by electrochemilumenescence; and (iii) by optical means.

1.36 “Electrochemical Label” means moieties that function in a Complex to produce an electrical signal (detected by an electrode) by oxidation or reduction of the moiety, including metal complexes of iron, ruthenium, and osmium. Except when used in Section 5.1.3, “Electrochemical Label” shall exclude enzymatic labels and labels that function by releasing hydrogen ions.

1.37 “FDA” means the U.S. Food and Drug Administration or corresponding governmental authority in another country, or any successor thereto.

1.38 “Field” means the Protein Analyte Field and Molecular Analyte Field, and subject to exercise of the Option in accordance with Section 5.2. the Other Analyte Field.

1.39 “Filing” or “Filed” with respect to an application for Marketing Approval means that such application has been filed with the appropriate Regulatory Authority and, consistent with the current practices of such Regulatory Authority, the Regulatory Authority has made a threshold determination that the application for Marketing Approval is sufficiently complete to permit a substantive review.

1.40 “First Commercial Sale” means, with respect to a given Licensed Product in a particular country, the first bona fide sale of such Licensed Product in such country, by or under authority of GenMark or its Sublicensee or distributor, which sale is included in the calculation of Net Sales.

1.41 “GAAP” shall mean United States generally accepted accounting principles, consistently applied.

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1.42 “GenMark Collaboration Inventions” means those Collaboration Inventions that relate solely to Electrochemical Detection and Collaboration Inventions that are apparatuses or methods that relate solely to Electrochemical Detection.

1.43 “GenMark Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, GenMark to ALL or its designees.

1.44 “GenMark e-Detection” means the detection of an analyte based on a Complex where the Electrochemical Label is detected using Electrochemical Detection.

1.45 “GenMark IP Rights” means all intellectual property rights (including Patents), or rights in confidential or proprietary information (including Technical Information and Materials), owned or Controlled by GenMark as of the Effective Date or during the Term of this Agreement, including rights to GenMark Collaboration Inventions, necessary for ALL to undertake the activities allocated to ALL in the Development Plan.

1.46 “Good Manufacturing Practices” or “GMP” means the Applicable Laws governing, and guidelines issued by any Regulatory Authority applicable to, the manufacture, labeling, packaging, handling, storage, and transport of Licensed Products, including those pursuant to the United States Federal Food Drug & Cosmetic Act and the regulations found in Title 21 of the U.S. Code of Federal Regulations (including Part 820), as are in effect at the Effective Date or as may subsequently be modified or supplemented, or any foreign equivalents thereof.

1.47 “Instrument Licensed Products” means the parts or components of a Licensed Product other than Consumable Licensed Products, the manufacture, use, sale, offer for sale, or importation of which parts or components, would (but for a license from ALL under this Agreement) infringe a Valid Claim of a Patent within the ALL IP Rights.

1.48 “Joint Collaboration Inventions” means Collaborations Inventions other than ALL Collaboration Inventions and GenMark Collaboration Inventions.

1.49 “Joint Collaboration IP Rights” means all intellectual property rights (including Patents), or rights in confidential or proprietary information (including Technical Information and Materials), in and to Joint Collaboration Inventions.

1.50 “Joint Development Committee” or “JDC” is defined in Section 2.2.1.

1.51 “Licensed Product(s)” means a product for use in Diagnostic Testing, including Instrument Licensed Products and Consumable Licensed Products.

1.52 “Major County” means the United States, Canada, the United Kingdom, Germany, France, Spain, Italy, Republic of Korea, Japan, India and China.

1.53 “Molecular Analyte Field” means in-vitro Diagnostic Testing of samples from (or derived from) human subjects using Electrochemical Detection of a DNA, RNA or other nucleotide sequence analyte, excluding testing utilizing Sequencing.

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1.54 “Net Capital Sales” means a Net Sale of an Instrument Licensed Product resulting in the transfer of title of the Instrument Licensed Product to a Third Party.

1.55 “Net Sales” means the gross amounts invoiced for sales of Licensed Products (including, if applicable, GenMark Manufactured Consumables) by GenMark, its Affiliates and its Sublicensees (in final form for end use), less the following deductions from such invoiced amounts which are actually incurred or accrued:

(a)	credits or allowances granted for damaged, outdated, returned, rejected or recalled Licensed Products, and uncollectible amounts on previously sold Licensed Products and retroactive price reductions;

(b)	normal and customary trade, cash and quantity discounts or rebates;

(c)	taxes, duties and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of Licensed Products, as adjusted for rebates and refunds, as applicable;

(d)	chargebacks and rebates, including those granted to managed health care organizations, wholesalers, buying groups, retailers or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers;

(e)	freight, insurance, data, administrative, and other charges or fees related to the handling and distribution of Licensed Products or services provided in connection with the handling or distribution of Licensed Products (to the extent not paid by the Third Party customer);

(f)	credits and allowances made for wastage replacement; and

(g)	reasonable indigent or similar programs.

All of the foregoing elements of Net Sales calculations shall be determined in accordance with GAAP.

Sales between or among a Party and its Affiliates shall be excluded from the computation of Net Sales, but Net Sales shall include the first sales to Third Parties by any such Affiliates. The supply of Licensed Products by or on behalf of GenMark as samples, for use in non-clinical or clinical studies conducted by or on behalf of GenMark, or for use in any tests or studies conducted by or on behalf of GenMark reasonably necessary to comply with any Applicable Law or request by a regulatory or governmental authority shall not be included within the computation of Net Sales.

In the event a Consumable Licensed Product is sold as a combination of products that are Covered by a Valid Claim of a Patent within the ALL IP Rights and at least one other product that is not Covered by a Valid Claim of a Patent within the ALL IP Rights (as used in this definition of Net Sales, a “Combination”), the gross amount invoiced for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for such Licensed Product when sold separately and “B” is the gross amount invoiced for such other products when sold separately.

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In the event that such separate sales of products in a Combination were not made or performed during the applicable Calendar Quarter, then the gross amount invoiced for a Licensed Product that is sold as part of a Combination shall be calculated by multiplying Net Sales of the Combination by the fraction C/(C+D), where “C” is the fully allocated cost of the Licensed Product and “D” is the fully allocated cost of the products in the Combination that are not Covered by a Valid Claim of a Patent within the ALL IP Rights

The Parties agree that any allocation of revenue from the sale or other disposition of Combination pursuant to this Section 1.55 shall be done in good faith, and shall take into consideration revenue recognition guidance under GAAP which is applicable to multiple- deliverable revenue arrangements.

1.56 “Other Analyte Field” means in-vitro Diagnostic Testing of samples from (or derived from) human subjects using Genmark e-Detection of an analytes other than: (i) proteins and/or peptides and (ii) DNA, RNA or other nucleotide sequences.

1.57 “Patent(s)” means a patent or a patent application, including any additions, divisions, continuations, continuations-in-part, pipeline protection, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

1.58 “Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.

1.59 “Protein Analyte Field” means in-vitro Diagnostic Testing of samples from (or derived from) human subjects using GenMark e-Detection of a protein and/or peptide analyte.

1.60 “Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMEA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction of the world, involved in the granting of Marketing Approval.

1.61 “Sequencing” means a method of determining the order of bases (in each case, including modified bases) of a target nucleic acid strand or segment by: (a) serially determining each base or subset of bases along a strand or segment (e.g., “sequencing-by-synthesis”, single-molecule sequencing); (b) hybridization, wherein at least one thousand (1000) distinct probes are used to determine such nucleotide sequence; (c) separating fragments based on size (e.g., “Sanger sequencing”); (d) any method that determines the order of no less than fifty (50) contiguous bases; or (e) any method that requires no prior knowledge of the expected order of bases for the target nucleic acid.

1.62 “Technical Information and Material” means all compositions of matter, techniques and data and other know-how and technical information, including inventions

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(whether or not patentable), improvements and developments, practices, methods, concepts, know-how, trade secrets, documents, computer data, computer code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information.

1.63 “Territory” means the entire world.

1.64 “Third Party” means a Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.65 “UCLA Agreement” means that certain October 13, 2009 Exclusive License Agreement between the Regents of the University of California (“Regents”) and Core Microsolutions, Inc., including the exhibits or appendices thereto, existing as of the Effective Date.

1.66 “UCLA IP” means the ALL IP Rights Controlled by ALL pursuant to the UCLA Agreement.

1.67 “Valid Claim” means a claim of an issued and unexpired Patent that has not been (i) disclaimed, revoked, abandoned, or dedicated to the public; (ii) held unenforceable or invalid by a decision of a court, governmental agency or other authority of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, or (iii) admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise.

ARTICLE 2: DEVELOPMENT PROGRAM

2.1 Development Program Overview and Responsibilities. Under this Agreement, the Parties are establishing a collaborative development program in which the Parties will work together, during the Development Term, in accordance with the Development Plan, to design and validate products utilizing Digital Microfluidics and Electrochemical Detection for use in Diagnostics Testing (“Development Program”). Each Party shall use diligent efforts to perform its responsibilities under the Development Plan and shall cooperate with and provide reasonable support to the other Party in such other Party’s performance of its responsibilities thereunder.

2.2 Joint Development Committee.

2.2.1 The JDC. Within ten (10) Business Days after the Effective Date, the Parties shall establish a committee to monitor the Development Program, and to plan and coordinate the activities under the Development Plan (“Joint Development Committee” or “JDC”). The JDC will be composed of no more than three (3) representatives designated by each Party (and the Parties need not have the same number of representatives). Representatives must be appropriate for the tasks then being undertaken, in terms of their seniority, availability, function in their respective organizations, training and experience. Each Party shall designate one of its representatives as its primary JDC contact for JDC matters (such Party’s “JDC Co-Chair”). From time to time, the JDC may establish subcommittees to oversee particular projects or activities; those subcommittees will be constituted and operate as the JDC determines. The JDC shall meet during the Development Term; thereafter, the JDC shall cease operations and perform no further functions under this Agreement.

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2.2.2 Meetings. Once established, the Joint Development Committee shall meet at least once each Calendar Quarter (unless otherwise agreed by the Parties) during its term of operations, as set forth in Section 2.2.1, and shall meet at such other times as deemed appropriate by the JDC. The JDC may meet in person or via teleconference, video conference or the like, provided that at least one (1) meeting per Calendar Year shall be held in person, unless otherwise agreed by the Parties. Each Party shall bear the expense of its respective representatives’ participation in JDC meetings. If a Party’s representative is unable to attend a given meeting, such Party may designate an alternate to attend such meeting and perform the functions of such representative. Each Party may, with the prior written consent of the other Party, invite a reasonable number of non-voting employees, consultants or scientific advisors to attend JDC meetings. Those invitees must be bound by appropriate confidentiality obligations.

2.2.3 Responsibilities of JDC. Subject to Section 2.2.4, the Joint Development Committee shall perform the following functions:

(i)	review and amend the Development Plan, as needed;

(ii)	review and approve the allocation of resources and efforts for the Development Program;

(iii)	evaluate the progress of the Development Program;

(iv)	establish and oversee a process by which each Party keeps the other Party informed of design or manufacturing changes, feedback from lead users (if any), or events which may affect work being performed under the Development Plan or GenMark’s development of Licensed Products;

(v)	coordinate, and be the primary conduit for, the transfer of Technical Information and Materials between the Parties during the Development Term; and

(vi)	perform such other functions referred to in the Development Plan, and as appropriate to further the purposes of the Development Program, or as otherwise specified in this Agreement or agreed to by the Parties.

2.2.4 Decision-Making Authority. The Joint Development Committee will attempt to make decisions by consensus. If the JDC cannot reach consensus, within three (3) Business Days after it has attempted to reach consensus, the matter shall be referred to the respective Chief Executive Officers of the Parties (or their respective senior level officer designees) (the “Executive Officers”). If the Executive Officers cannot reach a mutually acceptable decision within three (3) Business Days after the matter was referred to them, then GenMark shall have final decision making authority; provided that mutual written consent of the Parties is required for any decisions that would result in a material change to the scope of activities assigned to ALL under a Development Plan or the time for completion an activity

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assigned to ALL under a Development Plan, including changes that would require ALL to: (i) violate any obligation or agreement it may have with a Third Party, or (ii) incur any costs cumulatively exceeding three thousand dollars ($3,000) not reimbursable by GenMark. By way of example, the JDC shall not obligate ALL to perform activities under the Development Plan beyond those that could reasonably be expected to be performed by the number of FTEs funded by GenMark during the relevant time period. The JDC has no authority to amend, or to waive compliance with, any provisions of this Agreement, or to make any decision outside the scope and purpose of this Agreement. For clarity, the dispute resolution provisions of Article 14 shall not apply to decisions allocated to the JDC, except with respect to disputes as to the JDCs authority to make a disputed decision.

2.2.5 Minutes; Other Documentation of Decisions. The Joint Development Committee shall keep minutes of its meetings that record in writing all decisions made, action items assigned or completed and other appropriate matters. The responsibility for keeping meeting minutes shall alternate between the Parties, beginning with GenMark. Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment and approval by each Party. A decision that may be made at a JDC meeting may also be made without a meeting if such decision is agreed to in writing (including by email) by each Party’s JDC Co-Chair (or its designee), provided that each Party’s writing clearly indicates that such decision is a formal decision by such Party’s JDC representatives. Any modifications to the Development Plan that are approved by the JDC shall constitute an amendment to the Development Plan.

2.3 Subcontracting. ALL shall not subcontract or outsource any work or any of its activities under the Development Plan to a Third Party without GenMark’s prior written consent. Provided that ALL has obtained the required consent, any subcontractor or Third Party to which work is outsourced must: (a) be under ALL’s direct supervision and control; (b) have entered into a written agreement with ALL that either has been approved by GenMark in advance or includes terms and conditions protecting and limiting use and disclosure of Confidential Information, Technical Information and Materials to the same extent as under this Agreement, and requiring all such individuals to assign to ALL all right, title and interest in and to any intellectual property (and intellectual property rights) created or discovered. ALL is responsible for compliance by any subcontractor or Third Party to which work is outsourced with the terms and conditions of this Agreement as if such subcontractor or Third Party was ALL’s employees.

2.4 Development Program Costs. As consideration due ALL for the performance of activities allocated to ALL in the Development Plan and satisfactorily completed, GenMark shall, in accordance with Section 6.3, reimburse ALL for the ALL Development Program Costs incurred by ALL in the performance of such activities. Other than the reimbursement of ALL Development Program Costs, ALL shall bear costs incurred by it in undertaking and carrying out the Development Program and performing under the Development Plan.

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ARTICLE 3: DEVELOPMENT AND COMMERCIALIZATION EFFORTS

3.1 Development and Commercialization Responsibilities.

3.1.1 GenMark Rights. Except for those activities allocated to ALL in the Development Plan and in the Supply Agreement, as between the Parties, GenMark (and, if applicable, GenMark Licensees) shall, subject to the rights and licenses granted to GenMark by ALL under this Agreement, have the right and sole responsibility for (including costs and expenses), and control over, all development and commercialization activities, including without limitation all regulatory activities, with respect to any Licensed Products.

3.1.2 ALL Cooperation. ALL shall, and shall cause its employees, contractors and agents to, cooperate with and provide reasonable support and assistance to GenMark in its conduct of any activities in the development, obtaining and maintaining regulatory clearances and approvals, manufacturing (subject to Article 4). and commercialization, of Licensed Products.

3.2 GenMark Diligence.

3.2.1 General Diligence Requirement. Subject to ALL’s obligations under Section 2.1, GenMark shall use Commercially Reasonable Efforts to develop, seek regulatory approval for, and commercialize at least one Licensed Product. Activities by GenMark’s Affiliates, distributors, and Sublicensees related to the development, seeking of regulatory approval for, and commercialization of a Licensed Product will be considered as GenMark’s activities under this Agreement for purposes of determining whether GenMark has complied with its obligations under this Section 3.2.

3.2.2 Conversion to Non-Exclusive License. If the First Commercial Sale of a Licensed Product has not occurred by the fifth (5th) anniversary of the Effective Date, except to the extent due the breach of this Agreement or the Supply Agreement by ALL, then ALL may, within forty five (45) days of such fifth (5th) anniversary of the Effective Date, provide GenMark written notice (“Conversion Notice”) of its intention to convert the exclusive licenses granted to GenMark in Sections 5.1.1. 5.1.2 and 5.2 to non-exclusive licenses. GenMark shall have to option to maintain the exclusivity of the licenses granted to GenMark in Sections 5.1.1. 5.1.2 and 5.2 by, within thirty (30) days of GenMark’s receipt of a Conversion Notice (“Extended Exclusivity Option Period”), providing notice thereof to ALL (“Exclusivity Extension Exercise”) and paying ALL            ***            (“Exclusivity Extension Fee”). If ALL has timely provided a Conversion Notice and GenMark has not, within the Extended Exclusivity Option Period, provided ALL with an Exclusivity Extension Exercise notice and paid the Exclusivity Extension Fee, the licenses granted to GenMark in Sections 5.1.1. 5.1.2 and 5.2 shall become non-exclusive. If ALL has timely provided a Conversion Notice and GenMark has timely provided ALL with an Exclusivity Extension Exercise notice and paid the Exclusivity Extension Fee, the licenses granted to GenMark in Sections 5.1.1. 5.1.2 and 5.2 shall remain exclusive, provided that the First Commercial Sale of a Licensed Product occurs by the seventh (7th) anniversary of the Effective Date. If the First Commercial Sale of a Licensed Product has not occurred by the seventh (7th) anniversary of the Effective Date, except to the extent due the

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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breach of this Agreement or the Supply Agreement by ALL, then ALL shall have the right to terminate this Agreement pursuant to Section 10.2.1. If paid, the Exclusivity Extension Fee shall be fully creditable against any future payment due to ALL pursuant to Section 6.4.

3.3 Reports. Following the Development Term, and until the First Commercial Sale of a Licensed Product, GenMark shall, if requested by ALL, provide to ALL a summary of GenMark’s progress on the development of, and seeking regulatory approval for, Licensed Products. Such a request shall not be made more than once per Calendar Year. All reports provided to ALL under this Section 3.3 are GenMark Confidential Information.

ARTICLE 4: MANUFACTURE AND SUPPLY

4.1 Supply of ALL Components. During the Development Term, and following the Development Term provided that the Parties are in the process of negotiating a Supply Agreement pursuant to Section 4.2 or have executed the Supply Agreement, ALL shall be the exclusive supplier of those components of a Consumable Licensed Product that incorporate ALL’s proprietary Digital Microfluidics technology or the manufacture of which requires the application of ALL’s proprietary manufacturing technology or techniques, in either case provided that upon execution of the Supply Agreement: (i) ALL is able to, and does, manufacture and supply sufficient quantities of such ALL Components to meet GenMark’s reasonably forecasted needs and product specifications; (ii) such ALL Components are manufactured and supplied in accordance with and to the extent required by (x) the Applicable Laws (including to the extent required by the jurisdiction in which the facility is located or where the Licensed Product shall be used or sold) pertaining to the manufacture, supply, and clearance and/or approval of medical diagnostics devices in the relevant countries and jurisdictions for use with or in a Licensed Product to be manufactured, distributed or marketed by GenMark, its Affiliates and Sublicensees and (y) the Applicable Laws pertaining to the manufacture, supply, and clearance and/or approval of medical diagnostics devices in the relevant countries and jurisdictions applicable to the qualification and/or registration of ALL as a manufacturer and supplier of ALL Components for use with or in a Licensed Product to be manufactured, distributed or marketed by GenMark, its Affiliates and Sublicensees; and (iii) there has not been a Change of Control of ALL.

4.2 Supply Agreement.

4.2.1 Generally. The Parties shall enter into a separate agreement or agreements governing the roles and responsibilities of the Parties in the manufacture, supply, testing, release and storage of ALL Components (the “Supply Agreement”). The Supply Agreement shall contain customary terms and conditions contained in similar agreements of the type, including those related to forecasting, ordering, shipment and delivery, representations, warranties and indemnities concerning the quality of product manufactured and supplied, and manufacturing facility audit and inspection rights. The Parties shall, at least ninety (90) days prior to the anticipated expiration of the Development Term, initiate negotiations of the Supply Agreement.

4.2.2 Benchmarking of Direct Manufacturing Costs. The Supply Agreement shall set forth a process for the external benchmarking required to determine the Direct

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Manufacturing Cost Cap. Such process shall be initially conducted six (6) months following the First Commercial Sale of a Consumable Licensed Product or Instrument Licensed Product incorporating an ALL Component to determine the initial Direct Manufacturing Cost Cap, and thereafter no more than once per calendar year promptly following each anniversary of the execution of the Supply Agreement.

4.2.3 Arbitration.

(a) If, despite the diligent and good faith efforts of the Parties, the Parties are unable to prepare and execute the Supply Agreement within a period of at least ninety (90) days from the written request of either Party to initiate negotiations of the Supply Agreement in accordance with Section 4.2.1, then either Party may submit the matter to final and binding arbitration under the auspices of the American Arbitration Association (“AAA”). Any such arbitration shall be conducted in a mutually convenient location agreed to by the Parties pursuant to the then-current commercial arbitration rules of the AAA, as modified herein. Such arbitration shall be conducted in the English language. The arbitration tribunal shall consist of a single arbitrator who is an independent expert in manufacturing and supply of in-vitro diagnostic products, mutually acceptable to the Parties. If the Parties are unable to agree on an arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the chief executive of the office of the AAA nearest to the location of the arbitration.

(b) Any such arbitration hereunder shall be a “baseball” type arbitration. Accordingly, notwithstanding the commercial arbitration rules of the AAA, each Party shall provide to the arbitrator, and the other Party, its proposed version of the Supply Agreement. Each Party may submit a revised version of its proposed Supply Agreement to the arbitrator and the other Party within thirty (30) days after receiving the other Party’s initial proposal. If so requested by the arbitrator, each Party shall make oral submissions to the arbitrator based on such Party’s proposal; provided that other Party shall have the right to be present during any such oral submissions. The arbitrator shall select one Party’s proposed Supply Agreement as his or her decision, and shall not have the authority to render any substantive decision other than to select the proposal submitted by either GenMark or ALL (as initially submitted, or as revised in accordance with the foregoing, as applicable). The Parties shall use diligent efforts to complete any arbitration within sixty (60) days following a request by a Party for such arbitration.

(c) The administrative charges, arbitrator’s fees, and related expenses of any arbitration shall be shared equally by the Parties, but each Party shall be responsible for its own expenses in connection with such arbitration (including its own attorneys’ fees).

(d) The decision of the arbitrator shall be the binding remedy between the Parties regarding the dispute presented to the arbitrator. Any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement.

4.3 Transfer Price. The price of ALL Components supplied by ALL to GenMark under the Supply Agreement shall be as set forth in Section 6.8.

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4.4 Transition of Manufacturing Know-How. In the event that (a) either condition (i) or (ii) of Section 4.1 to ALL’s right to exclusively supply ALL Components is not met and ALL fails to cure such condition(s) within sixty (60) days of receiving written notice thereof from GenMark, (b) there has been a Change of Control of ALL, or (c) there is an Uncured Material Breach by ALL of Section 2.1; then, in each case, at GenMark’s request, such request to be made in writing within sixty (60) days of each occurrence of ALL’s failure to cure, ALL shall promptly provide and transfer to GenMark (or GenMark’s designee), all Technical Information and Materials used by ALL (and its Affiliates and Third Party contract manufacturers) in connection with the manufacture of Licensed Products to enable GenMark, either itself or through or with an Affiliate, Sublicensee or permitted Third Party, to manufacture the Licensed Products. ALL shall consult, cooperate with and assist GenMark (or GenMark’s designee) in connection with the manufacturing of Licensed Products pursuant to this Section 4.4, if and to the extent reasonably requested by GenMark. In addition, upon request by GenMark, ALL shall continue to manufacture and supply to GenMark, for a reasonable transition period to be agreed to by the Parties, ALL Components. If GenMark invokes its rights under this Section pursuant to (a) or (c) of this Section, GenMark shall reimburse ALL for *** of the direct costs incurred by ALL for activities undertaken by ALL at GenMark’s request in accordance with this Section 4.4. If GenMark invokes its rights pursuant to (b) of this Section, GenMark shall reimburse ALL for *** of the direct costs incurred by ALL for activities undertaken by ALL at GenMark’s request in accordance with this Section 4.4, and shall, to the extent requested in writing by ALL, (i) purchase from ALL any equipment owned by ALL that is necessary to manufacture ALL Components supplied to GenMark and is more than fifty percent (50%) devoted to the manufacture of ALL Components for GenMark and (ii) assume any agreements between ALL and a Third Party for the supply of materials necessary to manufacture ALL Components and one hundred percent (100%) devoted to materials used to manufacture ALL Components for GenMark, if permitted by such agreement without penalty or material change to the terms of such agreement. The transition of manufacturing know-how pursuant to this Section 4.4 does not imply any modification of the licenses granted to GenMark in Article 5 or constitute an assignment to GenMark of ownership of any ALL IP Rights or any other intellectual property rights of ALL. For clarity, a dispute or disagreement as to whether either condition (i) or (ii) of Section 4.1 to ALL’s right to exclusively supply ALL Components has not been met, or whether ALL has timely cured the same, shall be subject to Article 14.

4.5 Royalty for Manufacture of ALL Components. Provided that GenMark has obtained the right to manufacture (or have manufactured) ALL Components pursuant to Section 4.1, then in each Calendar Quarter during the Term of this Agreement in which GenMark records Net Sales of a Consumable Licensed Product that contains ALL Components that are manufactured by GenMark or otherwise not manufactured and supplied pursuant to the Supply Agreement (“GenMark Manufactured Consumables”), and subject to and in accordance with the terms and conditions of this Agreement, GenMark shall pay to ALL an amount equal to: (i) *** of Net Sales of GenMark Manufactured Consumables during such Calendar Quarter, if GenMark has obtained the right to manufacture (or have manufactured) ALL Components pursuant to Section 4.1 other than solely due to a Change of Control of ALL; or (ii) *** of Net Sales of GenMark Manufactured Consumables during such Calendar Quarter, if GenMark has obtained the right to manufacture (or have manufactured) ALL Components pursuant to Section 4.1 solely due to a Change of Control of ALL.

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ARTICLE 5: LICENSE GRANTS; OPTIONS

5.1 Licenses to GenMark.

5.1.1 Exclusive License in GenMark e-Detection. ALL hereby grants to GenMark, and GenMark hereby accepts, an exclusive (even as to ALL, but subject to the license back to ALL in Section 5.2) right and license, under the under the ALL IP Rights and ALL’s interest in Joint Collaboration IP Rights, to make, have made, use, sell, offer for sale, and import in the Territory those Licensed Products utilizing GenMark e-Detection for use in the Field.

5.1.2 Exclusive License in Molecular Analyte Field. ALL hereby grants to GenMark, and GenMark hereby accepts, an exclusive (even as to ALL, but subject to the license back to ALL in Section 5.2) right and license, under the under the ALL IP Rights and ALL’s interest in Joint Collaboration IP Rights, to make, have made, use, sell, offer for sale, and import in the Territory those Licensed Products utilizing Electrochemical Detection and capable of a throughput of *** for use in the Molecular Analyte Field.

5.1.3 Non-Exclusive License for Enzyme Labels. ALL hereby grants to GenMark, and GenMark hereby accepts, a non-exclusive right and license, under the under the ALL IP Rights and ALL’s interest in Joint Collaboration IP Rights, to make, have made, use, sell, offer for sale, and import in the Territory those Licensed Products utilizing Electrochemical Detection with an Electrochemical Label that is an enzyme and capable of a throughput of *** for use in the Protein Analyte Field.

5.1.4 Sublicenses. The licenses granted to GenMark in this Section 5.1 shall include the right to grant sublicenses (each a “Sublicense”) to (i) Affiliates; and (ii) Third Parties to conduct research in the Field, develop Licensed Products, market and sell Licensed Products, and manufacture Licensed Products (subject to Section 4.1) in collaboration with, or for the benefit of, GenMark (each a “Sublicensee”). In the event of any Sublicense, GenMark shall continue to remain primarily liable for all liabilities and obligations under this Agreement, including the payment obligations set forth in Article 6.

5.2 Option for License in Other Analyte Field. GenMark shall have the option to obtain an exclusive right and license, under the ALL IP Rights and ALL’s interest in Joint Collaboration IP Rights, to make, have made, use, sell, offer for sale, and import in the Territory those Licensed Products utilizing GenMark e-Detection for use in the Other Analyte Field (the “Option”). The Option shall be exercisable at any time within *** of the Effective Date (“Option Exercise Period”). In order to exercise the Option, GenMark shall, (i) within the Option Exercise Period, provide ALL with written notice of its exercise of the Option and (ii) within five (5) Business Days of such notice, pay to ALL a one-time payment of *** . Upon exercise of the Option in accordance with this Section 5.2, the Field shall be deemed to include the Other Analyte Field. Prior to expiry of the Option Exercise Period, ALL shall not grant or agree to grant any Third Party any rights or licenses, under the ALL IP Rights or ALL’s interest in Joint Collaboration IP Rights, to make, have made, use, sell, offer for sale, and import in the Territory those Licensed Products utilizing GenMark e- Detection for use in the Other Analyte Field.

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5.3 Licenses to ALL

5.3.1 License to ALL for Conduct of the Development Program. Subject to the terms of this Agreement, GenMark hereby grants to ALL a non-exclusive, non-transferable, non- sublicenseable, right and license under the (i) ALL IP Rights and (to the extent exclusively licensed to GenMark hereunder), (ii) ALL’s interest in Joint Collaboration IP Rights (to the extent exclusively licensed to GenMark hereunder), and (iii) GenMark IP Rights, in each case to make and use (but not sell or offer for sale) Licensed Products solely to the extent necessary for ALL to conduct those activities specified in the Development Plan.

5.3.2 Non-Exclusive License to Collaboration Enabled Inventions. Subject to the terms of this Agreement, GenMark hereby grants to ALL a non-exclusive, paid-up, world-wide, right and license under the Collaboration Enabled IP Rights to practice Collaboration Enabled Inventions solely with Digital Microfludics and to make, use, sell, offer for sale and import products and apparatuses solely for use with Digital Microfluidics. The license granted in this Section 5.3.2 shall include the right to sublicense, provided that such sublicense is in conjunction with a license under Digital Microfluidics intellectual property rights owned or Controlled by ALL. The license granted in this Section 5.3.2 shall be subject to the terms and conditions of any agreement pursuant to which GenMark obtains ownership or Control of any Collaboration Enabled Inventions or Collaboration Enabled IP Rights.

5.4 Notice Rights; Right of First Negotiation.

5.4.1 Notification of Intention to License Outside of Protein Analyte Field and Molecular Analyte Field. During the period commencing on the Effective Date and ending the day after the third (3rd) anniversary of the Effective Date, ALL may not grant or promise to grant a Third Party any right or license under the ALL IP Rights or ALL’s interest in Joint Collaboration IP Rights, to make, use, sell, offer for sale or import any for product using Electrochemical Detection of targets outside the Protein Analyte Field and the Molecular Analyte Field, excluding testing utilizing Sequencing, for use in human in-vitro Diagnostic Testing, without first having provided GenMark with at least forty-five (45) days prior notice of ALL’s intention to do so.

5.4.2 Right of First Refusal. During the period commencing on the Effective Date and ending the day after the first (1st) anniversary of the Effective Date, ALL agrees that, prior to granting or promising to grant a Third Party any right or license, under the ALL IP Rights or ALL’s interest in Joint Collaboration IP Rights, to make, use, sell, offer for sale or import any for product for use in the Molecular Analyte Field utilizing Electrochemical Detection and limited to a simultaneous throughput of 1 or 2 samples (“Low-Throughput Product”), or if so requested by GenMark, the Parties will in good faith discuss and negotiate a license to GenMark covering such Low-Throughput Products. If ALL and GenMark cannot agree on the terms and conditions of any such license within ninety (90) days of commencing such negotiations, then ALL may negotiate the terms and conditions of a license covering the Low-Throughput Products with a Third Party; provided, however, that in each case, prior to licensing such Low-Throughput Products to a Third Party, ALL shall be obligated to offer to GenMark a license on substantially the same terms and conditions as negotiated with the Third

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Party. If GenMark does not accept such terms and conditions for such license within fifteen (15) days of the date of offer by ALL (the “Decision Period”), then ALL may enter into the license covering such Low-Throughput Products with the Third Party; provided that if ALL does not enter into such license with such Third Party within ninety (90) days of GenMark’s decline of the terms and conditions or the expiration of the Decision Period such Low-Throughput Products shall again be subject to the provisions of this Section 5.4.2.

5.5 Sale of Products to ***. During the Term of this Agreement, GenMark will not enter into any agreement or other commitment that would restrict GenMark from selling to *** , a Delaware corporation, having its principal place of business at *** , products that are developed and/or commercialized using any ALL IP Rights, ALL products or services of ALL. Notwithstanding the foregoing, nothing in this Agreement shall prevent GenMark from entering into an agreement or other commitment that restricts GenMark from selling to *** in a manner required by Applicable Law.

5.6 No Implied Licenses. Each Party acknowledges that the licenses granted under this Article 4 are limited to the scope expressly granted, and all other rights under a Party’s Patents and other intellectual property rights are expressly reserved to the granting Party. Where a license granted by one Party to the other Party under this Article 4 is for a particular purpose or with respect to a particular product, the granting Party retains all of its rights with respect to those intellectual property rights for those purposes not expressly licensed under this Agreement.

5.7 Limitations on ALL IP, CEA IP, Duke IP and UCLA IP. Notwithstanding anything in this Article 5 (or otherwise in the Agreement) to the contrary, GenMark acknowledges and agrees that the license rights granted to it in this Agreement are subject to limitations set forth in this Section 5.7.

5.7.1 Within thirty (30) days of GenMark granting a Sublicense under any UCLA IP, GenMark shall provide written notice, along with current contact information, to the Regents and ALL. Any Sublicense of the UCLA IP by GenMark shall expressly prohibit further sublicense of the UCLA IP by a Sublicenseee without ALL’s written consent (which consent shall not be unreasonably withheld or delayed by ALL, but remains subject to approval by the Reagents in accordance with Section 3.1 of the UCLA Agreement).

5.7.2 The licenses granted to GenMark in this Article 5 under the CEA IP are: (i) non-exclusive in the “Defense & Security Field” (as that phrase is defined in the CEA Agreement) to the extent required by Section 2.1(b) of the CEA Agreement; and (b) subject to the rights retained by CEA pursuant to Sections 2.2 of the CEA Agreement.

5.7.3 The licenses granted to GenMark in this Article 5 under the Duke IP are subject to rights in Duke IP retained by Duke pursuant to Sections 2.2 of the Duke Agreement. Except as authorized by Section 2.1(d) of the Duke Agreement, GenMark shall require that any of its Sublicensees agree to undertake no further sublicenses of any of the Duke IP without ALL’s written consent (which consent shall not be unreasonably withheld or delayed by ALL, but remains subject to approval by Duke in accordance with Section 2.1(d) of the Duke Agreement).

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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5.8 Rights Upon Termination of ALL’s Third Party Licenses. GenMark shall have the rights of sublicensees specified Section 11.4(d) of the Duke Agreement, and ALL shall promptly notify GenMark upon any termination of the Duke Agreement. Any termination of the UCLA agreement shall be subject to Section 3.5 of the UCLA Agreement, and ALL shall promptly notify GenMark upon any termination of the UCLA Agreement. ALL shall promptly notify GenMark upon any termination of the CEA Agreement.

5.9 Changes to ALL Agreements. Neither ALL nor any ALL Affiliate shall, without GenMark’s prior written consent, make any change to the CEA Agreement, Duke Agreement, UCLA Agreement, or the intercompany agreement between ALL and Advanced Liquid Logic France S.A.S. dated October 1, 2011, that materially adversely affects the overall rights granted to GenMark under this Agreement or places any material additional burden or obligation on GenMark, its Affiliates or Sublicensees. GenMark agrees that a change to the UCLA Agreement changing the exclusive nature of the license granted in Section 2.1 of the UCLA Agreement to a non-exclusive license shall not be considered to materially adversely affect the overall rights granted to GenMark under this Agreement.

ARTICLE 6: PAYMENTS

6.1 Up-Front Payment. In consideration for the rights granted and promises made hereunder, GenMark shall, within thirty (30) days of the Effective Date, pay to ALL a one-time, non-refundable, non-creditable payment of two hundred fifty thousand dollars (US$250,000).

6.2 Stock Purchase. On the Effective Date, ALL and GenMark will execute the “Stock Purchase Agreement” attached hereto as Schedule B, pursuant to which GenMark will purchase, and ALL will sell, subject to the terms, conditions and contingencies set forth in the Stock Purchase Agreement, one million dollars (US$1,000,000) of ALL preferred stock.

6.3 Development Program Costs.

6.3.1 Invoicing. Once each month, ALL shall submit to GenMark a single written invoice detailing the ALL Development Program Costs due to ALL pursuant to Section 2.4. Along with each such written invoice, ALL shall provide GenMark a report for the invoiced period, which report details the ALL Development Program Costs incurred during such period, including a detailed break-down of the direct (including the identity of each individual for which direct costs were incurred the their time spent on the Development Plan activities), indirect costs incurred, and a brief summary of the work performed.

6.3.2 Payment. Within thirty (30) days of receipt of an invoice issued pursuant to Section 6.3.1 and not disputed by GenMark, GenMark shall pay to ALL the invoiced amount. Notwithstanding the foregoing, ALL shall not be entitled to payment for any costs incurred on account of activities not specified in the Development Plan, unless ALL has obtained prior written authorization from GenMark for such excess costs. Late payment of undisputed amounts invoiced pursuant to Section 6.3.1 shall be subject to a late payment charge equal to 1.0% per month, or the maximum rate allowed by law, whichever is less.

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6.4 Development Milestones. In consideration of the rights and licenses granted to GenMark under this Agreement, GenMark shall make the following payments within thirty (30) days after the first achievement with an Instrument Licensed Product or Consumable Licensed Product of the milestone events listed below:

Milestone Event	Milestone Payment (in US Dollars)
Completion of ***	*	**
Completion of ***	*	**
Completion of ***	*	**
***	*	**
***	*	**

For the purpose of determining achievement of the foregoing milestones the following definitions shall apply:

“Completion of ***” means that GenMark has, in accordance with its Design Control Quality Procedure, approved the ***.

“Completion of ***” means that GenMark has, in accordance with its Design Control Quality Procedure, approved the ***.

“Completion of ***” means that GenMark’s “Product Approval Committee (PAC)” or equivalent body has, in accordance with its Design Control Quality Procedure, approved the completion of ***.

6.5 Other Analyte Field Milestone Payment. Provided that GenMark has exercise the Option, GenMark shall pay ALL a one-time payment of            ***            within forty-five (45) days of the end of the Calendar Quarter during which the aggregate amount of Net Sales of Consumable Licensed Products for use solely in the Other Analyte Field, together with a pro-rata share of Net Sales of those Consumable Licensed Products formulated for and sold for use in both the Other Analyte Field and either the Protein Analyte Field or Molecular Analyte Field, first reaches        ***        .

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6.6 Single Milestone Payment. With respect to each set of milestone payments to be made hereunder, only one set shall ever be due and payable, regardless of the number of Licensed Products developed, approved or cleared, or sold, or whether a Licensed Product is discontinued after a milestone payment has been made. All milestone payments payable hereunder are non-refundable and non-creditable against any other payments hereunder.

6.7 Royalties on Instrument Licensed Products. In consideration of the rights and licenses granted to GenMark under this Agreement, in each Calendar Quarter during the Term of this Agreement in which GenMark records Net Capital Sales of an Instrument Licensed Product, and subject to and in accordance with the terms and conditions of this Agreement, GenMark shall pay to ALL an amount equal to            ***            of Net Capital Sales of Instrument Licensed Products Covered by Valid Claim within the ALL IP Rights in the country of the Territory in which such Instrument Licensed Product is sold.

6.8 Transfer Price of ALL Components. During the Term of this Agreement during which GenMark is supplied ALL Components pursuant to the Supply Agreement, GenMark shall pay ALL, for each ALL Component supplied under the Supply Agreement, a transfer price equal to the sum of: (i) the lesser of either the Direct Manufacturing Cost or the Direct Manufacturing Cost Cap of such ALL Component, multiplied by ***; and (ii) the applicable Additional Margin for such ALL Component.

6.9 Timing of Royalty Payments. All royalty payments due pursuant to Section 6.7 and, if applicable, Section 4.5, shall be paid in quarterly installments and be paid within forty- five (45) days following the end of each Calendar Quarter.

6.10 Timing of Transfer Price Payments. The timing of amounts due pursuant to Section 6.8 shall be set forth in the Supply Agreement

6.11 Deductions from Payments. If in GenMark’s reasonable business judgment it is necessary or desirable to seek a license or immunity from suit from any Third Party in order for GenMark its Affiliates, distributors or Sublicensees, to exercise or use the rights granted to GenMark herein, or GenMark its Affiliates, distributors or Sublicensees, is otherwise required to pay to any Third Party any fee, royalty or other payment in connection with a right or license under any Third Party Digital Microfluidics or Digital Microfludies Related intellectual property to practice any Digital Microfluidics or Digital Microfludics Related technology for a Licensed Product under this Agreement, GenMark shall have the right to set off any amounts paid to such Third Party, including fee, royalty or other payment, against payment of up to            ***            of the royalty or Additional Margin payments otherwise payable hereunder; provided that in no event shall royalties or Additional Margin otherwise payable to ALL hereunder be reduced to less than             ***            of what would otherwise be owed be prior to any set off taken under this Section 6.11. Such right of offset shall be in addition to, and not in lieu of, any other rights or claims GenMark may have under this Agreement or otherwise. Prior to GenMark engaging in formal negotiations to incur any obligation to pay any Third Party any fee, royalty or other payment in connection with a right or license under any Third Party Digital Microfluidics intellectual property to practice any Digital Microfluidics technology for a Licensed Product under this Agreement, GenMark shall notify ALL of its intent to do so, and ALL shall have

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thirty (30) days, or such other time as the Parties may agree, to obtain such right or license for the benefit of GenMark prior to GenMark incurring such obligation. Nothing in this Section 6.11 shall limit the rights of GenMark set forth in Section 9.5.

6.12 Additional Royalty Terms.

6.12.1 Single Royalty. Notwithstanding anything herein to the contrary, with respect to any Licensed Product, only a single royalty or Additional Margin payment shall be due and payable, regardless of whether such Licensed Product is covered by more than one Valid Claim.

6.12.2 Royalty Term: Fully Paid Licenses. Where tied to a Valid Claim, royalties and Additional Margin under this Article 6, and, if applicable, Section 4.5, are payable only during time periods in which sale of the applicable Licensed Product is Covered by a Valid Claim in the applicable country. Upon expiration of the obligation to pay such royalties for a particular Licensed Product in a given country, the licenses granted to the Party under this Agreement with respect to such Licensed Product in such country shall become fully paid and irrevocable; provided that, in the event of a gap in coverage by a Valid Claim, royalties and Additional Margin under this Article 6, and, if applicable, Section 4.5, shall become payable again following the expiration of any time periods in which sale of the applicable Licensed Product is temporarily not Covered by a Valid Claim in the applicable country.

ARTICLE 7: REPORTS, AUDITS AND FINANCIAL TERMS

7.1 Royalty Reports. Beginning following the First Commercial Sale of a Licensed Product, within forty-five (45) days after the end of each Calendar Quarter in which a payment under Section 6.9 or 6.10, or, if applicable, Section 4.5, is required to be made, GenMark shall send ALL a report of Net Sales of the Licensed Products upon which such payment is based, which report sets forth for such Calendar Quarter the following information: (i) total Net Sales of all Licensed Products sold in the Territory during such Calendar Quarter, (ii) Net Sales on a country-by-country basis, (iii) Net Sales on an Instrument Licensed Product and Consumable Licensed Product basis; (iv)the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and (v) the total royalty payments due.

7.2 Additional Financial Terms.

7.2.1 Currency. All references to “dollars” or “$” means the legal currency of the United States. All payments to be made under this Agreement shall be made in United States dollars, unless expressly specified to the contrary herein. Amounts invoiced in a currency other than dollars must be expressed in the United States dollar equivalent as well as any local currency. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars. All currency conversions shall use the conversion rate reported by Reuters Ltd. on the last Business Day of the Calendar Quarter for which such payment is being determined.

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7.2.2 Payment Type. Amounts paid by one Party to the other under this Agreement shall be paid in U.S. dollars, in immediately available funds, by means of wire transfer to an account identified by the payee.

7.2.3 Withholding of Taxes. Each Party may withhold from payments due to the other Party amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. The Party withholding the tax shall provide to the other Party all relevant documents and correspondence, and shall also provide to the Party from whose payment that tax was withheld any other cooperation or assistance on a reasonable basis as may be necessary to enable that Party subject to withholding to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. The Party withholding the tax shall give proper evidence from time to time as to the payment of such tax. The Parties shall cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include GenMark making payments from a single source in the U.S., where possible.

7.2.4 Blocked Currency. If, at any time, legal restrictions prevent the prompt remittance of part or all royalties or other payments due with respect to any country where a Licensed Product is sold, payment shall be made in cash through such lawful and reasonable means or methods as the GenMark may determine. When in any country, the law or regulations prohibit both the transmittal and deposit of royalties or other payments; GenMark shall continue to report all such amounts, but may suspend payment for as long as such prohibition is in effect. As soon as such prohibition ceases to be in effect, all amounts that would have been obligated to be transmitted or deposited, but for the prohibition, shall forthwith be deposited or transmitted promptly.

7.3 Accounts and Audit.

7.3.1 Records. Each Party shall keep complete and accurate records containing sufficient detail on the particulars of Net Sales, the calculation of royalties, and the particulars of and calculation of ALL Development Program Costs (as applicable) to enable such to be verified. Each Party shall keep such books of account and the supporting data and other records at its principal place of business. Such books and records must be maintained available for examination in accordance with this Section for three (3) Calendar Years after the end of the Calendar Year to which they pertain, and otherwise as reasonably required to comply with GAAP.

7.3.2 Appointment of Auditor. Each Party may appoint an internationally- recognized independent accounting firm reasonably acceptable to the audited Party to inspect the relevant books of account of the audited Party to verify any reports or statements provided, or amounts paid or invoiced (as appropriate), by that audited Party. The independent accounting firm (and any individuals, if applicable) appointed to perform the examination under this Agreement must execute a confidential disclosure agreement with the audited Party, or otherwise be subject to terms governing non-use and non-disclosure of information that the audited Party has agreed in writing are acceptable.

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7.3.3 Procedures for Audit. Each Party may exercise its right to have the other Party’s relevant records examined only during the three (3) year period during which the audited Party is required to maintain records, no more than once in any consecutive four (4) Calendar Quarter period, and only once with respect to records covering any specific period of time. The audited Party is required to make its records available for inspection only during regular business hours, only at such place or places where such records are customarily kept, and only upon receipt at least thirty (30) days written advance notice from the other Party.

7.3.4 Audit Report. The independent accountant will be instructed to provide an audit report containing its conclusions regarding the audit, and specifying whether the amounts paid were correct, and, if incorrect, the amount of any underpayment or overpayment. The independent accountant further will be instructed to provide that audit report first to the audited Party, and will be further instructed to redact any proprietary information of the audited Party not relevant to the calculation of royalties or ALL Development Program Costs (as applicable) prior to providing that audit report to the other Party. That audit report shall be deemed to be Confidential Information of the audited Party, and used only for purposes germane to this Section.

7.3.5 Underpayment and Overpayment. After review of the auditor’s report: (i) if there is an uncontested underpayment by the audited Party for the period in question, then the audited Party shall pay to the other Party the full amount of that uncontested underpayment, and (ii) if there is an uncontested overpayment by the audited Party for the period in question, then the other Party shall provide to the audited Party a credit against future payments (such credit equal to the full amount of that overpayment), or, if the audited Party is not obligated to make any future payments, then the other Party shall pay to the audited Party the full amount of that overpayment. Contested amounts are subject to dispute resolution under Article 14. If the total amount of any underpayment (as agreed to by the audited Party or as determined under Article 14) exceeds ten percent (10%) of the amount previously paid by the audited Party for the period subject to audit (as long as that period is at least four (4) consecutive Calendar Quarters), then the audited Party shall pay the reasonable costs for the audit.

7.4 Rights Regarding Consolidation of ALL Financial Data. If, at any time during the term of this Agreement, compliance with any term or condition of this Agreement would, in GenMark’s opinion and with the concurrence of GenMark’s independent auditors, require GenMark to consolidate ALL within GenMark’s financial statements in order to comply with FIN46R or any other applicable accounting standard of a nationally or internationally recognized standard setting body in effect at that time, then upon GenMark’s request, ALL shall cooperate with GenMark with respect thereto, including preparing and providing to GenMark any information, such as ALL’s financial statements and forecast, reasonably required for GenMark to prepare a consolidated financial statement. GenMark shall reimburse ALL for its reasonable expenses incurred in the preparation of any information requested by GenMark, and not already available, under this Section.

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ARTICLE 8: INTELLECTUAL PROPERTY; PATENT PROSECTION AND MAINTENANCE

8.1 Disclosure of Inventions. Each Party shall promptly disclose to the other Party any inventions or other Technical Information and Materials created, discovered, conceived or reduced to practice pursuant to the Development Program and the activities in the Development Plan. During the Development Term and the remainder of the Term of the Agreement, ALL shall, upon GenMark’s request, disclose to GenMark all Patents within ALL IP Rights, (including in each case, any such Patents of which ALL acquires Control after the Effective Date).

8.2 Ownership of IP Rights.

8.2.1 GenMark Owned IP Rights. As between the Parties, GenMark will solely own all right, title and interest in and to the GenMark IP Rights and, subject to the rights and licenses granted in Section 5.3.2, the Collaboration Enabled IP Rights.

8.2.2 ALL Owned IP Rights. As between the Parties, ALL will solely own all right, title and interest in and to the ALL IP Rights, subject to the rights and licenses granted in Article 5.

8.2.3 Joint Collaboration Inventions. The Parties shall jointly own all Joint Collaboration Inventions, subject to the rights and licenses granted in Article 5. Subject to the licenses granted by one Party to the other under this Agreement, each Party retains full ownership rights (including as provided under 35 U.S.C. §262) in and to such Joint Collaboration Inventions, for any field, and including the right to license and sublicense, and to freely exploit, transfer or encumber its ownership interest, without the consent of, or payment or accounting to, the other Party. Each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require such payment, accounting, or consent with respect to Joint Collaboration Inventions. Each Party shall cooperate with the other Party to effectuate ownership of any Joint Collaboration Inventions, including as set forth in Section 8.3.3.

8.3 Assignments.

8.3.1 ALL Collaboration Inventions. GenMark shall require all of its employees, contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to ALL all right, title and interest in and to any ALL Collaboration Inventions created, discovered, conceived or reduced to practice by such employees, contractors or agents or Affiliates or Third Parties.

8.3.2 GenMark Collaboration Inventions. ALL shall require all of its employees, contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to GenMark all right, title and interest in and to any GenMark Collaboration Inventions created, discovered, conceived or reduced to practice by such employees, contractors or agents or Affiliates or Third Parties.

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8.3.3 Cooperation. The Parties shall cooperate with each other to effectuate ownership of any intellectual property rights as set forth in this Agreement, including, but not limited to, by executing and recording documents.

8.4 Patent Prosecution and Maintenance.

8.4.1 Definition. For purposes of this Section 8.4, “Prosecution and Maintenance” or “Prosecute and Maintain.” with regard to a particular Patent, means the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, applications for patent term extensions and the like with respect to that Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to that Patent.

8.4.2 GenMark Controlled Prosecution and Maintenance. As between the Parties, GenMark shall, at its sole discretion and expense, have the sole right (but not the obligation) to Prosecute and Maintain Patents within the GenMark IP Rights and Collaboration Enabled IP Rights.

8.4.3 ALL Controlled Prosecution and Maintenance. As between the Parties, ALL shall, at its sole discretion and expense, have the sole right (but not the obligation) to Prosecute and Maintain Patents within the ALL IP Rights, subject to Section 8.4.5. ALL shall, within a reasonable amount of time following issue, advise GenMark of the issuance during the Term of any Patent that falls within the ALL IP Rights.

8.4.4 Prosecution and Maintenance of Joint Collaboration Patents. Subject to the provisions of this Section and Section 8.4.5, the Parties shall jointly decide on a strategy for the Prosecution and Maintenance of Patents claiming Joint Collaboration Inventions (“Joint Collaboration Patents”), including deciding on (i) the content of the application and (ii) the countries in which Prosecution and Maintenance should be conducted. ALL and GenMark shall, unless otherwise agreed to, select a mutually agreeable outside counsel (“Outside Patent Counsel”) to be responsible for the Prosecution and Maintenance of Joint Collaboration Patents.

(a) Cooperation. The Parties shall cooperate and assist each in the Prosecution and Maintenance of respect Joint Collaboration Patents, including (i) consulting with the other Party after receiving any substantial action or development in the Prosecution and Maintenance of such Patent and (ii) making its relevant scientists and scientific records reasonably available. In addition, each Party shall sign and deliver, or use reasonable efforts to have signed and delivered, at no charge to the other Party, all documents necessary in connection with such Prosecution and Maintenance.

(b) Instructions to Outside Patent Counsel. With respect to any Joint Collaboration Patents, the Outside Patent Counsel (if any) shall be instructed to (i) keep the Parties informed regarding the Prosecution and Maintenance thereof; (ii) promptly furnish to

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each Party a copy of such Patent and copies of documents relevant to such Prosecution and Maintenance, including copies of correspondence with any patent office, foreign associates and outside counsel; and (iii) act on the Parties’ instructions relating to such Prosecution and Maintenance.

(c) Costs. Unless otherwise mutually agreed by the Parties, both during and after the Term of this Agreement, all costs of prosecuting and maintaining Joint Collaboration Patents shall be shared equally by the Parties.

8.4.5 Abandonment of Prosecution and Maintenance. With respect to any Joint Collaboration Patent, a Party (the “Abandoning Party”) may elect not to Prosecute and Maintain such Patents (whether worldwide or with respect to any particular country) and share the costs therefore (in accordance with Section 8.4.4(c)). including electing not to file a patent application with respect thereto or to allow any such Patent to lapse or become abandoned or unenforceable. Prior to any such election becoming effective, the Abandoning Party shall promptly notify the other Party (the “Remaining Party”) in writing (which such notice shall be at least sixty (60) days prior to the lapse or abandonment of any such Patent). Thereafter, the Remaining Party may, but is not required to, undertake, at its sole expense and in its sole discretion, the Prosecution and Maintenance of such Patent. In the event that the Remaining Party undertakes such Prosecution and Maintenance, (i) the Abandoning Party shall assign all right, title and interest in and to such Patent to the Remaining Party, (ii) the Abandoning Party shall cooperate as set forth in Section 8.4.4(a), and (iii) notwithstanding anything in this Agreement to the contrary, if ALL is the abandoning Party, such Patent shall no longer serve as the basis of any royalty obligation to ALL under Article 6 or, if applicable, Section 4.5, or Additional Margin.

8.5 Patent Interferences. If an interference is declared by the U.S. Patent and Trademark Office (a) between (i) a claim in one or more Patents within the ALL IP Rights or a Joint Collaboration Patent and (ii) a claim in one or more Patents within the GenMark IP Rights, where at least one of such claims would, but for the licenses in this Agreement, be infringed by the making, using, offering for sale, selling or importing of a Licensed Product; then the Parties shall in good faith establish within thirty (30) days of the declaration of such interference, or such other time as agreed upon, a mutually agreeable process to resolve such interference in a reasonable manner (including, without limitation, control and cost sharing), in conformance with all applicable legal standards.

8.6 Inventorship. Any determination of inventorship with respect to any Collaboration Invention shall be made in accordance with the applicable United States patent laws.

8.7 CREATE Act. It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC §103(c)(3). In the event that either Party to this agreement intends to overcome a rejection of a claimed Collaboration Invention pursuant to the provisions of 35 USC §103(c)(2), such party shall first obtain the prior written consent of the other Party. Following receipt of such written consent, such Party shall limit any amendment to the specification or statement to the patent office with respect to this Agreement to that which is strictly required by 35 USC §103(c) and the rules and regulations promulgated

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thereunder and which is consistent with the terms and conditions of this Agreement (including the scope of the Development Program). To the extent that the Parties agree that, in order to overcome a rejection of a claimed Collaboration Invention pursuant to the provisions of 35 USC §103(c)(2), the filing of a terminal disclaimer is required or advisable, the Parties shall first agree on terms and conditions under which the patent application subject to such terminal disclaimer and the patent or application over which such application is disclaimed shall be jointly enforced, to the extent that the Parties have not previously agreed to such terms and conditions. In the event that GenMark enters into an agreement with a Third Party, permitted under this Agreement, with respect to the further development or commercialization of a Licensed Product, ALL shall, upon GenMark’s request, similarly enter into such agreement with the Third Party for the purposes of furthering the Parties’ objectives under this Agreement, provided that such agreement does not place any material obligation on ALL.

ARTICLE 9: ENFORCEMENT OF IP RIGHTS; DEFENSE OF THIRD PARTY INFRINGEMENT CLAIMS

9.1 Notice. Each Party shall promptly notify the other Party upon learning of any (i) actual or suspected infringement or misappropriation (collectively, an “Infringement”) of the ALL IP Rights or Joint Collaboration IP Rights by a Third Party within the scope of the rights and licenses granted to GenMark in Section 5.1, or (ii) claim by a Third Party of invalidity, unenforceability or non-infringement of a Patent within the ALL IP Rights or a Joint Collaboration Patent.

9.2 Infringement Action.

9.2.1 GenMark IP Rights. As between the Parties, GenMark shall have the sole right, but not the obligation, to seek to abate any Infringement of the GenMark IP Rights and/or Collaboration Enabled IP Rights by a Third Party, or to file suit against any such Third Party. ALL shall reasonably cooperate with GenMark (as may be reasonably requested by GenMark), including, if necessary, by being joined as a party.

9.2.2 ALL IP Rights and Exclusively Licensed Joint Collaboration IP Rights.

(a) GenMark shall have the sole right, but not the obligation, to seek to abate any Infringement of the ALL IP Rights and/or Joint Collaboration Patents by a Third Party within the scope of the exclusive licenses granted to GenMark in Sections 5.1.1 and 5.1.2, or to file suit against any such Third Party (including as a counter-claim or similar action in a suit initiated by a Third Party) for Infringement of the ALL IP Rights and/or Joint Collaboration Patents by a Third Party within the scope of the exclusive licenses granted to GenMark; provided that:

(i) if GenMark seeks to abate any Infringement of, or files suit to enforce the, Duke IP, then (A) any legal counsel chosen by GenMark therefor shall be reasonably acceptable to Duke, and (B) to the extent that GenMark (1) is unsuccessful in persuading the Third Party to desist, and (2) fails to have filed suit against such Third Party, in each case within a reasonable time after GenMark first becomes aware of the basis for such

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action, and the undertaking of such action is, at such time, commercially reasonable under the circumstances, then Duke will have the right, at its sole discretion, to prosecute such infringement under its sole control and sole expense in accordance with Section 7.2(b) of the Duke Agreement.

(ii) if GenMark seeks to abate any Infringement of, or wishes to file suit to enforce the UCLA IP, GenMark shall, prior to notifying any Third Party of an alleged infringement of any UCLA IP or taking any action described in Section 9.2.2(a) to enforce any UCLA IP, provide ALL notice of GenMark’s desire to do so. If so requested by GenMark, ALL shall use its good faith efforts to obtain UCLA’s consent for GenMark to exercise its rights under Section 9.2.2(a) subject to UCLA’s rights pursuant to Section 8.2 and 8.3 of the UCLA Agreement.

(b) To the extent outside the scope of the exclusive licenses granted to GenMark in Sections 5.1.1 and 5.1.2, but within the scope of the non-exclusive licenses granted to GenMark in Section 5.1.3, ALL shall have the first right, but not the obligation, to seek to abate Infringement of the ALL IP Rights by a Third Party, or to file suit against any such Third Party. If ALL does not, within one hundred twenty (120) days of receipt of a notice under Section 9.1 or receipt of a notice from GenMark regarding such Infringement, take steps to abate such Infringement, or file suit to enforce the ALL IP Rights against such Third Party, GenMark shall have the right (but not the obligation) to take action to enforce the ALL IP Rights (to the extent licensed to GenMark under this Agreement) against such Third Party. The non-controlling Party shall cooperate with the Party controlling any such action pursuant to this Section 9.2.2 (as may be reasonably requested by the controlling Party), including, if necessary, by being joined as a party, and the Party controlling any such action shall keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action. To the extent outside the scope of the exclusive licenses granted to GenMark in Sections 5.1.1 and 5.1.2 and the non-exclusive licenses granted to GenMark in Section 5.1.3, ALL shall have the sole right, but not the obligation, to seek to abate Infringement of the ALL IP Rights by a Third Party, or to file suit against any such Third Party; provide that ALL consult with, and keep GenMark informed with respect to any such actions that may affect the scope, validity or enforceability of the ALL Patent Rights licensed to GenMark. The foregoing rights of the Parties shall be subject to the following:

(i) GenMark shall have no rights under this Section 9.2.2(b) to seek abatement of such Infringement of UCLA IP, or to file suit with respect to enforce the UCLA IP, unless otherwise agreed by UCLA.

(ii) to the extent that such ALL IP Rights involve Duke IP, and ALL or GenMark (A) is unsuccessful in persuading the alleged infringer to desist, and (B) fails to have initiated an infringement action, in each case within a reasonable time after ALL or GenMark first becomes aware of the basis for such action, and the undertaking of such action is, at such time, commercially reasonable under the circumstances, then Duke will have the right, at its sole discretion, to prosecute such infringement under its sole control and sole expense in accordance with Section 7.2(b) of the Duke Agreement.

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(iii) if GenMark seeks to abate any Infringement of, or files suit to enforce, CEA IP to which GenMark’s license is non-exclusive in accordance with Section 5.7.2, the right to do so shall be subject to Section 7.2(b) of the CEA Agreement.

9.2.3 Non-Exclusively Licensed Joint Collaboration IP Rights. In the event that an Infringement is of a Joint Collaboration IP Right not within the scope of the exclusive licenses granted to GenMark in Sections 5.1.1 and 5.1.2, the Parties shall promptly discuss how to enforce such Joint Collaboration IP Right in the best interests of both Parties, considering appropriate actions of each Party, and the relevant times to take any legal or other action.

9.3 Settlement. The Party controlling any such action described in Section 9.2.2 may not settle or consent to an adverse judgment, including any judgment which affects the scope, validity or enforcement of any ALL IP Rights or Joint Collaboration IP Rights, without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld), except that GenMark may settle or consent to an adverse judgment in any action described in Section 9.2.2(a) without obtaining consent from ALL unless any such settlement or consent judgment would either impose a financial obligation upon ALL, or limit the scope of or invalidate any ALL IP Rights or Program IP Rights, in which event GenMark shall obtain ALL’s prior written consent (such consent not to be unreasonably withheld or delayed).

9.4 Damages.

9.4.1 GenMark IP Rights. All monies recovered upon the final judgment or settlement of any action described in Section 9.2.1 shall be GenMark’s.

9.4.2 Exclusive Rights. Unless otherwise mutually agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(a), shall be used: (i) first, to reimburse each of GenMark and ALL, on a pro rata basis for its out-of-pocket expenses relating to the action; (ii) second, any remaining balance that represents compensation for GenMark’s or its Affiliates’ or Sublicensee’s lost sales, a reasonable royalty due to or lost profits of GenMark or its Affiliates or Sublicensees, shall be retained by or paid to GenMark; provided, however, that any such amounts shall (after relevant adjustment to convert to Net Sales of Licensed Products) be subject to the royalty obligations set forth in Section 6.7, the Additional Margin in the transfer price calculations of Section 6.8, and, if applicable, the royalty obligations set forth in Section 4.5; and (iii) third, any remaining amount that represents additional damages (for example, enhanced or punitive damages) shall be allocated between the parties in amounts proportional to the split of amounts calculated in accordance with (ii) above. Notwithstanding the foregoing:

(a) All monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(a) to the extent based upon the UCLA IP shall (x) first be allocated between GenMark and UCLA in accordance with the distribution provisions set forth in Section 8.4 of the UCLA Agreement (as if GenMark were the “Licensee” under the UCLA Agreement and (y) any amounts allocated and paid to GenMark in accordance (x) of this paragraph shall then be distributed in accordance with Section 9.4.2(i)-(iii) between ALL and GenMark, provided that any distribution to ALL in accordance with Section 9.4.2(i)-(iii) shall be reduced by the amounts allocated to UCLA in accordance with this paragraph.

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(b) All monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(a) to the extent it involves Duke IP shall (x) first be allocated between GenMark and Duke in accordance with the distribution provisions set forth in applicable part of Section 7.4 of the Duke Agreement (as if GenMark were “LIQUID LOGIC” under the Duke Agreement), and (y) any amounts allocated and paid to GenMark in accordance (x) of this paragraph shall then be distributed in accordance with Section 9.4.2(i)-(iii) between ALL and GenMark, provided that any distribution to ALL in accordance with Section 9.4.2(i)-(iii) shall be reduced by the amounts allocated to Duke in accordance with this paragraph.

9.4.3 Non-Exclusive Rights.

(a) Unless otherwise mutually agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(b), shall be used:

(i) first, to reimburse each of ALL and GenMark, on a pro rata basis for its out-of-pocket expenses relating to the action; and

(ii) second, (A) if ALL is the Party taking action to enforce the ALL IP Rights, any remaining balance shall be retained by or paid to ALL (subject to any further obligations it may have under the CEA Agreement, the Duke Agreement and the UCLA Agreement), or (B) if GenMark is the Party taking action to enforce the ALL IP Rights, (x) any remaining balance that represents compensation for GenMark’s or its Affiliates’ or Sublicensee’s lost sales(if any) as a licensee of the ALL IP (if any), a reasonable royalty due to or lost profits (if any) of GenMark or its Affiliates or Sublicensees as a licensee of the ALL IP, shall be retained by or paid to GenMark; provided, however, that any such amounts shall (after relevant adjustment to convert to Net Sales of Licensed Products) be subject to the royalty obligations set forth in Section 6.7and 6.8, and, if applicable, Section 4.5, and calculation as Additional Margin; (y) any other amounts recovered by GenMark that otherwise constitute damages attributable to the lost sales or lost profits of ALL or any other damages and losses incurred by ALL, or otherwise recoverable by ALL at law or equity, shall be paid to ALL (subject to any further obligations it may have under the CEA Agreement, the Duke Agreement and the UCLA Agreement); and (z) any remaining amounts that were not allocated in accordance with the preceding provisions and which represent additional damages (for example, enhanced or punitive damages) shall be retained by or paid to GenMark.

(b) Notwithstanding the provisions of Section 9.4.3(a):

(i) All monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(b) to the extent it based upon the UCLA IP shall (A) first be allocated between GenMark and UCLA in accordance with the distribution provisions set forth in Section 8.4 of the UCLA Agreement (as if GenMark were the “Licensee” under the UCLA Agreement and (B) any amounts allocated and paid to GenMark in accordance (A) above shall then be distributed in accordance with Section 9.4.3(a)(i) between ALL and GenMark, the amounts allocated to UCLA in accordance with this paragraph.

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(ii) All monies recovered upon the final judgment or settlement of any action described in Section 9.2.2(b) to the extent it involves Duke IP, shall (x) first be allocated between the Party taking action under Section 9.2.2(b) and Duke in accordance with the distribution provisions set forth in applicable part of Section 7.4 of the Duke Agreement (as if the Party taking action were “LIQUID LOGIC” under the Duke Agreement), and (y) any amounts allocated and paid to the Party taking action under Section 9.2.2(b) in accordance (x) of this paragraph shall then be distributed in accordance with Section 9.4.3(a)(i) between ALL and GenMark, provided that if GenMark is the Party taking any action described in Section 9.2.2(b) any distribution to ALL in accordance with Section 9.4.3(a)(i) shall be reduced by the amounts allocated to Duke in accordance with this paragraph.

9.5 Third Party Suits Against GenMark. In the event that a Third Party shall make any claim or bring any suit or other proceeding against GenMark, or any of its Affiliates, distributors, sublicensees, or customers, for infringement or misappropriation of any intellectual property rights with respect to the development, making, using selling, offering for sale, import or export of Licensed Product, GenMark shall have the right to defend and control the defense of such claim, suit or other proceeding as well as to initiate and control any counterclaim or other similar action. At GenMark’s request, ALL shall cooperate with GenMark in defense of such claim, suit or other proceeding, including by being joined as a party. Nothing in this Section 9.5 shall be deemed to diminish in any respect ALL’s right to defend and control the defense of any claim, suit or other proceeding against ALL; provided that the initiation and control of any counterclaim or other similar action in such claim, suit or other proceeding shall be subject to Section 9.2.2.

ARTICLE 10: TERM AND TERMINATION

10.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, shall terminate on the date on which all obligations under this Agreement between the Parties with respect to the payment of milestones or royalties with respect to Licensed Products have passed or expired.

10.2 Termination.

10.2.1 Material Breach. ALL may terminate this Agreement for: (i) an Uncured Material Breach by GenMark of either GenMark’s obligation, subject to the terms and conditions of this Agreement, to make payments payable to ALL under this Agreement or GenMark’s obligations under Section 2.1; or (ii) in accordance with Section 3.2.2. GenMark may terminate this Agreement for an Uncured Material Breach by ALL of Section 2.1; provided that the terminating Party give the breaching Party written notice of such breach and the breach remains uncured after the expiration of sixty (60) days after such written notice was given; provided further that, if such breach is not capable of being cured within such sixty (60) day period, the cure period shall be extended for such amount of time that the Parties agree to in writing is

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reasonably necessary to cure such breach, so long as the breaching Party is using diligent efforts to do so. An “Uncured Material Breach” is a material breach that has not been cured by the end of the cure period described in the preceding sentence. A termination for an Uncured Material Breach shall be effective upon the expiration of the cure period. Any dispute as to whether a notice of termination pursuant to this Section 10.2.1 is proper, or whether a breach has occurred, is material or has been cured, shall be resolved under Article 14. In such event, if the allegedly breaching Party is found to be in material breach, such breaching Party shall have sixty (60) days (or longer, as determined during the resolution of such dispute) to cure such material breach following resolution of such dispute.

10.2.2 Bankruptcy. GenMark shall have the right to terminate this Agreement, upon written notice to ALL, in the event that ALL seeks protection of any bankruptcy or insolvency law other than a reorganization; or a proceeding in bankruptcy or insolvency is filed by or against ALL, other than a reorganization, and such proceeding remains undismissed or unstayed for a period of more than ninety (90) days, or there is an adjudication by a court of competent jurisdiction that ALL is bankrupt or insolvent.

10.2.3 Termination for Convenience. GenMark may terminate this Agreement at any time, with or without cause, upon sixty (60) days advanced written notice to ALL.

10.3 Effect of Termination or Expiration.

10.3.1 Upon termination of this Agreement by ALL or GenMark pursuant to Section 10.2.1, or by GenMark pursuant to Section 10.2.2 or 10.2.3, (i) all rights and licenses granted to either GenMark or ALL under Article 5, except the rights and licenses granted pursuant to Section 5.3.2. shall immediately terminate and (ii) upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information for archival purposes or as required by any law or regulation.

10.3.2 Termination or expiration of this Agreement, through any means and for any reason, shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all sums due and payable, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

10.4 Additional GenMark Rights on Certain Uncured Material Breaches. In addition to any other rights of GenMark under this Agreement (including Section 4.4), upon either an Uncured Material Breach by ALL of Section 2.1 or a Change of Control of ALL, then upon written notice and request to ALL by GenMark, such notice provided to ALL either, as applicable, (a) within sixty (60) days of any occurrence of an Uncured Material Breach by ALL of Section 2.1, or (b) any time following a Change of Control of ALL: (i) all licenses granted to ALL under Section 5.3, except the rights and licenses granted pursuant to Section 5.3.2, shall immediately terminate; (ii) ALL shall disclose (and transfer as applicable) to GenMark all

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Technical Information and Materials owned or Controlled by ALL that are reasonably necessary or useful to enable GenMark to continue to develop, manufacture, seek marketing approvals for Licensed Products within the scope of the licenses granted to GenMark in Section 5.1; and (iii) the Parties shall use diligent efforts to effect an orderly transfer wind down Development Program, after which the Development Program and Development Term shall be deemed ended and expired and the provisions of Article 2 shall no longer apply. In the event that GenMark exercises its right to obtain transfer of Technical Information and Materials owned or Controlled by ALL pursuant to this Section 10.4 (a) due solely to a Change of Control of ALL, GenMark shall reimburse ALL for one hundred percent (100%) of the direct costs incurred by ALL for activities undertaken by ALL at GenMark’s request to effect such transfer; or (b) for an Uncured Material Breach by ALL of Section 2.1, GenMark shall reimburse ALL for fifty percent (50%) of the direct costs incurred by ALL for activities undertaken by ALL at GenMark’s request to effect such transfer.

10.5 Survival. In addition to as elsewhere explicitly set forth in this Agreement, Article 1, Article 8, Article 13, Sections 4.4 (as applicable), 5.3.2, 10.3, 15.1, 15.4, 15.6, 15.12 and 15.16, and if and as applicable to Section 10.4, Sections 6.9. 6.11. 6.12 and Article 7 shall survive expiration or termination of this Agreement for any reason.

ARTICLE 11: REPRESENTATIONS AND WARRANTIES

11.1 ALL Representations. ALL hereby represents, warrants and covenants to GenMark that:

11.1.1 ALL has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder and to grant the licenses provided hereunder.

11.1.2 ALL has not, prior to the Effective Date, entered into and shall not, following the Effective Date, enter into any agreement and has not granted any now existing, or agreed to grant any future, license, right or privilege which agreement, license, right or privilege conflicts in any way with this Agreement, the licenses granted hereunder, or ALL’s obligations hereunder.

11.1.3 Subject to the encumbrances set forth in the CEA Agreement, Duke Agreement and UCLA Agreement, and the government rights described in Section 15.1, ALL is the sole and exclusive owner of, or Controls, the ALL IP Rights existing as of the Effective Date free and clear of any liens or encumbrances.

11.1.4 To All’s knowledge, the ALL Patent Rights existing as of the Effective Date are valid and enforceable.

11.1.5 As of the Effective Date, no claims of infringement, misappropriation or other conflict with any intellectual property rights or other rights owned or controlled by any Third Party have been made or threatened with respect to the ALL IP Rights existing as of the Effective Date.

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11.1.6 None of the ALL IP Rights existing as of the Effective Date is subject to any outstanding injunction, judgment, order, ruling, or charge, and, to ALL’s knowledge no claim or actions is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of any such ALL IP Rights, and ALL is not aware of any facts or circumstances that indicate a likelihood of the foregoing. As of the Effective Date, no loss or expiration of any of the granted or issued patents of the ALL IP Rights is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the ALL, including a failure to pay any required maintenance fees).

11.1.7 As of the Effective Date, ALL is not aware of any material infringement or misappropriation of the ALL IP Rights existing as of the Effective Date by any Third Party.

11.1.8 ALL follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements

11.1.9 This Agreement is a legal and valid obligation binding upon ALL and enforceable in accordance with its terms.

11.2 GenMark Representations. GenMark hereby represents and warrants the following to ALL:

11.2.1 GenMark has the full right, power and authority, and has obtained all approvals, permits or consents necessary, to enter into this Agreement and to perform all of its obligations hereunder.

11.2.2 This Agreement is a legal and valid obligation binding upon GenMark and enforceable in accordance with its terms.

11.2.3 GenMark has not, prior to the Effective Date, entered into and shall not, following the Effective Date, enter into any agreement that conflicts in any way with this Agreement or GenMark’s obligations hereunder.

11.3 DISCLAIMER. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN SECTIONS 11.1 AND 11.2 ARE IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT, AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

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ARTICLE 12: INDEMNIFICATION

12.1 Indemnification by ALL. ALL shall defend, indemnify and hold harmless GenMark and its Affiliates and Sublicensees and their respective officers, directors, employees and agents (“GenMark Indemnified Parties”) from and against any and all claims, suits or other actions made by a Third Party and all related losses, expenses, damages, costs and liabilities (including reasonable attorneys’ fees) (collectively, “Losses”), arising out of (i) the material breach of any representation, warranty, covenant or obligation made by ALL under this Agreement, (ii) the negligence or willful misconduct of ALL, its Affiliates or contractors, or their respective its officers, directors or employees in connection with the performance of their obligations under this Agreement, or (iii) ALL’s provision of the ALL Components pursuant to this Agreement; provided, however, that the foregoing obligation shall not apply to the extent such Losses are attributable to (a) the material breach of any representation, warranty, covenant or obligation made by GenMark under this Agreement, or (b) the negligence or willful misconduct of a GenMark Indemnified Party.

12.2 Indemnification by GenMark. GenMark shall defend, indemnify and hold harmless ALL and its Affiliates and their respective its officers, directors, employees and agents (“ALL Indemnified Parties”) from and against any and all Losses, arising out of (i) the material breach of any representation, warranty, covenant or obligation made by GenMark under this Agreement, (ii) the gross negligence or willful misconduct of GenMark, its Affiliates or contractors, or their respective officers, directors or employees in connection with the performance of their obligations under this Agreement, or (iii) the production, marketing, distribution and sale of Licensed Products by GenMark; provided, however, that the foregoing obligation shall not apply to the extent that such Losses are attributable to (a) the material breach of any representation, warranty, covenant or obligation made by ALL under this Agreement, (b) the negligence or willful misconduct of an ALL Indemnified Party, or (c) the failure of an ALL Component to meet, or non-conformance of an ALL Component with, the specifications of such ALL Component as set forth in this Agreement or in any subsequent written purchase order or delivery order entered into pursuant to this Agreement.

12.3 Procedure. The indemnities set forth in this Article 12 are subject to the condition that the Party seeking the indemnity shall forthwith notify the indemnifying Party on being notified or otherwise made aware of any Losses and that the indemnifying Party defend and control any proceedings with the indemnified Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the indemnified Party’s counsel). The indemnifying party shall reasonably cooperate, at the cost of the indemnifying Party, in the investigation, defense and/or settlement of any such proceedings or indemnifiable matters.

12.4 Settlement. The indemnifying Party may not settle any liability, claim, suit, action or expense, or otherwise consent to any judgment, without the written consent of the indemnified Party (such consent not to be unreasonably withheld).

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12.5 GenMark Indemnification of Duke and the Regents. GenMark acknowledges and agrees that it shall be bound by the additional indemnification obligations set forth on Exhibit 1 hereto, with respect to the indemnification of Duke and the Regents.

12.6 Insurance.

12.6.1 [Reserved]

12.6.2 GenMark shall maintain insurance coverage consistent with Section 18.2, 18.3 and 18.4 of the UCLA Agreement.

12.7 LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING LOSS OF PROFITS) WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT A PARTY’S OBLIGATION TO INDEMNIFY THE OTHER PARTY AGAINST LOSSES PURSUANT TO THIS ARTICLE 12. GENMARK FURTHER ACKNOWLEGES AND CONSENTS TO (A) THE WARRANTY DISCLAIMERS AND LIMITATION OF LIABILILITY PROVISIONS SET FORTH IN ARTICLE 17 OF THE UCLA AGREEMENT AND (B) THE WARRANTY DISCLAIMERS AND LIMITATION OF LIABILITY PROVISIONS SET FORTH IN SECTIONS 8.1-8.3 OF THE DUKE AGREEMENT.

ARTICLE 13: CONFIDENTIALITY

13.1 Confidential Information. During the Term of this Agreement and for five (5) years thereafter without regard to the means of termination: (i) ALL shall not use, for any purpose other than the purpose of this Agreement, or reveal or disclose to any Third Party GenMark Confidential Information; and (ii) GenMark shall not use, for any purpose other than the purpose of this Agreement, or reveal or disclose to any Third Party ALL Confidential Information. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

13.2 Exceptions. Notwithstanding the foregoing, a Party may use and disclose Confidential Information (including any GenMark Confidential Information and ALL Confidential Information) as follows:

(a)	if required by applicable law, rule, regulation, government requirement and/or court order, provided, that, the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement;

(b)	to the extent such use and disclosure occurs in the filing or publication of any patent application or patent on inventions, or to the extent such use and disclosure is consented to pursuant to Section 8.7;

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(c)	as necessary or desirable for securing any regulatory approvals, including pricing approvals, for any Licensed Products, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

(d)	to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; and

(e)	to the extent necessary, to its Affiliates, directors, officers, employees, consultants, sublicensees, distributors, vendors and clinicians under written agreements of confidentiality at least as restrictive on those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement.

13.3 Certain Obligations. During the term of this Agreement and for a period of five (5) years thereafter and subject to the exceptions set forth in Section 13.2, GenMark, with respect to ALL Confidential Information, and ALL, with respect to GenMark Confidential Information, agree:

(a)	to use such Confidential Information only for the purposes contemplated under this Agreement,

(b)	to treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,

(c)	to take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party, and

(d)	to only disclose such Confidential Information to those Affiliates, employees, agents and Third Party contractors, sublicensees and distributors who have a need to know such Confidential Information for the purposes set forth herein and who are subject to obligations of confidentiality no less restrictive than those set forth herein.

13.4 Disclosures and Public Announcements. Neither Party shall issue any press release or other publicity materials, or make any public presentation with respect to the existence of, or any of the terms or conditions of, this Agreement without the prior written consent of the other Party. This restriction shall not apply to:

(a)	disclosures to a Party’s attorneys, advisors or investors on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, and

(b)	any future disclosures required by law or regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange, provided that the disclosing Party (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with

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the other Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information.

13.5 Scientific Publications. In the event that either Party wishes to publish or orally present information arising from the Development Plan, such Party shall submit to the other Party all materials related to the proposed publication or presentation (including posters, abstracts, manuscripts and written descriptions of oral presentations) at least thirty (30) days (or seven (7) days, in the case of abstracts) prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. The reviewing Party shall review such submitted materials and respond to the requesting Party as soon as reasonably possible, but in any case within ten (10) days (or three (3) Business Days, in the case of abstracts) of receipt thereof. At the request of the reviewing Party, the requesting Party shall (i) modify or delete from such proposed publication or presentation any Confidential Information of the reviewing Party; and/or (ii) delay such proposed publication or presentation to permit the preparation and filing of a patent application. For clarity, subject to the other provisions of this Article 13, except with respect to information arising from the Development Plan, the provisions of this Section 13.5 shall not apply to publications or presentations by GenMark, including with respect to information arising from GenMark’s development and commercialization activities under this Agreement.

13.6 Consent to Disclose Redacted Agreement. GenMark consents to ALL’s disclosure of a redacted version of this Agreement to Duke, UCLA, and CEA in a form approved by GenMark, such approval not to be unreasonably withheld.

ARTICLE 14: ARBITRATION

14.1 Disputes. Except as otherwise expressly provided in this Agreement, any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (except for disagreements solely about decisions for which one Party has final decision making authority under this Agreements) (“Dispute”) shall be first referred to the respective Chief Executive officers of each Party for resolution, prior to proceeding under the other provisions of Article 14. A Dispute shall be referred to such executives upon one Party providing the other Party with notice that such Dispute exists, and such executives (or their designees) shall attempt to resolve such Dispute through good faith discussions. In the event that such Dispute is not resolved within thirty (30) days of such other Party’s receipt of such notice, subject to Section 14.3, either Party may initiate the Dispute resolution provisions in Section 14.2. The Parties agree that any discussions between such executives (or their designees) regarding such Dispute do not constitute settlement discussions, unless the Parties agree otherwise in writing.

14.2 Arbitration. Subject to Sections 14.1 and 14.3, the Parties agree to resolve any Dispute exclusively through binding arbitration conducted under the auspices of the American Arbitration Association (the “AAA”) pursuant to AAA’s Commercial Arbitration Rules presently in effect. The arbitration shall be conducted in the English language before three (3) arbitrators appointed in accordance with the Commercial Arbitration Rules presently in effect;

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provided that at least one such arbitrator shall have had, by the time of the actual arbitration, at least ten (10) years of experience as an attorney and experience in the medical diagnostics industry so as to better understand the legal, business and scientific issues addressed in the arbitration. Unless otherwise mutually agreed by the Parties, any arbitration hereunder it shall be brought at the location of the Party which first received the notice required under Section 14.1. Unless agreed otherwise by the Parties, the Parties shall have thirty (30) days from the appointment of the last to be appointed of the three (3) arbitrators to present and/or submit their positions to the arbitrators, and the Parties shall have a hearing before the arbitrators within ten (10) Business Days of such submission. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may deem any party as “necessary.” The arbitrators shall hear evidence by each Party and resolve each of the issues identified by the Parties. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue which clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than thirty (30) days after conclusion of the hearing, unless otherwise agreed to by the Parties. The Parties shall use all reasonable efforts to keep arbitration costs to a minimum. Each Party must bear its own attorneys’ fees and associated costs and expenses. Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

14.3 Subject Matter Exclusions. Notwithstanding the foregoing, the provisions of Sections 14.1 and 14.2 shall not apply to any Dispute relating to: (i) the validity, infringement, enforceability or claim interpretation relating to a Party’s patents, trademarks or copyright, which, for Patents that is issued in the United States, be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants reside; or (ii) any antitrust, anti- monopoly or competition law or regulation, whether or not statutory.

14.4 Equitable Relief. Nothing in this Agreement shall be deemed as preventing the Parties from seeking injunctive relief (or other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s interests.

ARTICLE 15: MISCELLANEOUS

15.1 Government Rights. This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in certain of the ALL IP Rights.

15.2 Assignment and Delegation. Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign or transfer its rights and obligations under this Agreement to a Person that succeeds to all or substantially all of that Party’s business or assets whether by sale, merger, operation of law or otherwise. In addition, either Party may assign all or part of this agreement

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to an Affiliate. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 15.1 shall be null and void.

15.3 Change in Control. At least ninety (90) days in advance of any proposed Change in Control, ALL shall provide GenMark with written notice thereof. Within five (5) Business Days of any Change of Control, ALL shall provide GenMark with written notice thereof.

15.4 Entire Agreement; Prior Agreements. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement. The Heads of Agreement dated March 30, 2012, and the Letter Agreement dated April 25, 2012 (the “Letter Agreement”), between the Parties are hereby terminated in their entireties. All Statements of Work entered into by the Parties pursuant to the Letter Agreement are hereby incorporated into this Agreement as part of the Development Plan, and any and all inventions and know-how (whether or not patentable) that were first invented (as that term is defined under U.S. Patent Laws) as a direct result of activities undertaken under the Letter Agreement, including activities performed by a third party on a party’s behalf, shall be Collaboration Inventions under this Agreement and subject to all terms and conditions of this Agreement applicable thereto. As of the Effective Date, this Agreement supersedes the Mutual Confidentiality Agreement between the parties and effective June 30, 2010 (“Mutual CDA”), but only insofar as it relates to the subject matter of this Agreement. All “Proprietary Information” (as defined in the Mutual CDA) exchanged between the Parties thereunder following the Effective Date relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the provisions of this Article 13.

15.5 Amendments. Changes and additional provisions to this Agreement shall be binding on the Parties only if mutually agreed upon, laid down in writing and signed effectively by the Parties.

15.6 Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.

15.7 Force Maieure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty, or due to strikes, riot, storms, explosions, acts of God, war, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Parties, be excused from such performance during such prevention, restriction or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

15.8 Severability. The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

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15.9 Notices. All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by mail, international courier or facsimile transmission (with a confirmation copy forwarded by courier or mail). Notices sent by mail shall be sent by first class mail or the equivalent, registered or certified, postage prepaid, and shall be deemed to have been given on the date actually received. Notices sent by international courier shall be sent using a service which provides traceability of packages. Notices shall be sent as follows:

Notices to GenMark:

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92008

Attention: Corporate Secretary

Telephone: (760) 448-4300

Facsimile: (760) 448-4301

Notices to the ALL:

For delivery via U.S. Postal Service:

Advanced Liquid Logic, Inc.

PO Box 14025

Research Triangle Park, NC 27709

Attention: Chief Executive Officer

Telephone: (919) 287-9010

Facsimile: (919) 287-9011

with a copy to:

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92008

Attention: SVP, Research and

Development

Telephone: (760) 448-4300

Facsimile: (760) 448-4301

with a copy to:

For delivery via courier:

Advanced Liquid Logic, Inc.

615 Davis Drive, Suite 800

Morrisville NC, 27560

Attention: Chief Executive Officer

Telephone: 919) 287-9010

Facsimile: (919) 287-9011

Either Party may change its address for notices or facsimile number at any time by sending written notice to the other Party pursuant to this Section 15.9.

15.10 Independent Contractor. Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

15.11 Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

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15.12 Interpretation. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15.13 Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy of this Agreement, including the signature pages, will be deemed an original.

15.14 License Survival During Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The Parties agree that GenMark and ALL, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ALL, including under the U.S. Bankruptcy Code, GenMark shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in GenMark’s possession, shall be promptly delivered to GenMark upon any such commencement of a bankruptcy proceeding upon written request therefore by GenMark.

15.15 Export Regulations. Licensed Products may be subject to Applicable Laws governing export of goods and information, including the U.S. Export Administration Act and its associated regulations, and may be subject to Applicable Laws governing export or import in other countries. GenMark agrees to comply with such Applicable Laws and acknowledges that it has the responsibility to obtain all necessary licenses to export, re-export, or import Licensed Products.

15.16 Non-Solicitation. During the Term and for one (1) year thereafter, neither Party shall directly and actively induce or attempt to induce any current employee of the other Party or any of its Affiliates, to accept employment with the other Party or any of its Affiliates. The foregoing will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation (such as internet-based, newspaper advertisement or on radio or television) not specifically directed to employees of the other party.

15.17 Names. GenMark shall not use any name, trade name, trademark or other designation of the Regents or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by Applicable Law, GenMark shall not use the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activity without written permission of the Regents.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representative.

Advanced Liquid Logic, Inc.		GenMark Diagnostics, Inc.

By:	/s/ Richard M. West	By:	/s/ Hany Massarany

Name:	Richard M. West	Name:	Hany Massarany

Title:	Chief Executive Officer	Title:	CEO

Date:	July 26, 2012	Date:	July 25, 2012

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Schedule A

Development Plan

Development Collaboration and License Agreement	Schedule A

CONFIDENTIAL

DEVELOPMENT PLAN

***

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

CONFIDENTIAL

***

***END OF DOCUMENT***

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Execution Version

Schedule B

Stock Purchase Agreement

SERIES E PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES E PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 26th day of July, 2012 by and among Advanced Liquid Logic Inc., a Delaware corporation (the “Company”), the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1. Sale and Issuance of Series E Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Initial Closing (as defined below) the Fifth Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b) Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series E Convertible Participating Preferred Stock, $0.0001 par value per share (the “Series E Preferred Stock”), set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of $*** per share. The shares of Series E Preferred Stock issued to the Purchasers pursuant to this Agreement (including any shares issued at the Initial Closing and any Additional Shares, as defined below) shall be referred to in this Agreement as the “Shares.” The total number of Shares to be sold and issued under this Agreement shall not exceed ***.

1.2. Closing; Delivery.

(a) The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 10:00 a.m on July 26, 2012 or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”). Closing may be via electronic transmission of signatures. In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b) At each Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by check payable to the Company or by wire transfer to a bank account designated by the Company.

1.3. Sale of Additional Shares of Preferred Stock. After the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, any remaining authorized but unissued shares of Series E Preferred Stock (the “Additional Shares”), to one or more purchasers (the “Additional Purchasers”), provided that (i) such subsequent sale is consummated prior to 180 days after the Initial Closing, and (ii) each Additional Purchaser

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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shall become a party to the Transaction Agreements, (as defined below) (other than the Management Rights Letter), by executing and delivering a counterpart signature page to each of the Transaction Agreements. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares.

1.4. Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “GenMark” means Clinical Micro Sensors, Inc., d/b/a GenMark Diagnostics, Inc., a Delaware corporation having its principal office at 5964 La Place Court, Carlsbad, CA 90028.

(d) “Investors’ Rights Agreement” means the Fourth Amended and Restated Investors’ Rights and Stock Restriction Agreement among the Company and the Purchasers and certain other stockholders of the Company dated as of the date of the Initial Closing in substantially the form of Exhibit C attached to this Agreement.

(e) “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable investigation of the following officers: Richard West, Vamsee Pamula and Michael Pollack.

(f) “Management Rights Letter” means the agreement between the Company and GenMark, dated as of the date of the Initial Closing, in substantially the form of Exhibit D attached to this Agreement.

(g) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

(h) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(i) “Preferred Stock” means the Company’s Series A Convertible Participating Preferred Stock, Series B Convertible Participating Preferred Stock, Series C Convertible Participating Preferred Stock, Series D Convertible Participating Preferred Stock and the Series E Preferred Stock.

2

(j) “Purchaser” means each of the Purchasers who is initially a party to this Agreement and any Additional Purchaser who becomes a party to this Agreement at a subsequent Closing under Subsection 1.3.

(k) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(l) “Shares” means the shares of Series E Preferred Stock issued at the Initial Closing and any Additional Shares issued at a subsequent Closing under Subsection 1.3.

(m) “Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, and the Management Rights Letter.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit E to this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Sections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.6), the term “the Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

2.1. Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect, with each such jurisdiction being set forth on Subsection 2.1 of the Disclosure Schedule.

2.2. Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

(i) 18,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), *** shares of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

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*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(ii) 9,516,298 shares of Preferred Stock, of which (i) 2,733,306 shares of been designated Series A Convertible Participating Preferred Stock, *** shares of which are outstanding immediately prior to the Initial Closing, (ii) 1,319,822 shares have been designated Series B Convertible Participating Preferred Stock, *** shares of which are outstanding immediately prior to the Initial Closing, (iii) 1,557,935 shares have been designated Series C Convertible Participating Preferred Stock, *** shares of which are outstanding immediately prior to the Initial Closing, (iv) 1,639,864 shares have been designated Series D Convertible Participating Preferred Stock, *** shares of which are outstanding immediately prior to the Initial Closing, and (v) 2,265,371 shares have been designated Series E Preferred Stock, *** of which are issued and outstanding immediately prior to the Initial Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law.

(b) The Company has reserved *** shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Advanced Liquid Logic 2005 Stock Award Plan as amended, duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, *** shares are issued and outstanding, options to purchase *** shares have been granted and are currently outstanding, and *** shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c) Subsection 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Initial Closing including the number of shares of the following: (i) issued and outstanding Common Stock; (ii) granted stock options; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in the Investors’ Rights Agreement, and (C) the securities and rights described in Section 2.2(b) of this Agreement and Section 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock. The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes) and (ii) a lock-up or market standoff agreement of not less than 180 days (subject to increase as requested by the Company for compliance with FINRA Rule 2711) following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act”.

(d) The provisions for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s Stock Plan is not assumed in an acquisition, are set

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*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

forth on Schedule 2.2(d). Other than as set forth on Schedule 2.2(d), the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Other than as set forth in the Investors’ Rights Agreement, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e) The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

2.3. Subsidiaries. Other than ***, a Delaware corporation, ***, a California corporation, and ***, a French simplified joint stock company (société par actions simplifiée) (each a “Subsidiary” and collectively, the “Subsidiaries”), the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. Each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Each of the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Company, with each such jurisdiction being set forth on Section 2.3 of the Disclosure Schedule. Each of the Subsidiaries has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted. Other than as set forth on Section 2.3 of the Disclosure Schedule, all of the outstanding shares of capital stock of each of the Subsidiaries is owned beneficially and of record by the Company.

2.4. Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

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*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

2.5. Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Subsection 2.6(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Subsection 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6. Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Initial Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7. Litigation. There is no claim, action, suit, proceeding, arbitration or, complaint pending or, to the Company’s knowledge, currently threatened (i) against the Company or any officer or director of the Company arising out of their employment or board relationship with the Company; or (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or any change in the current equity ownership of the Company. Neither the Company nor, to the Company’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers and directors, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8. Intellectual Property. To the Company’s knowledge, the Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary

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rights and processes as are reasonably necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted (the “Company Intellectual Property”) without any known conflict with, or infringement of, the rights of others. With respect to Company Intellectual Property that is or was supported by grants from the government or governmental agencies, the Company has made disclosure to the relevant granting authorities and asserted ownership of all material inventions within the required statutory period. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person, and the Company is not aware of any potential basis for such an allegation or of any reason to believe such an allegation may be forthcoming. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she developed, created or contributed to in connection with his or her employment or relationship with the Company. To the extent the Company uses any “open source” or “copyleft” software or is a party to “open” or “public source” or similar licenses, the Company is in compliance with the terms of any such licenses and any such software and licenses are listed on the Disclosure Schedule. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement, in a manner that would result in Company being obligated to license or make available source code that is proprietary to the Company (or to its licensors’) as open source. For purposes of this Section, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right.

2.9. Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision,

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instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10. Agreements. Schedule 2.10 of the Disclosure Schedule contains a complete and accurate list of all material contracts and agreements relating to the operation of the Company (“Contracts”). For purposes of this Section, the term “material” shall include all license agreements but shall not include any other contracts or agreements having a dollar value less than $250,000, and shall not include stand-alone confidentiality and non-disclosure agreements. Each Contract is in full force and effect and is the valid and binding obligation of the Company and, to the knowledge of the Company, each other party thereto. To the knowledge of the Company there have been no threatened cancellations of any Contract, and there are no outstanding disputes under any Contract. Neither the Company nor, to the knowledge of the Company, any other party thereto, has breached any provision of, and there does not exist any default by the Company or, to the knowledge of the Company, any other party thereto, under any Contract. No event has occurred (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) that is, or with the giving of notice or the passage of time or both would become, a breach or default under the terms of any Contract. The Company is not a guarantor or indemnitor of any indebtedness of any other Person. The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $250,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business, other than pursuant to license agreements listed on Schedule 2.10.

2.11. Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchasers or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or any Affiliate thereof, and to the Company’s knowledge, none of its officers, directors, or any Affiliate thereof has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with the Company.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary

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employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company.

2.12. Rights of Registration. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

2.13. Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.14. Financial Statements. The Company has delivered to each Purchaser complete and accurate copies of the Company’s audited balance sheet as of December 31, 2011 and audited statements of operations for the twelve month period specified therein, as well as the Company’s unaudited balance sheet as of March 31, 2012 and unaudited statements of operations for the three-month period then-ended (such financial statements and balance sheet being referred to herein collectively as the “Financial Statements”). The Financial Statements are true, complete, and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (subject to normal and customary year-end adjustments that are not material for any unaudited statements, and provided that the unaudited statements do not contain notes) applied on a consistent basis throughout the periods indicated. The Financial Statements present fairly, completely and accurately in all material respects the financial condition and operating results of the Company as of the respective dates and for the periods indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business consistent with past practices subsequent to March 31, 2012, (ii) obligations under contracts and commitments incurred in the ordinary course of business consistent with past practices and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

2.15. Changes. To the Company’s knowledge, since December 31, 2011 there have been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect.

2.16. Employee Matters.

(a) The Company has complied in all material respects with all applicable laws concerning the employer-employee relationship, employee benefits and wage withholding, and with all contracts relating to the employment of the its employees, including applicable wage and hour laws, the Fair Labor Standards Act, safety laws, worker compensation laws, unemployment, anti-discrimination and harassment laws, and social security laws.

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(b) Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the Investor (the “Confidential Information Agreements”). No current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. The Company is not aware that any of its employees is in violation thereof.

2.17. Tax Returns and Payments. There are no federal, state, county, local or foreign taxes dues and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18. Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.19. Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.20. Environmental and Safety Laws. Except as could not reasonably be expected to have a material adverse effect on the Company, to the best of its knowledge (a) the Company is and has been in compliance with all Environmental Laws (as defined below); and (b) there has been no release or, to the Company’s knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company. “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.21. Subject in part to the truth and accuracy of each Purchaser’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

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2.22. Disclosure. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or , to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1. Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2. Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3. Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4. Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange

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Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5. No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6. Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.7. Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8. No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.9. Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

3.10. Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

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4. Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1. Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of such Closing.

4.2. Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3. Compliance Certificate. The President of the Company shall deliver to the Purchasers at such Closing a certificate certifying that the conditions specified in Subsections 4.1 and 4.2 have been fulfilled.

4.4. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5. Opinion of Company Counsel. The Purchasers shall have received from Whitmeyer Tuffin PLLC, counsel for the Company, an opinion, dated as of the Initial Closing, in substantially the form of Exhibit F attached to this Agreement.

4.6. Investors’ Rights Agreement. The Company and each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and sufficient other stockholders of the Company named as parties thereto to amend and restate the existing Third Amended and Restated Investors’ Rights and Stock Restriction Agreement shall have executed and delivered the Investors’ Rights Agreement.

4.7. Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.8. Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Bylaws of the Company, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.

4.9. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

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4.10. Management Rights. A Management Rights Letter shall have been executed by the Company and delivered to GenMark.

4.11. Collaboration Agreement. The Company shall have executed and delivered a Development and Collaboration Agreement with GenMark (the “Collaboration Agreement”) on terms and conditions reasonably satisfactory to each of GenMark and the Company.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchasers at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1. Representations and Warranties. The representations and warranties of each Purchaser contained in Subsection 4.1 shall be true and correct in all material respects as of such Closing.

5.2. Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3. Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4. Investors’ Rights Agreement. Each Purchaser shall have executed and delivered the Investors’ Rights Agreement.

5.5. Management Rights. GenMark shall have executed and delivered the Management Rights Letter.

5.6. Collaboration Agreement. GenMark shall have executed and delivered the Collaboration Agreement.

6. Miscellaneous.

6.1. Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two years and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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6.3. Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

6.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.6. If notice is given to the Company, a copy shall also be sent to Amalie L. Tuffin, Whitmeyer Tuffin PLLC, 333 Fayetteville Street, Suite 500, Raleigh, NC 27601 and if notice is given to the Purchasers, a copy shall also be given to Sharon Flanagan, Sidley Austin LLP, 555 California St., San Francisco, California 94104.

6.7. No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8. Fees and Expenses. Each party shall bear its own fees and expenses in connection with the negotiation, execution and delivery of the Transaction Documents.

6.9. Amendments and Waivers. Except as set forth in Subsection 1.3 of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and (i) the holders of at least a majority of the then-outstanding Shares or (ii) for an amendment, termination or waiver effected prior to the Initial Closing, Purchasers obligated to purchase a majority of the Shares to be issued at the Initial Closing. Any amendment or waiver effected in accordance with this Subsection 6.9 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

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6.10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12. Qualified Small Business Stock. The Company hereby covenants and agrees that it shall provide the Investors with reasonable access to its books and records to the extent needed for such Investor(s) to determine whether or not the Shares constitute “qualified small business stock” as defined in Section 1202 of the Code in the hands of such Investor(s).

6.13. Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.14. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS

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TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

Signatures on following page.

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IN WITNESS WHEREOF, the parties have executed this Series E Preferred Stock Purchase Agreement as of the date first written above.

ADVANCED LIQUID LOGIC INC.:

By:	/s/ Richard West

Richard West, Chief Executive Officer

Address:

615 Davis Drive #800, Morrisville, NC 27560

Tel: 919 287 9010

Fax: 919 287 9011

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

PURCHASERS:

Clinical Micro Sensors, Inc. d/b/a GenMark Diagnostics, Inc.
(Print Name of Purchaser)

By:	/s/ Hany Massarany

Name:	Hany Massarany
(print)

Title:	CEO, GenMark Diagnostics, Inc.

Address:	5964 La Place Ct. Carlsbad, CA 92008

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

EXHIBITS

Exhibit A -	SCHEDULE OF PURCHASERS

Exhibit B -	FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit C -	FORM OF FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AND STOCK RESTRICTION AGREEMENT

Exhibit D -	FORM OF MANAGEMENT RIGHTS LETTER

Exhibit E -	DISCLOSURE SCHEDULE

Exhibit F -	FORM OF LEGAL OPINION OF WHITMEYER TUFFIN PLLC

EXHIBIT A

SCHEDULE OF PURCHASERS

EXHIBIT B

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCED LIQUID LOGIC INC.

Richard M. West hereby certifies that:

ONE: The date of filing of the original Certificate of Incorporation of this Company with the Secretary of State of the State of Delaware was July 8, 2004, a Certificate of Amendment was filed on July 5, 2005, an Amended and Restated Certificate of Incorporation was filed on September 22, 2005, a Second Amended and Restated Certificate of Incorporation was filed on July 31, 2007, a Certificate of Amendment was filed on May 27, 2008, a Certificate of Amendment was filed on March 26, 2009, a Third Amended and Restated Certificate of Incorporation was filed on May 15, 2009, a Fourth Amended and Restated Certificate of Incorporation was filed on April 27, 2010 and a Certificate of Correction was filed on March 14, 2011.

TWO: He is the duly elected and acting President and Chief Executive Officer of Advanced Liquid Logic Inc., a Delaware corporation.

THREE: The existing Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

I.

The name of the Corporation is Advanced Liquid Logic Inc. (the “Corporation”).

II.

1. The Corporation is authorized to issue 18,000,000 shares of Common Stock, $0.0001 par value, and 9,516,298 shares of Preferred Stock, $0.0001 par value (the “Preferred Stock”).

2. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized from time to time to designate by resolution one or more series of Preferred Stock, and the powers, preferences and rights, and relative participation, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be permitted by Delaware law and this Certificate, and, subject to any requirements of this Certificate, to fix or alter the number of shares comprising any such series and the designations thereof. Except as otherwise required by Delaware law, the Common Stock shall have one vote per share and the Preferred Stock shall have such voting rights as designated in the series resolution.

III.

1. Designation of Series. There is hereby designated a class of Series A Convertible Participating Preferred Stock (the “Series A Preferred”) consisting of 2,733,306 of the authorized shares of Preferred Stock. There is hereby designated a class of Series B Convertible Participating Preferred Stock (the “Series B Preferred”) consisting of 1,319,822 of the authorized shares of Preferred Stock. There is hereby designated a class of Series C Convertible Participating Preferred Stock (the “Series C Preferred”) consisting of 1,557,935 of the authorized shares of Preferred Stock. There is hereby designated a class of Series D Convertible Participating Preferred Stock (the “Series D Preferred”) consisting of 1,639,864 of the authorized shares of Preferred Stock. There is hereby designed a class of Series E Convertible Participating Preferred Stock (the “Series E Preferred”) consisting of 2,265,371 of the authorized shares of Preferred Stock.

2. Definitions. The following terms when used in this Article III shall have the meanings set forth below:

(a) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed issued pursuant to subsection 7(d)(iv)) by the Corporation after the Series E Original Issue Date, other than shares of Common Stock excluded in Section 7(d)(i).

(b) “Board” shall mean the Board of Directors of the Corporation.

(c) “Common Stock” shall mean the Corporation’s $0.0001 par value common stock.

(d) “Conversion Rights” shall have the meaning set forth in Section 7.

(e) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and the Series Preferred) or other securities convertible into or exchangeable for Common Stock.

(f) “Corporation” shall mean Advanced Liquid Logic Inc., a Delaware corporation.

(g) “Independent Director” shall mean a director who has no other affiliation with the Corporation and who possesses relevant industry or business experience and who is elected by the holders of the Common Stock and the Series Preferred pursuant to the terms of Section 5(c).

(h) “Liquidation Event” shall mean (i) any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; (ii) the direct or indirect sale of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, (iii) the merger or consolidation of the Corporation or subsidiary of the Corporation with or into another corporation or entity in which the outstanding shares of the Corporation or subsidiary are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) unless, in either case, the Corporation’s stockholders of record immediately prior to such sale or acquisition will, immediately after such sale or acquisition (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) directly or indirectly hold at least a majority of the voting power of the surviving or acquiring entity.

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(i) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(j) “Performance Warrant” shall mean that certain performance-based warrant to acquire shares of Common Stock issued to a strategic investor in the Company, or its affiliate, in connection with the original issuance of the same number of shares of Series C Preferred to such investor, or any affiliate thereof.

(k) “Preferred Director” shall mean the director elected by the holders of the Series Preferred pursuant to the terms of Section 5(c).

(l) “Qualified Public Offering” shall mean the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered on Form S-1 under the Securities Act of 1933, as amended, at a public offering price (prior to underwriters’ discounts and expenses) equal to or exceeding $10.00 per share of Common Stock (as appropriately adjusted for any stock dividends, combinations or splits with respect to such shares after the Series E Original Issue Date) in which the aggregate gross proceeds to the Corporation equal or exceed $20,000,000.

(m) “Series A Conversion Price” shall mean, on a per share basis, the Series A Original Issue Price, subject to adjustment as set forth in Section 7(d).

(n) “Series A Conversion Rate” shall mean the number of shares of Common Stock into which each share of the Series A Preferred is convertible.

(o) “Series A-D Preferred” shall mean the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred, collectively.

(p) “Series A Original Issue Date” shall mean September 22, 2005.

(q) “Series A Original Issue Price” shall mean the price at which a share of Series A Preferred was sold by the Corporation to the holder to whom the share was originally issued. The Series A Original Issue Price shall be adjusted appropriately for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Series A Original Issue Date.

(r) “Series B Conversion Price” shall mean, on a per share basis, the Series B Original Issue Price, subject to adjustment as set forth in Section 7(d).

(s) “Series B Conversion Rate” shall mean the number of shares of Common Stock into which each share of the Series B Preferred is convertible.

(t) “Series B Original Issue Date” shall mean August 8, 2007.

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(u) “Series B Original Issue Price” shall mean $1.34. The Series B Original Issue Price shall be adjusted appropriately for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Series B Original Issue Date.

(v) “Series C Conversion Price” shall mean, on a per share basis, the Series C Original Issue Price, subject to adjustment as set forth in Section 7(d).

(w) “Series C Conversion Rate” shall mean the number of shares of Common Stock into which each share of the Series C Preferred is convertible.

(x) “Series C Original Issue Date” shall mean May 27, 2009.

(y) “Series C Original Issue Price” shall mean $3.09. The Series C Original Issue Price shall be adjusted appropriately for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Series C Original Issue Date.

(z) “Series D Conversion Price” shall mean, on a per share basis, the Series D Original Issue Price, subject to adjustment as set forth in Section 7(d).

(aa) “Series D Conversion Rate” shall mean the number of shares of Common Stock into which each share of the Series D Preferred is convertible.

(bb) “Series D Original Issue Date” shall mean April 29, 2010.

(cc) “Series D Original Issue Price” shall mean $3.09. The Series D Original Issue Price shall be adjusted appropriately for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Series D Original Issue Date.

(dd) “Series E Conversion Price” shall mean, on a per share basis, the Series E Original Issue Price, subject to adjustment as set forth in Section 7(d).

(ee) “Series E Conversion Rate” shall mean the number of shares of Common Stock into which each share of the Series E Preferred is convertible.

(ff) “Series E Original Issue Date” shall mean the date on which the first share of Series E Preferred was issued by the Corporation.

(gg) “Series E Original Issue Price” shall mean $3.09. The Series E Original Issue Price shall be adjusted appropriately for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Series E Original Issue Date.

(hh) “Series Preferred” shall mean the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred.

(ii) “Trigger Date” shall mean the date as of which the Company has raised at least $7,000,000 in bona fide equity financing from the sale or issuance of one or more series of Preferred Stock, including the Series E Preferred, including only amounts raised from and after the filing date of this Fifth Amended and Restated Certificate of Incorporation.

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All Section references in this Article III shall refer to other Sections in this Article III.

3. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock or any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless, in addition to the obtaining of any consents required elsewhere in this Fifth Amended and Restated Certificate of Incorporation, the holders of the Series Preferred then outstanding shall simultaneously receive a dividend on each outstanding shares of Series Preferred in an amount at least equal to that dividend per share of Series Preferred as would equal the product of (A) the dividend payable on each share of such series determined, if applicable, as if all shares of such series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend. The right to such dividends on shares of Series Preferred shall not be cumulative, and no right shall accrue to holders of shares of Series Preferred by reason of the fact that dividends on such shares were not declared in any prior year, nor shall any undeclared or unpaid dividends bear or accrue interest. No dividends shall be paid on any class of the Series Preferred unless equivalent dividends are paid on all classes of the Series Preferred.

4. Liquidation Preference.

(a) Rights on Liquidation. Upon the occurrence of a Liquidation Event, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of stock which ranks, with respect to the right to receive payments upon liquidation, junior to the Series Preferred, the holders of record of shares of Series Preferred shall be entitled to receive, out of the assets of the Corporation legally available therefore, an amount per share equal to such share’s Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, Series D Original Issue Price or Series E Original Issue Price, as applicable, plus any declared but unpaid dividends on such share. Payment may be made either in cash or, at the sole election of the Board, in the form of consideration received by the Corporation in connection with the Liquidation Event (if such event was a sale of assets or merger or consolidation). If, upon the happening of any such Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 4(a), then such assets shall be distributed among the holders of the Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) Voluntary Payment. The Board may, with the approval of the holders of a majority of the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred or Series E Preferred, as applicable, elect at any time prior to the occurrence of a Liquidation Event to pay the holders of the Series A Preferred, the Series B Preferred, Series C Preferred, or Series E Preferred, as applicable, the full liquidation preference provided for in Section 4(a), above, in cash. In such event, the Series A Preferred, the Series B Preferred, Series

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C Preferred or Series E Preferred, as applicable, shall be automatically converted to Common Stock as provided for in Section 7(b)(ii). Such voluntary payment shall be done on a series by series basis, with the separate vote of the holders of the applicable series required prior to the voluntary payment being made.

(c) Distribution of Remaining Assets. Upon the happening of a Liquidation Event, immediately after the holders of Series Preferred shall have been paid in full their respective liquidation preferences, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock and the Series Preferred (on an as-if-converted to Common Stock basis) in proportion to the number of shares of Common Stock then held by each.

5. Voting Rights.

(a) Generally. Except as otherwise required by applicable law or as set forth herein, the shares of Series Preferred shall vote together with the shares of Common Stock as a single class at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of one or more shares of Series Preferred shall be entitled to notice of any stockholders’ meeting in accordance with this Fifth Amended and Restated Certificate of Incorporation, as it may hereafter be amended, and the Second Amended and Restated Bylaws of the Corporation, as amended from time to time (the “Bylaws”), and to such number of votes for the shares of Series Preferred held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of whole shares of Common Stock into which all of such holder’s shares of Series Preferred are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

(b) Change in Number of Shares. Except as otherwise specifically required by applicable law, the holders of the Common Stock and the Series Preferred shall vote together as a single class, as provided in Section 5(a), and not as separate classes, with respect to any amendment to the Corporation’s Fifth Amended and Restated Certificate of Incorporation increasing or decreasing the authorized number of shares of Common Stock.

(c) Board of Directors.

(i) The Board of Directors shall consist of five members. Subject to the provisions of Section 5(c)(ii), the holders of the Series Preferred, voting together as a single class at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, shall be entitled to elect and maintain on the Board of Directors one Preferred Director. The holders of Common Stock, voting as a single class at each meeting or pursuant to each consent of the Corporation’s holders of Common Stock for the election of directors, shall be entitled to elect and maintain on the Board of Directors three directors. The holders of the Common Stock and the Series Preferred voting together as a single class, shall have the right to elect and maintain on the Board of Directors one Independent Director; provided that the election of the Independent Director shall require an affirmative vote by

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holders of two-thirds of the outstanding shares of such single class (determined on an as-converted to Common Stock basis). In the case of any vacancy in the office of a director designated by the holders of a class, only the holders of such class, voting as a class, shall be entitled to appoint a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class, may be removed during such director’s term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the shares of such class.

(ii) The holders of the Series A Preferred shall have the right to participate in the election of the Preferred Director for so long as the holders of the Series A Preferred as a group hold either (i) shares of stock representing at least 10% of the stock of the Corporation, determined on a fully diluted basis; or (ii) at least 669,577 shares of the Series A Preferred (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Fifth Amended and Restated Certificate of Incorporation). The holders of the Series B Preferred shall have the right to participate in the election of the Preferred Director for so long as the holders of the Series B Preferred as a group hold either (i) shares of stock representing at least 10% of the stock of the Corporation, determined on a fully diluted basis; or (ii) at least 296,975 shares of the Series B Preferred (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date of this Fifth Amended and Restated Certificate of Incorporation). The holders of the Series C Preferred shall have the right to participate in the election of the Preferred Director for so long as the holders of the Series C Preferred as a group hold either (i) shares of stock representing at least 10% of the stock of the Corporation, determined on a fully diluted basis, or (ii) shares of stock representing at least 385,012 shares of Series C Preferred (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Series C Original Issue Date). The holders of the Series D Preferred shall have the right to participate in the election of the Preferred Director for so long as the holders of the Series D Preferred as a group hold either (i) shares of stock representing at least 10% of the stock of the Corporation, determined on a fully diluted basis, or (ii) shares of stock representing at least 485,437 shares of Series D Preferred (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Series D Original Issue Date). The holders of the Series E Preferred shall have the right to participate in the election of the Preferred Director for so long as the holders of the Series E Preferred as a group hold either (i) shares of stock representing at least 10% of the stock of the Corporation, determined on a fully diluted basis, or (ii) shares of stock representing at least 25% of the shares of Series E Preferred ever issued under this Fifth Amended and Restated Certificate of Incorporation (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Series E Original Issue Date). If at any time none of the holders of the Series Preferred retain the right to participate in the election of the Preferred Director pursuant to the foregoing provisions of this Section 5(c)(ii), the holders of the Common Stock and the Series Preferred, voting together as a single class, shall have the right to elect such director.

(d) Restrictions and Limitations with Respect to Series A-D Preferred or Series E Preferred (if applicable). In addition to any other rights provided by law, the

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Corporation, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of the Series A-D Preferred and Series E Preferred (if applicable), voting or consenting together as a separate class, shall not:

(i) agree to or consummate any agreement to: (1) sell, lease, assign, transfer, or otherwise convey all or substantially all of the assets of the Corporation or any subsidiary of the Corporation; or (2) effect any consolidation, merger, share exchange or other combination involving the Corporation or any subsidiary of the Corporation;

(ii) exclusively license all or substantially all of the intellectual property of the Corporation in a transaction that is substantially similar in effect to a sale of all or substantially all of the assets of the Corporation (directly or indirectly through any subsidiary or affiliate);

(iii) take any action, including any change to this Fifth Amended and Restated Certificate of Incorporation or the Bylaws, or undertaking any merger or consolidation, that may alter or change the designations, powers, rights, preferences or privileges, or the qualifications, limitations or restrictions of any one or more series of the Series A-D Preferred and Series E Preferred (if applicable);

(iv) authorize the dissolution, liquidation or winding up of the Corporation;

(v) authorize or issue, or incur any obligation to authorize or issue, shares of any class or series of stock having any preference or priority as to dividends, assets or other rights superior to or on a parity with any one or more series of the Series A-D Preferred and Series E Preferred (if applicable), or authorize or issue shares of stock of any class, or bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets or other rights superior to or on a parity with any one or more series of the Series A-D Preferred and Series E Preferred (if applicable);

(vi) reclassify, or incur any obligation to reclassify, any class or series of shares or securities of the Corporation into securities having any preference or priority as to dividends, assets or other rights superior to or on a parity with any one or more series of the Series A-D Preferred and Series E Preferred (if applicable);

(vii) authorize any increase or decrease in the authorized number of shares of Preferred Stock; or

(viii) increase or decrease the authorized number of directors constituting the Board of Directors.

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(e) Restrictions and Limitations with Respect to Series E Preferred. In addition to any other rights provided by law, the Corporation, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of the Series E Preferred, voting or consenting together as a separate class, shall not:

(i) take any action, including any change to this Fifth Amended and Restated Certificate of Incorporation or the Bylaws, or undertaking any merger or consolidation not constituting a Liquidation Event, that may alter or change the designations, powers, rights, preferences or privileges, or the qualifications, limitations or restrictions of the Series E Preferred so as to affect adversely and materially the Series E Preferred; or

(ii) authorize any increase or decrease in the authorized number of shares of Series E Preferred Stock.

For purposes of clarity with respect to Sections 5(e) and 5(d) above, the holders of the Series E Preferred shall not be entitled to a separate class vote pursuant to the provisions of Section 5(e) with respect to (i) the authorization of any additional series of Preferred Stock, which may be senior to the Series E Preferred, or (ii) the authorization of a Liquidation Event. Notwithstanding the foregoing, in the event that fewer than 647,250 shares of Series E Preferred have been issued by the Company as of the date that is 180 days from the date of filing of this Fourth Amended and Restated Certificate of Incorporation, then (i) the provisions of Section 5(e) shall be of no further force and effect, and (ii) the holders of the Series E Preferred shall vote or consent together with the holders of the Series A-D Preferred as a single separate class with respect to the matters set forth in Section 5(d).

6. Intentionally Left Blank.

7. Conversion. The holders of the Series Preferred shall have the following rights, defined as the “Conversion Rights”:

(a) Optional Conversion. Each share of Series Preferred shall be convertible into shares of Common Stock, at the option of the holder thereof, at any time after the date of issuance of such share as set forth herein. Each share of Series A Preferred shall be converted into the number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Series A Conversion Price per share in effect at the time of conversion into the Series A Original Issue Price per share for that share. At the option of the holder thereof, any declared but unpaid dividends on the shares of Series A Preferred may be converted into the number of shares of Common Stock equal to the amount of the declared but unpaid dividends divided by such share’s Series A Conversion Price. Each share of Series B Preferred shall be converted into the number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Series B Conversion Price per share in effect at the time of conversion into the Series B Original Issue Price per share for that share. At the option of the holder thereof, any declared but unpaid dividends on the shares of Series B Preferred may be converted into the number of shares of Common Stock equal to the amount of the declared but unpaid dividends divided by such share’s Series B Conversion Price. Each share of Series C Preferred shall be converted into the number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Series C Conversion Price per share in effect at the time of conversion into the Series C Original Issue Price per share for that share. At the option of the

9

holder thereof, any declared but unpaid dividends on the shares of Series C Preferred may be converted into the number of shares of Common Stock equal to the amount of the declared but unpaid dividends divided by such share’s Series C Conversion Price. Each share of Series D Preferred shall be converted into the number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Series D Conversion Price per share in effect at the time of conversion into the Series D Original Issue Price per share for that share. At the option of the holder thereof, any declared but unpaid dividends on the shares of Series D Preferred may be converted into the number of shares of Common Stock equal to the amount of the declared but unpaid dividends divided by such share’s Series D Conversion Price. Each share of Series E Preferred shall be converted into the number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Series E Conversion Price per share in effect at the time of conversion into the Series E Original Issue Price per share for that share. At the option of the holder thereof, any declared but unpaid dividends on the shares of Series E Preferred may be converted into the number of shares of Common Stock equal to the amount of the declared but unpaid dividends divided by such share’s Series E Conversion Price.

(b) Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock at its then-effective Series A Conversion Rate, each share of Series B Preferred shall automatically be converted into shares of Common Stock at its then-effective Series B Conversion Rate, each share of Series C Preferred shall automatically be converted into shares of Common Stock at its then-effective Series C Conversion Rate, each share of Series D Preferred shall automatically be converted into shares of Common Stock at its then-effective Series D Conversion Rate, and each share of Series E Preferred shall automatically be converted into shares of Common Stock at its then-effective Series E Conversion Rate, as applicable: (i) simultaneously with the first closing of a Qualified Public Offering; or (ii) with respect to each of the Series A Preferred, Series B Preferred, Series C Preferred and Series E Preferred, upon the voluntary payment of the Series A Preferred, Series B Preferred, Series C Preferred or Series E Preferred liquidation preference, as applicable, as provided for in Section 4(b); (iii) with respect to each of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, upon the affirmative vote or consent of the holders of a majority of the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable, then outstanding. At the option of the holder thereof, any declared but unpaid dividends on the shares of Series A Preferred may be converted into the number of shares of Common Stock equal to the amount of the declared but unpaid dividends divided by such share’s Series A Conversion Price, any declared but unpaid dividends on the shares of Series B Preferred may be converted into the number of shares of Common Stock equal to the amount of declared but unpaid dividends divided by such share’s Series B Conversion Price, any declared but unpaid dividends on the shares of Series C Preferred may be converted into the number of shares of Common Stock equal to the amount of declared but unpaid dividends divided by such share’s Series C Conversion Price, any declared but unpaid dividends on the shares of Series D Preferred may be converted into the number of shares of Common Stock equal to the amount of declared but unpaid dividends divided by such share’s Series D Conversion Price, and any declared but unpaid dividends on the shares of Series E Preferred may be converted into the number of shares of Common Stock equal to the amount of declared but unpaid dividends divided by such share’s Series E Conversion Price.

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(c) Mechanics of Conversion. Before any holder of Series Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and (subject to compliance with applicable federal and state securities laws) shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In addition, in the event of an automatic conversion of the Series A Preferred, Series B Preferred, Series C Preferred or Series E Preferred pursuant to the provisions of Section 4(b), the holder shall also deliver an irrevocable proxy, in a form reasonably acceptable to the Corporation, transferring the voting rights with respect to the shares of Common Stock to be issued in such conversion to the Board of Directors of the Corporation. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the certificate representing the shares of Series Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities. Notwithstanding the foregoing, in the event any certificate for Series Preferred to be converted pursuant to the terms of Section 7(b) shall not have been surrendered as of the date fixed for conversion, each holder of such shares of Series Preferred shall thereafter be treated for all purposes as the record holder of the number of shares of Common Stock issuable to such holder upon conversion.

(d) Conversion Price Adjustments of Series Preferred. The Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price shall each be subject to adjustment from time to time as set forth below.

(i) The issuance of the following shares of Common Stock, Options or Convertible Securities shall be excluded from the definition of “Additional Shares of Common Stock”:

(1) upon conversion of shares of Series Preferred;

(2) to officers, directors or employees of, or consultants or advisers to, the Corporation pursuant to stock option or stock purchase plans or agreements or other stock incentive plans or arrangements on terms approved by the Board of Directors and up to an aggregate number of shares that were validly reserved or outstanding on the Series E

11

Original Issue Date; provided, however, that with respect to the adjustment of the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price and the Series E Conversion Price, the total number of such shares of Common Stock, Options or Convertible Securities that are issued to such persons with an exercise or purchase price that is less than the then-prevailing Series B Conversion Price, then-prevailing Series C Conversion Price, then-prevailing Series D Conversion Price or then-prevailing Series E Conversion Price, as applicable, may not exceed 30% of the shares of the stock of the Corporation, determined on a fully diluted and as-converted to Common Stock basis, unless otherwise approved by the holders of a majority of the outstanding shares of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable. For purposes of calculating the number of shares of Common Stock, Options or Convertible Securities so issued, with respect to the Series B Preferred there shall be taken into account only (i) Options outstanding pursuant to the Corporation’s 2005 Stock Award Plan as of the Series B Original Issue Date, and (ii) shares of Common Stock, Options or Convertible Securities issued pursuant to the first sentence of this clause (d)(i)(2) after the Series B Original Issue Date, with respect to the Series C Preferred, there shall be taken into account only (i) Options outstanding pursuant to the Corporation’s 2005 Stock Award Plan as of the Series C Original Issue Date, and (ii) shares of Common Stock, Options or Convertible Securities issued pursuant to the first sentence of this clause (d)(i)(2) after the Series C Original Issue Date, with respect to the Series D Preferred, there shall be taken into account only (i) Options outstanding pursuant to the Corporation’s 2005 Stock Award Plan as of the Series D Original Issue Date, and (ii) shares of Common Stock, Options or Convertible Securities issued pursuant to the first sentence of this clause (d)(i)(2) after the Series D Original Issue Date, and with respect to the Series E Preferred, there shall be taken into account only (i) Options outstanding pursuant to the Corporation’s 2005 Stock Award Plan as of the Series E Original Issue Date, and (ii) shares of Common Stock, Options or Convertible Securities issued pursuant to the first sentence of this clause (d)(i)(2) after the Series E Original Issue Date;

(3) as a dividend or distribution to all holders of Series Preferred, or as a dividend or distribution to all holders of Common Stock and Series Preferred authorized herein;

(4) for which adjustment of the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price is made pursuant to Section 7(e), below;

(5) pursuant to the exercise of Options granted on or prior to the Series E Original Issue Date, or upon the conversion of Convertible Securities outstanding on or prior to the Series E Original Issue Date (it being understood that no adjustments have been made or have been required to be made to the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price prior to the Series E Original Issue Date);

(6) as consideration pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board and, to the extent more than 100,000 Additional Shares of Common Stock would be issued, the holders of at least a majority of the then-outstanding shares of Series D Preferred;

12

(7) pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board and, to the extent more than 100,000 Additional Shares of Common Stock would be issued, the holders of at least a majority of the then-outstanding shares of Series D Preferred; or

(8) the Performance Warrant, and any shares of Common Stock or other securities of the Corporation issuable upon exercise of the Performance Warrant.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 7(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price for such share in effect on the date of, and immediately prior to, such issuance.

(iii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. Subject to this Section 7(d)(iii), if at any time or from time to time after the Series E Original Issue Date, the Corporation should issue or be deemed to have issued Additional Shares of Common Stock without consideration or for a consideration per share less than the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price in effect immediately prior to such issue, such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, shall be reduced concurrently with such issue to a price determined by multiplying the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(1) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue of Additional Shares of Common Stock, plus (B) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, and

(2) the denominator of which shall be the number of shares of Common Stock deemed outstanding immediately prior to such issue of Additional Shares of Common Stock plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be calculated on a fully diluted basis, as if all then

13

outstanding shares of Series Preferred, and all Convertible Securities, had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants or Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series Preferred, Convertible Securities or Options, solely as a result of the adjustment of the respective conversion prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment. Notwithstanding anything to the contrary in this Fifth Amended and Restated Certificate of Incorporation, if at any time or from time to time after the Series E Original Issue Date but before the Trigger Date, the Corporation should issue or be deemed to have issued more than 10,000 Additional Shares of Common Stock without consideration or for a consideration per share less than the Series E Conversion Price in effect immediately prior to such issue, such Series E Conversion Price shall be reduced concurrently with such issue to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(iv) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities and Options therefore, shall be deemed to be Additional Shares of Common Stock (unless specifically excluded pursuant to the terms of Sections 7(d)(i)) issued as of the time of such issue. In any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall be made upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall affect Common Stock previously issued upon conversion of any shares of the Series Preferred);

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(3) upon the expiration or termination of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 7(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, to an amount which exceeds the lower of (a) the respective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price on the original adjustment date, or (b) the applicable Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock which take place between the original adjustment date and such readjustment date;

(5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price. Series D Conversion Price or Series E Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

15

(6) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefore, the adjustment previously made in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price, as applicable, which became effective on such record date shall be canceled as of the close of business on such record date and shall instead be made on the actual date of issuance, if any.

(v) Determination of Consideration. For purposes of this Section 7(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 7(d)(iv), relating to cash or property shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(2) The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 7(d)(iv), relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

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(e) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Series E Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(f) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 7(e) above or a merger or other reorganization treated as a Liquidation Event), the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that each share of Series Preferred shall be convertible into, as applicable and in lieu of the number of shares of Common Stock, or other securities or property, which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such share of Series Preferred immediately before that change.

(g) No Impairment. The Corporation will not, by amendment of this Fifth Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and/or Series E Preferred against impairment.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Series Preferred

17

to which such adjustment relates a certificate executed by the Corporation’s President or Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(i) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Fifth Amended and Restated Certificate of Incorporation.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred, by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(k) Notices. Any notice required by the provisions of this Section 7 to be given to the holders of shares of Series Preferred shall be deemed given if delivered in any manner permitted for delivery of notices to stockholders pursuant to this Fifth Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, as amended, or the laws of the State of Delaware.

8. No Reissuance of Series Preferred. No share or shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as Series Preferred, and all such shares of such series shall be canceled and retired and returned to shares of undesignated Preferred Stock which the Corporation shall be authorized to issue subject to the terms herein.

IV.

The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, Dover, Delaware 19901, Kent County. The name of the registered agent is National Corporate Research Ltd.

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V.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

VI.

The business of the Corporation shall be managed by its Board of Directors; the election of the members of which Board need not be by written ballot.

VII.

Subject to any vote required by this Fifth Amended and Restated Certificate of Incorporation or the Bylaws, the Board of Directors is authorized to adopt, amend, or repeal Bylaws of the Corporation except as and to the extent provided in this Certificate or such Bylaws.

VIII.

To the fullest extent permitted under current law or future amendments to the law, no director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. As used herein, the term “improper personal benefit” does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her service as director, officer, employee, independent contractor, attorney, or consultant of the Corporation. Any repeal or modification of this section shall be prospective and shall not affect the rights under this section in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

IX.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders holding three-fourths

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of the applicable shares, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

X.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any holder of Series D Preferred that is a strategic operating company, or any director, stockholder, employee or agent of such entity.

FOUR: This Fifth Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation.

FIVE: This Fifth Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporate Law. This Fifth Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporate Law.

[SIGNATURE ON FOLLOWING PAGE.]

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IN WITNESS WHEREOF, ADVANCED LIQUID LOGIC INC. has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this      day of July, 2012.

ADVANCED LIQUID LOGIC INC.

By:	/s/ Richard M. West
Richard M. West, President and CEO

EXHIBIT C

FORM OF FOURTH AMENDED AND RESTATED

INVESTORS RIGHTS AND STOCK RESTRICTION AGREEMENT

FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AND STOCK RESTRICTION AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AND STOCK RESTRICTION AGREEMENT (this “Agreement”), made as of the      day of July, 2012, by and among Advanced Liquid Logic Inc., a Delaware corporation (the “Company”) and each of the persons or entities listed as Investors on Schedule 1 hereto as amended from time to time (each an “Investor” and collectively the “Investors”). This Agreement amends and restates that certain Third Amended and Restated Investors’ Rights and Stock Restriction Agreement among the Company and certain of the Investors dated as of April 29, 2010.

RECITALS

WHEREAS, in connection with the sale of the Company’s Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) the Company has entered into Subscription Agreements with certain of the Investors (collectively, the “Series A Subscription Agreements”); and

WHEREAS, pursuant to the Series A Subscription Agreements the Company issued to certain of the Investors *** shares of the Series A Preferred Stock; and

WHEREAS, in connection with the sale of the Company’s Series B Convertible Participating Preferred Stock (the “Series B Preferred Stock”) the Company has entered into Subscription Agreements with certain of the Investors (collectively, the “Series B Subscription Agreements”); and

WHEREAS, pursuant to the Series B Subscription Agreements the Company issued to certain of the Investors *** shares of the Series B Preferred Stock; and

WHEREAS, pursuant to certain convertible promissory note financings the Company entered Subscription Agreements to acquire Convertible Promissory Notes with certain of the Investors (collectively, the “Note Subscription Agreements”); and

WHEREAS, pursuant to the Note Subscription Agreements, the Company issued to certain of the Investors warrants to purchase up to *** shares of the Series B Preferred Stock (the “Series B Warrants”); and

WHEREAS, in connection with the sale of the Company’s Series C Convertible Participating Preferred Stock (the “Series C Preferred Stock”) the Company has entered into Subscription Agreements with certain of the Investors (collectively, the “Series C Subscription Agreements”); and

WHEREAS, pursuant to the Series C Subscription Agreements the Company issued to certain of the Investors *** shares of the Series C Preferred Stock; and

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

WHEREAS, in connection with the sale of the Company’s Series D Convertible Participating Preferred Stock (the “Series D Preferred Stock”) the Company has entered into Subscription Agreements with certain of the Investors (collectively, the “Series D Subscription Agreements”); and

WHEREAS, pursuant to the Series D Subscription Agreements the Company issued to certain of the Investors *** shares of the Series D Preferred Stock; and

WHEREAS, in connection with the sale of up to *** shares of the Company’s Series E Convertible Participating Preferred Stock (the “Series E Preferred Stock” and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the “Preferred Stock”) the Company has entered into or will enter into a Stock Purchase Agreement with certain of the Investors (the “Series E Purchase Agreement”); and

WHEREAS, the Company and the Investors desire to enter into this Agreement, as amended and restated, in order to grant the Investors registration rights with respect to the Common Stock issuable upon conversion of the Preferred Stock, to grant the Series E Preferred Stock Investors certain rights, and to grant the Investors generally certain other rights, as hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” means the $0.0001 par value common stock of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Key Holder” means the holders of Common Stock listed on the signature pages hereto, and their permitted transferees, successors and assigns.

“Luminex” means Luminex Corporation, a Delaware corporation.

“Qualified Public Offering” means an initial underwritten public offering by the Company of its Common Stock under an effective registration statement under the Securities Act for an offering price resulting in aggregate proceeds to the Company of at least $20,000,000 at a price per share of at least $10.00 (appropriately adjusted for stock splits, dividends, combinations and the like).

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Registrable Shares” means (i) the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock of the Company, (ii) any shares of Common Stock of the Company issued (or issuable upon the conversion of any warrant, right, or other security which is issued) in respect of or in exchange for or in replacement of the Preferred Stock or such Common Stock (because of stock splits, stock dividends, reclassifications, recapitalization, or similar events), and (iii) solely for purposes of Section 10 hereof, the shares of Common Stock issued pursuant to, or issuable upon full exercise of, that certain performance warrant to acquire shares of Common Stock issued to a certain Investor in connection with the issuance of shares of Series C Preferred Stock to such Investor, or any affiliate thereof.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Shares” means shares of the Preferred Stock and Common Stock of the Company.

“Stockholders” means the Investors and the holders of the Preferred Stock (or the Common Stock issuable upon conversion thereof) entitled to rights granted under this Agreement in accordance with Section 11 hereof or under any similar agreement between the Company and holders of Preferred Stock, and for purposes of Section 13 and 14 hereof, the Key Holders.

“Strategic Investor” means any person or entity which is engaged in research and development or commercial operations related to diagnostic testing, research equipment and supplies, veterinary testing, or other applications of liquid handling technology, as well as any affiliate of any such person or entity. For the avoidance of doubt, Luminex and its affiliates are Strategic Investors.

2. Demand Registrations.

(a) At any time commencing one year after the date the initial Registration Statement of the Company is declared effective by the Commission under the Securities Act, a Stockholder or Stockholders holding in the aggregate not less than a majority of the Registrable Shares, may request, in writing, that the Company effect the registration on Form S-1 or Form S-2 (or any successor form) for at least the number of shares of Common Stock issued or issuable upon conversion of the Preferred Stock as are reasonably likely to result in proceeds, upon registration, of at least $5,000,000, based upon the then-current market price. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Stockholders. Each such Stockholder shall have the right, by giving written notice to the Company within 20 days after such Stockholder receives his or its notice, to elect to have included in such registration such of its Registrable Shares as such Stockholder may request in such notice of election. Thereupon, the Company shall use its best efforts promptly to effect the registration, on Form S-1 or Form S-2 (or any successor form), of all Registrable Shares which the Company has been requested to so register.

(b) The Company shall not be required to effect more than one registration pursuant to subsection (a) above; provided, however, that subject to Section 5 hereof, a registration must be declared effective and remain effective for at least 120 days (or such shorter period in which all of the Registrable Shares included in such registration statement have actually been sold thereunder) to constitute a registration hereunder; provided further, that if after any such registration made pursuant to subsection (a) above becomes effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court solely due to the actions or omissions to act of the Company, such registration shall not be considered a demand for registration hereunder. In addition, the Company shall not be required to effect any registration (other than on Form S-3 or any successor form relating to secondary offerings) within six months of the effective date of any other Registration Statement of the Company in which the Stockholders shall have been entitled to join pursuant to this Agreement and in which there shall have been effectively registered and sold all Registrable Shares as to which registration shall have been so requested. The Company and other holders of Common Stock (or securities exercisable for or convertible into shares of Common Stock) of the Company may include shares of Common Stock in any registration effected pursuant to subsection (a) above if such registration involves an underwriter, unless in the opinion of the managing underwriter the registration of all, or part of such shares would materially and adversely affect the offering contemplated by such registration.

(c) At any time or times after the Company becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), any Stockholder or Stockholders may request the Company, in writing, to effect the registration on Form S-3 (or such successor form), of such Stockholders’ Registrable Shares having an aggregate offering price of at least $1,000,000 (based on the then-current public market price) or, if less, all of such Stockholder’s remaining Registrable Shares; provided, however, that the Company shall not be obligated to effect more than two registrations on Form S-3 pursuant to this Section 2(c), and further provided that the Company shall not be obligated to effect more than one registration on Form S-3 pursuant to this Section 2(c) in any six month period. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Stockholders. Each such Stockholder shall have the right, by giving written notice to the Company within 20 days after such Stockholder receives his or its notice, to elect to have included in such registration such of his or its Registrable Shares as such Stockholders may request in such notice of election. Thereupon, the Company shall use its best efforts promptly to effect the registration on Form S-3, or such successor form, of all Registrable Shares which the Company has been requested to register.

(d) If at the time of any request to register Registrable Shares pursuant to this Section 2, the Company (i) has in good faith, fixed plans to file, within 90 days of the time of the request, a Registration Statement as to which the Stockholders may include Registrable Shares pursuant to Section 3 and such Registration Statement is in fact filed within such 90-day period and the

Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective, or (ii) is engaged in any other activity which, in the good-faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration, then the Company may at its option, provided a certificate from the Chief Executive Officer of the Company reciting such circumstances is furnished to the Stockholders, direct that such request be delayed, in the case of clause (i), during the course of the Company’s registration and for a period of six months thereafter, and, in the case of clause (ii), for a period not in excess of 90 days from the date the Board determines a delay is needed, such right to delay a request to be exercised by the Company not more than once per registration demanded.

(e) In the event that Registrable Shares are sold pursuant to a Registration Statement in a firm commitment underwritten offering pursuant to this Section 2, the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of the issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering.

(f) In the case of any registration effected at the request of the Stockholders pursuant to this Section 2, the Initiating Holders (as hereinafter defined) shall have the right to designate the managing underwriter in any underwritten offering, subject to the approval of the Company, which approval may not be unreasonably withheld or delayed.

(g) If the Stockholders initiating the registration under this Section 2 (the “Initiating Holders”) intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as part of their request to the Company, and the Company shall include such information in the written notice to the other Stockholders. In such event, the right of any Stockholder to include his or its Registrable Shares in such registration shall be conditioned upon such Stockholder’s participation in such underwriting and the inclusion of such Stockholder’s Registrable Shares in the underwriting to the extent provided herein. All Stockholders proposing to distribute their Registrable Shares through such underwriting (together with the Company) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding anything else stated herein, if the underwriter advises the Initiating Holders in writing that market factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all other holders of Registrable Shares which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Shares that may be included in the underwriting shall be allocated pro rata among all participating Stockholders based upon their total ownership of the aggregate number of Registrable Shares requested to be included in such registration by the participating Stockholders (or in any such other proportion as agreed upon by the participating Stockholders). Notwithstanding anything else stated herein, the number of shares of Registrable Shares to be included in such underwriting shall not be reduced unless all other securities are first excluded from the underwriting.

(h) Only Common Stock may be included in a registration pursuant to this Agreement.

3. “Piggyback” Registration.

(a) If at any time (without limit as to number) the Company proposes to file a Registration Statement it will, prior to such filing, give written notice to all Stockholders of its intention to do so and, upon the written request of Stockholders given within 20 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall cause all Registrable Shares which the Company has been requested by such Stockholders to register to be registered under the Securities Act; provided, however, that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 3 without obligation to any Stockholder.

(b) In connection with any offering under this Section 3 involving an underwriting, the Company shall be required to include any Registrable Shares in such underwriting unless the requesting Stockholders do not accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it.

(c) If in the opinion of the managing underwriter the registration of all, or part of, the Registrable Shares which the holders have requested to be included pursuant to this Section 3 would adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, which the managing underwriter believes may be sold without causing such adverse effect. If the number of Registrable Shares requested to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the holders of Registrable Shares have requested to be included, then the Stockholders who have requested registration shall participate in the underwriting pro rata based upon their total ownership of the aggregate number of Registrable Shares requested to be included in such registration by the Stockholders and by holders of Common Stock or securities of the Company convertible or exercisable for Common Stock who have been granted registration rights by resolution of the Company’s Board of Directors.

4. Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall as expeditiously as possible:

(i) prepare and file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become effective;

(ii) prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to (i) keep the Registration Statement effective for a period of not less than 120 days from the effective date and (ii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

(iii) furnish to each selling Stockholder and each managing underwriter, if any, such numbers of copies of the prospectus, including a preliminary prospectus and any amendments or supplements thereto, in conformity with the requirements of the Securities Act, and such other documents as the selling Stockholder or each such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Stockholder;

(iv) use its best efforts to register and qualify the Registrable Shares covered by the Registration Statement under the securities or “blue sky” laws of such jurisdictions as the selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Stockholders to consummate the public sale or other disposition in such jurisdictions of the Registrable Shares owned by the selling Stockholders; provided, however, that the Company shall not be required in connection with this subsection (a)(iv) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

(v) immediately notify each selling Stockholder under such Registration Statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and provide selling Stockholders and underwriters, if any, with revised prospectuses. (In the event the Company shall give such notice, the Company shall extend the period during which the Registration Statement shall be maintained effective as provided in Section 4(b) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the selling Stockholders and underwriters, if any, such revised prospectuses);

(vi) furnish to each selling Stockholder on the date that Registrable Shares are delivered to the underwriters or other Stockholder for sale: (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by company counsel to underwriters in an underwritten public offering, addressed to the underwriters or other Stockholder and to each of the selling Stockholders and (ii) a letter dated such date, from the independent public accountants of the Company, in such form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters or other Stockholder and to each of the selling Stockholders;

(vii) cause all such Registrable Shares registered pursuant hereto to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(viii) before filing the Registration Statement or prospectus or amendment or supplement thereto, furnish to one counsel selected by a majority of the selling Stockholders copies of such documents proposed to be filed, which shall be subject to the reasonable approval of such counsel;

(ix) provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case no later than the effective date of such registration;

(x) enter into customary agreements and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Shares to be so included in the Registration Statement;

(xi) otherwise use it best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as practicable, but not later than 18 months after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve months beginning with the first full month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

(xii) cooperate with the selling Stockholders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold, which certificates shall not bear any restrictive legends; and in the case of an underwritten offering, enable such Registrable Shares to be in such denominations and registered in such names as the managing underwriters may request.

If the Company has delivered preliminary or final prospectuses to the selling Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the selling Stockholders and, if requested, upon receipt of such notice, the selling Stockholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Stockholders and the underwriters, if any, with revised prospectuses and, following receipt of the revised prospectuses, the selling Stockholders and the underwriters, if any, shall be free to resume making offers of Registrable Shares. In the event the Company shall give such notice, the Company shall extend the period during which the Registration Statement shall be maintained effective as provided in Section 4(b) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to the selling Stockholders and underwriters, if any, such revised prospectuses.

5. Allocation of Expenses. The Company will pay all Registration Expenses of all registrations under this Agreement; provided, however, that if a registration is withdrawn at the request of the Stockholders requesting such registration (other than as a result of material adverse information concerning the business or financial condition of the Company which is made known to the Stockholders after the date on which such registration was requested) and if the requesting Stockholders elect not to have such registration counted as a registration requested under Section 2 hereof, the requesting Stockholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section, “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration, qualification and filing fees, exchange listing fees, printing expenses, duplicating expenses, accounting fees, fees and disbursements of counsel for the Company, blue sky fees and the reasonable fees and expenses of a single counsel to all Stockholders (such counsel to be selected by the holders of a majority of the Registrable Shares requested to be included in a registration), but excluding transfer taxes, underwriting discounts and selling commissions relating to the Registrable Shares.

6. Indemnification.

(a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Stockholder joining in such registration, each underwriter of such Registrable Shares, and each other person, if any, who controls such Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such Stockholder, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or based upon any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or registration promulgated thereunder; and the Company will reimburse such Stockholder, underwriter and each such controlling person for any legal or any other expenses reasonably incurred by such Stockholder, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Stockholder, underwriter or controlling person expressly for purposes of inclusion therein; and provided, further that if any losses, claims or liabilities arise out of or are based on an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus and if the Stockholder delivered a copy of the preliminary prospectus to the person alleging such damage and failed to deliver a copy of the final prospectus to such person, the Company shall not have any liability with respect to such person.

(b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each Stockholder requesting or joining in any such registration, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Stockholder expressly for purposes of inclusion therein; provided, however, that the obligations of each such Stockholder hereunder shall be limited to an amount equal to the proceeds to each such Stockholder of Registrable Shares sold as contemplated herein.

(c) Each party entitled to indemnification under this Section 6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

If for any reason the foregoing indemnity is unavailable to, or is insufficient to hold harmless, an Indemnified Party, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of any loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party (which, in the case of a selling Stockholder, shall be limited to the information, if any, furnished by such Stockholder in the manner specified in Section 7), or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable in respect of any loss, claim, damage or liability shall be deemed to include any legal or other expenses reasonably incurred by such

Indemnified Party in connection with investigating or defending any such loss, claim, damage or liability. Notwithstanding the foregoing, no selling Stockholder, underwriter or controlling person thereof, if any, shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Shares sold or underwritten by it and distributed to the public were offered to the public. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligation of any underwriters to contribute pursuant to this Section shall be several, in proportion to their respective underwriting commitments, and not joint.

7. Information by Stockholder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to herein.

8. “Lockup” Agreement. If required by the Company and an underwriter of Common Stock or other securities of the Company, each Stockholder holding more than one percent of the outstanding Common Stock shall agree not to sell or otherwise transfer or dispose of any Registrable Shares or other securities of the Company held by such Stockholder (other than Registrable Shares included in such registration) for a specified period of time (not to exceed 180 days, subject to increase as requested by the Company for compliance with FINRA Rule 2711) following the effective date of a Registration Statement; provided, however, that all other holders of more than one percent of the outstanding Common Stock and all officers and directors of the Company enter into similar agreements. Such agreement shall be in writing in a form reasonably satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of the “stand-off” period.

9. Rule 144 Requirements. After the earliest of (i) the closing of an initial underwritten public offering by the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act, or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(iii) furnish to any holder of Registrable Shares upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the closing of an initial underwritten public offering by the Company pursuant to a Registration Statement), and of the Securities Act and the Exchange Act

(at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

10. Preemptive Right.

(a) Each Stockholder, so long as he or it shall own, of record or beneficially, any of the Preferred Stock, shall have a right (the “Preemptive Right”) to purchase his or its pro rata share of New Securities (as defined in subsection (b) below) which the Company, from time to time, proposes to sell and issue. Each Stockholder’s pro rata share, for purposes of this Preemptive Right, shall be the ratio of (i) the number of Registrable Shares owned by the Stockholder immediately prior to the issuance of the New Securities, to (ii) the total number of shares of Common Stock issued and outstanding immediately prior to the issuance of the New Securities, determined on a fully diluted basis after giving effect to the exercise in full of then outstanding options and warrants and the conversion of all securities convertible into shares of Common Stock.

(b) Definition of New Securities. “New Securities” shall mean (x) any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, securities of any type whatsoever that are, or may become convertible into or exchangeable for capital stock and (y) so-called “high yield” bonds, debt instruments with equity like features or other similar debt instruments, which bear a rating lower than investment-grade or are unrated, issued by the Company; provided, however, that the term “New Securities” does not include (i) shares of Series E Preferred Stock authorized under the Company’s Fifth Amended and Restated Certificate of Incorporation as of the date hereof, and shares of Common Stock or other securities of the Company issuable upon conversion of or in respect of the Preferred Stock, including shares of Preferred Stock acquired upon exercise of the Series B Warrants; (ii) shares of Common Stock and Preferred Stock issuable upon exercise of options and warrants outstanding as of the date of this Agreement, including but not limited to the Series B Warrants; (iii) capital stock of the Company or a subsidiary thereof issued as a stock dividend to holders of capital stock or upon any subdivision or combination of shares of capital stock of Company; (iv) Common Stock and options to acquire Common Stock issued to officers, directors, or employees of, or consultants or advisors to, the Company pursuant stock option or stock purchase plans or agreements or other stock incentive plans or arrangements on terms approved by the Board of Directors or the Compensation Committee of the Board of Directors; (v) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Company by merger, purchase of substantially all of the units or other reorganization whereby the Company or its stockholders will own at least a majority of the voting power of such business entity or business segment of such entity; and (vi) shares of Common Stock or other securities of the Company issued in connection with commercial lending or equipment leasing arrangements in the ordinary course of business.

(c) Notice from the Company. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Stockholder written notice of its intention, describing the type of New Securities and the price and the terms upon which the Company proposes to issue the same. Each Stockholder shall have 20 days from the date of receipt of any such notice to agree to purchase his or its pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(d) Sale by the Company. In the event that a Stockholder fails to exercise in full his or its Preemptive Right hereunder, the Company shall have 120 days after expiration of the 20-day period described in subsection (c) above to sell the New Securities with respect to which such Stockholder’s Preemptive Right was not exercised, at a price not less than and upon terms no more favorable in the aggregate to the purchaser thereof than specified in the Company’s notice. To the extent the Company does not sell all the New Securities offered within said 120-day period, the Company shall not thereafter issue or sell such New Securities without first again offering such securities to such Stockholder in the manner provided above.

(e) Termination of Rights. The rights granted under this Section to each Stockholder, and the rights granted to the Company in Section 13 below, shall expire immediately prior to (and shall not apply in connection with) the closing of a Qualified Public Offering or the merger or consolidation of the Company in which the Company is not the surviving entity, or the sale of the Company or all or substantially all of the Company’s assets.

11. Transfers of Certain Rights.

(a) The rights granted to the Stockholders hereunder may be transferred by any Stockholder (i) to any transferee who acquires at least 50,000 Shares, or (ii) to any transferee who acquires all of a Stockholder’s Shares, or (iii) in the case of any Stockholder that is a corporation, partnership, or limited liability company, to any affiliate (as defined in Rule 405 of the Securities Act); provided, however, that the assignment of rights hereunder shall not be effective until such time as the Company is given written notice of such transfer stating the name and address of the transferee and identifying the securities with respect to which such rights are being transferred.

(b) Any transferee to whom rights under this Agreement are transferred shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon a Stockholder under this Agreement, including the Proxy provided for in Section 17, to the same extent as if such transferee were an original Stockholder hereunder.

12. Termination of Registration Rights. The right of any Stockholder to request registration of Registrable Shares pursuant to Sections 2 and 3 hereof shall terminate on the earlier to occur of: (a) five years following the date upon which a Registration Statement filed by the Company under the Securities Act in connection with a Qualified Public Offering of the Company’s securities first becomes effective and the securities registered thereunder shall have been sold, or (b) for such time as there shall exist a public trading market for the Company’s Common Stock into which such Stockholder may sell all of its shares under Rule 144 in any three-month period without volume limitations.

13. Right of First Refusal and Transfer Restrictions. Each Key Holder and each Stockholder may voluntarily transfer Shares only in accordance with the provisions of this Section 13; provided, however, that in the case of a Key Holder whose Shares are subject to a separate Restricted Stock Agreement or similar agreement incorporating a right of first refusal in favor of the Company, the provisions of such separate agreement shall apply in lieu of the provisions of Sections 13(a) and (b).

(a) Offer. If the Stockholder (the “Offeree”) finds an individual or entity who wishes to acquire the Shares (the “Offeror”), the Offeree shall obtain from the Offeror a written offer to purchase (the “Third-Party Offer”). The Third-Party Offer shall set forth the name of the Offeror, the number of Shares to be transferred, the price per share and the other terms of the offer.

(b) Purchase Option. The Company shall, without any other action on the part of the Offeree, have an option to acquire all but not less than all of the shares described in the Third-Party Offer upon the same terms and conditions set forth in the Third-Party Offer (the “Right of First Refusal”). The Company, if it elects to exercise its option under this Section 13 shall deliver an exercise notice to the Offeree, such notice to be sent no later than 30 days after the date on which the Third-Party Offer is delivered, after which time the option granted to the Company shall expire.

(c) Secondary Purchase Option. Each Stockholder (including each Key Holder) hereby unconditionally and irrevocably grants to each holder of Series D Preferred Stock and/or Series E Preferred Stock (each, a “Qualified Holder”) the right, but not the obligation, to purchase up to its pro rata portion (based upon the total number of shares of Series D Preferred Stock and Series E Preferred Stock then held by all Investors) of any Shares subject to a Third-Party Offer not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Third-Party Offer (the “Secondary Refusal Right”). If the Company does not intend to exercise the Right of First Refusal with respect to all Shares subject to a Third Party Offer, the Company must deliver a notice notifying each Qualified Holder and the Offeree that the Company does not intend to exercise its Right of First Refusal as to all Shares with respect to any Third-Party Offer (the “Secondary Notice”) no later than 30 days after the Offeree delivers the Third Party Offer to the Company. To exercise its Secondary Refusal Right, a Qualified Holder must deliver a written notice notifying the Company and the Offeree that such Qualified Holder intends to exercise its Secondary Refusal Right as to a portion of the Shares with respect to any Third Party Offer within 30 days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence. The exercise of such rights is subject to the provisions of Section 13(h).

(d) Right to Sell. If the Company does not exercise its option to purchase all of the Shares offered to it within the time required and either (i) no Qualified Holder exercises the Secondary Refusal Right within the time required or (ii) one or more Qualified Holders exercise its Secondary Refusal Right within the time required but not as to all Shares offered pursuant to the Third-Party Offer, then the Offeree may sell the offered Shares to the Offeror in strict accordance with the terms of the Third-Party Offer (a “Proposed Transfer”), less the Shares purchased by the Qualified Holder(s) exercising the Secondary Refusal Right and subject to the

Co-Sale Right below; provided that if the sale is not completed within 90 days after the option period described above expires, the Shares shall not thereafter be sold unless first reoffered in the manner required under the terms of this Section 13. In connection with any such transfer, the Offeror must execute an addendum agreeing to be bound by the provisions of this Agreement as a Stockholder.

(e) Right of Co-Sale. If any Shares subject to a Third-Party Offer are not purchased pursuant to this Section 13 or pursuant to a separate Restricted Stock Agreement (or similar agreement) between the Offeree and the Company, and thereafter are to be sold to an Offeror, each Qualified Holder shall have the right, but not an obligation (the “Right of Co-Sale”), to participate in the proposed sale on the terms and conditions specified in the Third-Party Offer as set forth below and otherwise on the same terms and conditions specified in the Third-Party Offer (provided that if the Third Party Offer involves Common Stock and the Qualified Holder wishes to sell Shares, the price set forth in the Third Party Offer shall be appropriately adjusted based on the conversion ratio of the Shares into Common Stock). Each Qualified Holder who desires to exercise its Right of Co-Sale must give the Offeree written notice to that effect within 15 days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Qualified Holder shall be deemed to have effectively exercised the Right of Co-Sale. Each Qualified Holder who timely exercises such holder’s Right of Co-Sale by delivering the written notice provided for above may include in the Proposed Transfer all or any part of such holder’s Shares equal to the product obtained by multiplying (i) the aggregate number of Shares subject to the Proposed Transfer (excluding Shares purchased by the Company or Qualified Holders pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Series D Preferred Stock or Series E Preferred Stock owned by such Qualified Holder immediately before consummation of the Proposed Transfer (including any shares that such Qualified Holder has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the total number of Shares owned, in the aggregate, by all Stockholders immediately prior to the consummation of the Proposed Transfer (including any shares that Qualified Holders have collectively agreed to purchase pursuant to the Secondary Refusal Right). To the extent one or more Qualified Holders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Shares that the selling Offeree may sell in the Proposed Transfer shall be correspondingly reduced. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 13(e) will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 13(e). If any Offeror or Offerors refuse(s) to purchase securities subject to the Right of Co-Sale from any Qualified Holder exercising its Right of Co-Sale hereunder, no Stockholder may sell any Shares to such Offeror or Offerors unless and until, simultaneously with such sale, such Stockholder purchases all securities subject to the Right of Co-Sale from such Qualified Holder on the same terms and conditions (including the proposed purchase price) as set forth in the Third-Party Offer. If any Proposed Transfer is not consummated within 90 days after receipt of the Third-Party Offer by the Company, the Offeree(s) proposing the Proposed Transfer may not sell any Shares or Registrable Shares unless they first comply in full with each provision of this Section 13.

(f) Permitted Transferees. Notwithstanding the foregoing, the provisions of this Section 13 shall not apply to any transfer to a Permitted Transferee, provided that the Permitted Transferee shall be bound by the provisions of this Agreement as a Stockholder and that no transfer shall take place until the Permitted Transferee acknowledges this obligation in writing. For purposes of this Agreement, a “Permitted Transferee” shall mean (i) the spouse of an individual Stockholder, (ii) a descendant of an individual Stockholder or of a current or former spouse of an individual Stockholder, (iii) a parent or sibling of an individual Stockholder, (iv) the estate of an individual Stockholder, (v) a trust or custodianship for the primary benefit of any of the foregoing individuals, (vi) in the case of a Stockholder that is an entity, a party who is an equity holder (i.e., a stockholder of a corporation, a member of a limited liability company, or a general or limited partner of a partnership), of such Stockholder, or (vii) in the case of either Luminex or Clinical Micro Sensors, Inc., d/b/a GenMark Diagnostics, Inc., any affiliate thereof.

(g) Legend on Certificate. Each certificate of the Stockholder representing the Shares or Registrable Securities shall bear a legend in substantially the form set forth below, until such time as the shares represented thereby shall no longer be subject to the provisions hereof:

The securities represented by this certificate are subject to the provisions of a certain Investors’ Rights Agreement by and among the Company and certain of its stockholders and may not be transferred except in accordance with the terms of said Agreement. Copies of said Agreement can be obtained at the Company’s offices upon request.

(h) Certain Transfer Restrictions. Notwithstanding anything in this Agreement to the contrary, and in addition to complying with the remaining provisions of this Section 13, a Stockholder (including each Key Holder) may not transfer in a transaction subject to the restrictions of this Section 13, any shares of the capital stock of the Company to a Strategic Investor or a competitor of Luminex without receiving the prior written consent of the Board of Directors, which shall not unreasonably be withheld, and Luminex; provided that such consent of the Board of Directors shall not be required in connection with any purchase by Luminex that would not result in the Strategic Investors, collectively, obtaining *** of the voting control of either the Preferred Stock or the Common Stock of the Company. It is understood by the parties that this Section 13(h) applies to individual transfers by Stockholders and Key Holders, and not to transfers in connection with a Liquidation Event (as that term is defined in the Fifth Amended and Restated Certificate of Incorporation (the “Certificate), as it may be hereafter amended and/or restated).

(i) Termination of Certain Rights. The rights granted to Luminex in Section 13(h), as well as the rights granted to Luminex in Section 15(b), shall terminate at such time as Luminex no longer holds at least *** shares of Series D Preferred Stock (as appropriately adjusted for stock splits, dividends, combinations and the like after the date of this Agreement).

14. Board Composition. Unless the Certificate is amended with the approval of a majority of the holders of the Preferred Stock, and a majority of the then outstanding shares of Series D Preferred Stock, voting or consenting together as a separate class, as applicable:

(a) The Board of Directors shall consist of five members;

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(b) For so long as the holders of the Preferred Stock are entitled to do so pursuant to the provisions of the Certificate, the holders of the Preferred Stock, voting as a single class at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, shall be entitled to elect and maintain on the Board of Directors one director (the “Preferred Director”);

(c) The holders of Common Stock, voting as a single class at each meeting or pursuant to each consent of the Company’s holders of Common Stock for the election of directors, shall be entitled to elect and maintain on the Board of Directors three directors;

(d) The holders of a two-thirds majority of the Common Stock and the Preferred Stock, voting as a single class at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, shall be entitled to elect and maintain on the Board of Directors one director, who shall be an independent director possessing relevant industry or business experience;

(e) In the case of any vacancy in the office of a director designated by the holders of a class, only the holders of such class, voting as a class, shall be entitled to appoint a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant; and

(f) Any director who shall have been elected by the holders of a class, may be removed during such director’s term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the shares of such class.

15. Covenants of the Company.

(a) Financial Statements.

(i) The Company shall deliver to each holder of Preferred Stock, (1) within 120 days after the end of each fiscal year of the Company, audited consolidated statements of income and retained earnings and changes in financial position of the Company as at the end of such year, together with the related consolidated balance sheet as at the end of such period, setting forth the corresponding figures for the preceding fiscal year, and (2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, unaudited consolidated statements of income and retained earnings and changes in financial position of the Company as at the end of such fiscal quarter, together with the related consolidated balance sheet as at the end of such period, setting forth the corresponding figures for the preceding fiscal quarter, each prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied (except that such unaudited quarterly financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP).

(ii) Each Investor agrees to use the same degree of care as such Investor uses to protect its own confidential information, but no less than reasonable care, to keep confidential any confidential information furnished to such Investor pursuant to this Agreement or otherwise that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (1) to any partner, subsidiary or parent or potential investor (or underwriter) of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Agreement; (2) at such time as it enters the public domain through no fault of such Investor; (3) that is communicated to it free of any obligation of confidentiality; (4) that is developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company; or (5) as required by applicable law; and provided, further, that any Investor may provide aggregated financial information to its partners or members as required by any partnership agreement or limited liability operating agreement. It is understood that all financial statements furnished pursuant to this Agreement shall be considered confidential information whether or not specifically marked as such.

(b) Certain Actions. In addition to any approval rights contained in the Certificate, the Company shall not take any of the following actions without the prior approval of the Board, including the Preferred Director (which may be obtained at a properly-called meeting of the Board or pursuant to a unanimous written consent to action without meeting), and the prior written consent of Luminex:

(i) other than pursuant to Section 13(b) of this Agreement in connection with a bona fide Third-Party Offer, purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (1) redemptions of or dividends or distributions on any presently-existing or future series or classes of preferred stock of the Company, as expressly authorized in the Certificate, as it may be amended and/or restated from time to time, (2) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, and (3) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company in connection with the cessation of such service at the lower of the original purchase price or the then-current fair market value thereof;

(ii) create, or authorize the creation of, or issue, or authorize the issuance of any indebtedness or debt security (other than convertible indebtedness issued on substantially similar terms and conditions as prior convertible indebtedness issued by the Company), or permit any subsidiary to take any such action with respect to any indebtedness or debt security, if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $1,000,000 plus the amount of indebtedness existing on the date hereof (excluding ordinary course equipment leases and trade payables);

(iii) take or omit to take any action which results in the creation of any material lien, charge or encumbrance upon any assets of the Company (excluding ordinary course equipment leases); or

(iv) create or hold any capital stock in any subsidiary that is not a direct or indirect wholly-owned subsidiary, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any such subsidiary to sell, lease, transfer, or exclusively license or otherwise dispose of its assets, in each case in a transaction or series of related transactions that has a substantially similar affect to the sale of all or substantially all of the assets of such subsidiary to a third party.

(c) Insurance. The Company shall maintain and cause each of its subsidiaries to maintain their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by the Company to be sufficient.

(d) Compliance with Laws. The Company shall comply with all applicable laws in all material respects. The Company shall not incur an event of default (as defined in the governing loan documents, and subject to any cure periods and provisions set forth therein) pursuant to any material debt obligation of the Company, as the same may be amended from time to time.

(e) Key Person Insurance. The Company shall obtain and maintain in effect key person insurance on each of *** in the amount of $1,000,000 per person, with the proceeds of each such policy to be payable to the Company.

(f) Series E Protective Provisions. In the event that the Company issues a new series of Preferred Stock having protective voting provisions which are broader than those provided to the holders of the Series E Preferred Stock in Section 5(e) of the Certificate as of the date hereof, the Company shall provide substantially the same protective voting provisions to the holders of the Series E Preferred Stock. For avoidance of doubt, the Company may fulfill its obligation pursuant to the preceding sentence by subjecting such protective provisions to a voting requirement that includes both holders of the Series E Preferred Stock and holders of the newly issued series of Preferred Stock voting together as single class on an as-converted basis.

16. Redemption Right of Luminex. After a Redemption Trigger Event (as defined below) has occurred, Luminex shall be entitled, by written notice given to the Company (a “Redemption Notice”) within 90 days of the occurrence of the Redemption Trigger Event (after giving effect to the cure periods below), to require the Company to redeem any or all of the shares of Series D Preferred Stock then held by Luminex (the number of shares to be redeemed as set forth in the Redemption Notice are herein referred to as the “Redemption Shares” at a price in cash equal to *** per share (as appropriately adjusted for any stock splits, dividends, combinations and the like occurring after the date hereof) plus declared but unpaid dividends. A “Redemption Trigger Event” shall be deemed to occur if: (A)(i) the Collaboration Agreement between the Company and Luminex dated March 25, 2010 (the “Collaboration Agreement”) has been terminated as a result of either (x) a termination relating to the Company’s breach under Section 10.4 of the Collaboration Agreement, or (y) a termination by Luminex pursuant to any of Sections 10.2(v), (vi) or (vii) of the Collaboration Agreement and (ii) Luminex does not then anticipate negotiating or entering into any future similar agreements or continuing any similar formal business relationship or (B) the Company materially breaches its obligations pursuant to the letter agreement with Luminex dated of even date herewith or Sections 10, 13(h) or 15(b) of this Agreement and the Company has not cured such breach or default to Luminex’s reasonable satisfaction within 90 days of written notice by

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Luminex of such breach or default. The Company shall redeem the Redemption Shares, in cash, as promptly as possible but not later than (w) 120 days from the date the Company receives the Redemption Notice if the Redemption Trigger Event occurs on or prior to the first anniversary of the date of the Collaboration Agreement, (x) 450 days from the date the Company receives the Redemption Notice if the Redemption Trigger Event occurs after the first anniversary but on or prior to the third anniversary of the date of the Collaboration Agreement, (y) two years from the date the Company receives the Redemption Notice if the Redemption Trigger Event occurs after the third anniversary of the date of the Collaboration Agreement and (z) if the applicable Redemption Trigger Event is a termination pursuant to Section 10.2(vii) of the Agreement and Luminex terminates the Collaboration Agreement within 60 days following the expiration of the twelve-month period noted in Section 10.2(vii) of the Collaboration Agreement and Luminex does exercise the redemption right in such circumstances, the applicable payment date will be as promptly as possible but not later than two years from the date the Company receives the Redemption Notice. To the extent the Company is not legally permitted, pursuant to the provisions of the Delaware General Corporation Law, to effect a redemption, the Company shall redeem that portion of the Redemption Shares that it is legally permitted to redeem, and shall redeem the remaining Redemption Shares as soon as practicable after the Company has funds legally available therefor. In addition to any other applicable termination provisions, the rights granted to Luminex in this Section 16 shall terminate on the later to occur of (x) one calendar year after a first end user sale in the United States or the European Union by Luminex of a regulatory cleared or regulatory approved product developed under the Collaboration Agreement, or (y) April 29, 2013, or, if sooner, a change in control of Luminex; provided, however, that, notwithstanding the foregoing, the redemption right provided pursuant to clause (A)(i)(x) above (to the extent relating to breach of Article 14 of the Collaboration Agreement) or clause (B) (to the extent relating to breach of the twelfth paragraph of the letter agreement) shall survive while Section 10.4 of the Collaboration Agreement and paragraph 12 of the letter agreement remain in full force and effect in accordance with the applicable terms of the Collaboration Agreement or letter agreement, as the case may be. Luminex’s rights under this Section 16 are not intended as liquidated damages or a sole or exclusive remedy, and are intended to be cumulative with and in addition to any other remedies at law or equity.

17. Irrevocable Proxy. Subject to any proxy granted pursuant to Section 14 (whether before or after the transfers of voting rights described below):

(a) Concurrently with their original execution of this Agreement, certain Investors holding shares of Series A Preferred Stock transferred the voting rights with respect to such shares by the execution of an irrevocable proxy, to remain in effect until the earlier to occur of: (a) the date upon which a Registration Statement filed by the Company under the Securities Act in connection with a Qualified Public Offering of the Company’s securities first becomes effective and the securities registered thereunder shall have been sold, or (b) such time as there shall exist a public trading market for the Company’s Common Stock into which such Stockholder may sell all of its shares under Rule 144 (the “Series A Proxy”).

(b) In the event the holders of the Series B Preferred Stock, the holders of the Series C Preferred Stock or the holders of the Series E Preferred Stock elect to receive an early liquidation preference payment pursuant to Section 4(b) of the Certificate, each holder of the

Series B Preferred Stock, Series C Preferred Stock or Series E Preferred Stock, as applicable, shall transfer the voting rights with respect to such shares by the execution of an irrevocable proxy in substantially the form attached as Exhibit A, to remain in effect until the earlier to occur of: (a) the date upon which a Registration Statement filed by the Company under the Securities Act in connection with a Qualified Public Offering of the Company’s securities first becomes effective and the securities registered thereunder shall have been sold, or (b) such time as there shall exist a public trading market for the Company’s Common Stock into which such Stockholder may sell all of its shares under Rule 144 (the “Series B Proxy”, the “Series C Proxy” or the “Series E Proxy”, as applicable).

18. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, courier service or sent by electronic facsimile transmission or mailed by first class certified or registered mail, return receipt requested, postage prepaid, to the parties at the addresses set forth below, or to such other address as any party may provide in writing to the others. Further, notices may be sent by electronic mail or facsimile to any Stockholder who furnishes the Company and the other parties with an electronic mail address or facsimile number at which such Stockholder may be contacted for purposes of receiving notices hereunder.

(a)	If to the Company to:	Advanced Liquid Logic Inc.
615 Davis Drive, Suite 800
P.O. Box 14025
Research Triangle Park, NC 27709
Attn: President
		Tel:	(919) 287-9010
		Fax:	(919) 287-9011

	with a copy to:	Whitmeyer Tuffin PLLC
333 Fayetteville Street, Suite 500
Raleigh, North Carolina 27601
Attn: Amalie L. Tuffin, Esq.
		Tel:	919-429-8470
		Fax:	919-429-8470

(b)	If to a Stockholder to:	to such Stockholder at the address and/or facsimile number for such Stockholder set forth in Schedule 1 hereto

(c)	If to Luminex to:	Luminex Corporation
12212 Technology Blvd.
Austin, Texas 78727
Attn: David Reiter, Esq.
		Tel:	512-381-3238
		Fax:	512-219-6325

with a copy to:	Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attn: Howard H. Lamar III
	Tel:	(615) 742-6209
	Fax:	(615) 742-2709

Except as otherwise provided in this Agreement, all notices and communications hereunder shall be deemed to have been duly given when transmitted by email to an address provided by the Stockholder as provided above, by electronic facsimile transmission and confirmed, when personally delivered or, in the case of a mailed notice, three business days after the date deposited in the mail, postage prepaid, in each case given or addressed as aforesaid.

19. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

20. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance) with the written consent of the Company and the holders of at least a majority of the Registrable Shares; provided that any amendment that adversely affects the rights hereunder of any Stockholder (including Luminex), as compared with the rights of Stockholders generally, may only be adopted with the consent of such Stockholder (including Luminex) and the Company; provided further, that any amendment that adversely affects the rights hereunder of Luminex under Sections 13(h), 15(b) or 16 may only be adopted with the consent of Luminex; and provided further, that any amendment that adversely affects the rights hereunder of holders of Series E Preferred Stock as compared to the rights of Stockholders generally, including any amendment to Section 15(f), may only be adopted with the consent of the holders of at least a majority of the then outstanding Series E Preferred Stock. Any amendment or waiver effected in accordance with this Section shall be binding on each holder of any Shares or Registrable Shares, each future holder of all such securities, and the Company. No waiver of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Notwithstanding the foregoing, this Agreement may be amended to add any Investor who executed this Agreement after the effective date hereof, as well as any transferee to whom rights under this Agreement are transferred pursuant to Section 11, by delivery by such transferee to the Company of an addendum to this Agreement under which such transferee agrees to be bound by the terms hereof as a Stockholder. Notwithstanding the foregoing, the Company may in its sole discretion waive the provisions of Section 17 as to any proxy given to the Company with respect to any Stockholder.

21. Additional Key Holders. In the event that after the date of this Agreement the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

22. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Headings; Gender. The headings of the sections, subsections, and subsections of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement. Wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders, as the context may require.

24. Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

25. Specific Performance. The Company acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement, and that any such breach would cause the Investors irreparable harm. Accordingly, the Company agrees that in the event of any breach or threatened breach of this Agreement, the Investors, in addition to any other remedies at law or in equity they may have, shall be entitled to equitable relief, including injunctive relief and specific performance.

26. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction other than the State of Delaware.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Fourth Amended and Restated Investors’ Rights and Stock Restriction Agreement under seal effective as of the day and year first above written.

THE COMPANY:

ADVANCED LIQUID LOGIC INC.

By:
Richard West, Chief Executive Officer

Investor Signatures on Separate Page.

SIGNATURE PAGE TO ADVANCED LIQUID LOGIC INC. FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AND STOCK RESTRICTION AGREEMENT

Investor Name:

Signature:

Name and Title (if an entity):

Schedule 1

Investors’ Names and Addresses

KEY HOLDER	ADDRESS
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*	Includes affiliated Trusts

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*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Confidential

INVESTOR	ADDRESS
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*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Confidential

Exhibit A to Investors’ Rights and Stock Restriction

Agreement

IRREVOCABLE APPOINTMENT OF PROXY COUPLED WITH AN INTEREST

I,                                         , the undersigned stockholder of Advanced Liquid Logic Inc., a Delaware corporation (the “Corporation”), do hereby constitute and appoint the Board of Directors of the Corporation, as my proxy, with full power of substitution, for and on my behalf to attend all meetings of the stockholders of the Corporation and for such persons to act, vote, and execute consents and waivers, as fully and to the same extent and effect as I might do myself, with respect to                 shares of the Common Stock of Advanced Liquid Logic Inc., represented by Stock Certificate number(s)                                         , I have received pursuant to my conversion of shares of the Corporation’s [Series B Convertible Participating Preferred Stock][Series C Convertible Participating Preferred Stock] [Series E Convertible Participating Preferred Stock] on or about this date, such proxy being effective immediately upon the issues of said shares by the Corporation.

This appointment of proxy is coupled with an interest associated with rights granted to stockholder pursuant to the Fourth Amended and Restated Investors’ Rights and Stock Restriction Agreement to which this Proxy was attached, as it may hereafter be amended, and is irrevocable until the interest to which it is coupled is extinguished or as otherwise provided for pursuant to Section 17 of such Investors’ Rights Agreement.

In the event that, as the result of a stock split or stock dividend or combination of shares or any other change, or exchange for other securities, by reclassification, reorganization, merger, consolidation, recapitalization or otherwise, I should be entitled to new or additional or different shares of stock or securities, such new or substitute shares or securities shall be subject to this proxy.

Dated:

[SEAL]
Print Name:

EXHIBIT D

FORM OF MANAGEMENT RIGHTS LETTER

615 Davis Drive Suite 800		Phone: (919) 287 9010
PO Box 14025	Fax:	(919) 287 9011
Research Triangle Park, NC 27709		http://www.liquid-logic.com

July     , 2012

Clinical Micro Sensors, Inc.

d/b/a GenMark Diagnostics, Inc.

5964 La Place Court, Carlsbad, CA 90028

Re:	Management Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of *** shares of Series E Convertible Participating Preferred Stock of Advanced Liquid Logic Inc., a Delaware corporation (the “Company”), Clinical Micro Sensors, Inc. d/b/a GenMark Diagnostics, Inc., a Delaware corporation (the “Investor”) shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights, and other rights specifically provided to all investors in the current financing:

1. If Investor is not represented on Company’s Board of Directors, Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with Investor regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

2. Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

3. If Investor is not represented on the Company’s Board of Directors, the Company shall invite an authorized representative of the Investor (the “Representative”) to attend all meetings of the Company’s Board of Directors, and concurrently with delivery to the Board of Directors, give the Representative copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the Representative may be excluded from access to any material or meeting or portion thereof if the Board of Directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential proprietary information or the proprietary information of third parties which the Company is legally or contractually bound to protect, or for other similar reasons. The Representative may participate in discussions of matters brought before the Board, but shall in all other respects be a non-voting observer.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Investor agrees that any confidential information provided to or learned by it in connection with its rights under this letter shall be subject to the confidentiality provisions set forth in Article 13 of the Development Collaboration and License Agreement between the parties dated as of July     , 2012.

The rights described herein shall terminate and be of no further force or effect upon (a) such time as less than *** shares of the Company’s stock are held by the Investor or its affiliates; (b) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public; or (c) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different state or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality obligations referenced herein will survive any such termination.

Very truly yours,		Agreed and Accepted:

ADVANCED LIQUID LOGIC INC.		CLINICAL MICRO SENSORS, INC. D/B/A GENMARK DIAGNOSTICS, INC.

By:	/s/ Richard West	By:
	Richard M. West, CEO	Name:
Title:

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

EXHIBIT E

DISCLOSURE SCHEDULE

[Omitted in accordance with Item 601(b)(2) of Regulation S-K. GenMark Diagnostics, Inc. agrees to supplementally furnish a copy of any omitted schedule to the SEC upon request.]

EXHIBIT F

FORM OF LEGAL OPINION OF WHITMEYER TUFFIN PLLC

333 FAYETTEVILLE STREET, SUITE 500

RALEIGH, NC 27601

July     , 2012

Clinical Micro Sensors, Inc.,

d/b/a Genmark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92008

Attn: General Counsel

Ladies and Gentlemen:

We have acted as counsel to Advanced Liquid Logic Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the issuance and sale to you of *** shares of the Company’s Series E Convertible Participating Preferred Stock (the “Shares”), pursuant to a Series E Preferred Stock Purchase Agreement of even date herewith, by and between the Company and you (such agreement, together with the attachments thereto, the “Purchase Agreement”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

For purposes of this opinion, we have examined the following originals or copies, identified to our satisfaction:

1. The Purchase Agreement;

2. The Fifth Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on July     , 2012 (the “Charter”);

3. The Second Amended and Restated Bylaws of the Company, as amended to date;

4. A written consent of the stockholders of the Company dated as of June 20, 2012, approving, among other things, the Charter, the amendment of the Company’s 2005 Stock Award Plan (the “Plan”) and certain other matters;

5. A written consent of the Board of Directors of the Company dated as of June 13, 2012, approving, among other things, the Charter, the execution and delivery of the Purchase Agreement and other investment documents, the amendment of the Plan, the issuance of the Shares and certain other actions related thereto;

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Clinical Micro Sensors, Inc. d/b/a Genmark Diagnostics, Inc.

6. A certificate issued by the Secretary of State of the State of Delaware as of June 28, 2012, attesting to the good standing of the Company in such jurisdiction as of such date (the “Delaware Good Standing Certificate”).

7. A certificate issued by the Secretary of State of the State of North Carolina as of June 29, 2012, attesting to the qualification of the Company in such jurisdiction as of such date (the “North Carolina Qualification Certificate”).

In addition, we have examined such other documents, corporate records, instruments and other relevant materials as we deemed advisable, and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures (except those of the Company on the Transaction Agreements), the legal capacity of all natural persons, the authority of all parties other than the Company to sign all such documents, corporate records, instruments and other relevant materials reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon the representations and warranties of the Company contained in the Transaction Agreements and upon certificates, statements or representations of public officials, of officers and representatives of the Company (including a certificate of an officer of the Company specifically given in contemplation of this opinion, referred to herein as the “Opinion Certificate”) and of others, without any independent verification thereof.

For purposes of this opinion we have assumed that the Board of Directors of the Company has complied with its fiduciary duties in connection with the adoption of the Charter and the transactions contemplated by the Transaction Agreements.

In addition to relying upon the representations and warranties of the Purchasers in Section 3 of the Purchase Agreement without any independent verification thereof, we have assumed that in connection with the offer and sale of securities to the Purchasers, neither the Company nor any person acting on its behalf has engaged in any form of “general solicitation or general advertising” within the meaning contemplated by Rule 502(c) of Regulation D promulgated under the Securities Act of 1933, as amended.

We have assumed that the facts and law governing the future performance by the Company of its obligations under the Transaction Agreements will be identical to the facts and law governing the performance on the date of this opinion.

For purposes of this opinion, the phrases “to the best of our knowledge,” “we do not know,” “we have no knowledge” or “known to us” mean, after the inquiry referred to above, the conscious awareness of the facts or other information by the lawyers in our firm who are principally responsible for handling current matters for the Company. Except to the extent expressly set forth herein we have not undertaken any independent investigation to determine the existence or absence of any other facts, and no inference as to our knowledge of the existence or absence of any such facts should be drawn from our representation of the Company or the rendering of the opinions set forth below.

Clinical Micro Sensors, Inc. d/b/a Genmark Diagnostics, Inc.

Based upon and subject to the foregoing and the qualifications and limitations below, and except as set forth in the Purchase Agreement or the Disclosure Schedule thereto, we are of the opinion that:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and authority necessary to own or lease and operate its properties, as known to us, and to conduct its business as, to our knowledge, it is presently conducted. The Company is duly qualified to transact business and is in good standing under the laws of the State of North Carolina.

(b) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Agreements, including, without limitation, to issue, sell, and deliver the Shares, and the execution, delivery, and performance of each of the Transaction Agreements have been duly authorized by all necessary action on the part of the Company and its stockholders.

(c) The authorized capital stock of the Company consists, immediately prior to the Initial Closing, of (i) 18,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), *** shares of which are issued and outstanding, and (ii) 9,516,298 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), of which (a) 2,733,306 shares of been designated Series A Convertible Participating Preferred Stock, *** shares of which are outstanding immediately prior to the Initial Closing, (b) 1,319,822 shares have been designated Series B Convertible Participating Preferred Stock, *** shares of which are outstanding immediately prior to the Initial Closing, (c) 1,557,935 shares have been designated Series C Convertible Participating Preferred Stock, *** shares of which are outstanding immediately prior to the Initial Closing, (d) 1,639,864 shares have been designated Series D Convertible Participating Preferred Stock, *** shares of which are outstanding immediately prior to the Initial Closing, and (e) 2,265,371 shares have been designated Series E Preferred Stock, *** of which are issued and outstanding immediately prior to the Initial Closing. All of such issued and outstanding shares are duly authorized and validly issued, fully paid and nonassessable. The Company has reserved *** shares of Common Stock for issuance under the Company’s 2005 Stock Award Plan, of which *** shares are issued and outstanding and included in clause (i) above. To our knowledge, there are no other presently outstanding preemptive rights, options, warrants, conversion privileges or rights to purchase from the Company any of the authorized but unissued capital stock of the Company other than (i) as described above or in the Disclosure Schedule, (ii) the conversion privileges of the Preferred Stock, and (iii) the rights provided in the Company’s Fourth Amended and Restated Investors’ Rights Agreement dated as of July 26, 2012.

(d) All corporate action necessary for the authorization, execution and delivery of the Purchase Agreement by the Company and the performance by the Company of the obligations to be performed by the Company as of the date hereof under the Purchase Agreement has been taken on the part of the Company’s directors and stockholders.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Clinical Micro Sensors, Inc. d/b/a Genmark Diagnostics, Inc.

(e) The Purchase Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Purchase Agreement has been duly authorized, executed and delivered by the Company.

(f) The Shares to be issued on the date hereof, when issued against payment therefor in compliance with the provisions of the Purchase Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The Common Stock issuable upon conversion of such Shares has been duly authorized and validly reserved for issuance and, when and if issued upon conversion in accordance with the Charter, will be validly issued, fully paid and nonassessable.

(g) The Company’s execution, delivery and performance of its obligations under the Purchase Agreement, including the issuance and sale of the Shares, will not, immediately following the Initial Closing, result in (i) a violation of the Charter or Bylaws, (ii) a material violation of any statute, rule or regulation of United States federal or Delaware state or North Carolina state law applicable to the Company, (iii) a violation of any judgment, court order or decree specifically identified in the Disclosure Schedule or otherwise known to us, or (iv) a breach or default by the Company under any contractual obligation of the Company.

(h) No consent, approval, license, exemption by, or order or authorization of or designation, declaration or filing, recording or registration with, any United States federal governmental, Delaware state or North Carolina state authority is required on the part of the Company in connection with the Company’s valid execution, delivery and performance of its obligations under the Transaction Agreements, or the offer, sale or issuance of the Shares (and the Common Stock issuable upon conversion thereof), except the notice filings required by Rule 503 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and applicable state “blue sky” laws.

(i) Based in part upon the representations made by you in the Purchase Agreement, the offer, sale and issuance of the Shares to be issued in conformity with the terms of the Purchase Agreement and the issuance of the Common Stock, if any, to be issued upon conversion thereof, constitute transactions exempt from the registration requirements of the Securities Act of 1933, as amended and exempt from the qualification requirements of applicable state “blue sky” laws.

(j) To our knowledge and except as set forth on the Disclosure Schedule to the Purchase Agreement, there is no claim, action, suit, proceeding or investigation pending or threatened in writing against the Company or its subsidiaries that (i) questions the validity of the Purchase Agreement or the right of the Company to enter into the Purchase Agreement or (ii) if determined adversely, would be likely to be materially adverse to the Company’s business, assets, results of operations or financial condition. Please note that we have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company or any of its officers or directors, nor have we undertaken any further external inquiry whatsoever with respect to litigation other than to request the Opinion Certificate from the Company.

Clinical Micro Sensors, Inc. d/b/a Genmark Diagnostics, Inc.

The opinions expressed above are subject to the following qualifications:

A. We express no opinion as to matters governed by any laws other than the federal law of the United States of America, the laws of the State of North Carolina and the Delaware General Corporation Law, including the rules and regulations promulgated by governmental authorities thereunder. We express no opinion as to whether the laws of any particular jurisdiction apply, or to the extent that the laws of any jurisdiction other than those identified above are applicable to the Purchase Agreement or the transactions contemplated thereby;

B. In rendering the opinion set forth in paragraph (c) relating to the status of the capitalization of the Company, we have relied on the minute books relating to meetings and written actions of the incorporator(s), Board of Directors and stockholders of the Company and the stock records of the Company. We have relied on the Company’s representations to us that these records completely and accurately describe all of the Company’s issuances of shares of its capital stock, options, warrants, conversion privileges or other rights to purchase shares of its capital stock and that the Company received the consideration approved by its Board of Directors for the issuance of all outstanding shares of the Company’s capital stock;

C. Our opinions expressed in paragraph (a) above as to the good standing of the Company are based solely upon the Delaware Good Standing Certificate and the North Carolina Qualification Certificate, are limited accordingly, and are rendered as of the respective date of such certificates (we specifically express no opinion with regard to the tax good standing of the Company in any jurisdiction);

D. In connection with the general enforceability opinion set forth in paragraph (e) and the opinion in paragraph (g) regarding no conflict with certain contractual obligations or applicable laws, this opinion is qualified by, and we render no opinion with respect to, the effect of the following:

(i) bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances, preferential transfers and equitable subordination;

(ii) general principles of equity, including but not limited to judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable or involve undue delay, whether or not such principles or decisions have been codified by statute;

(iii) any North Carolina, Delaware or United States federal law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made, unconscionable in performance or contrary to public policy;

Clinical Micro Sensors, Inc. d/b/a Genmark Diagnostics, Inc.

(iv) judicial decisions, that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Purchase Agreement;

(v) provisions stating the Purchase Agreement may only be waived in writing if an implied transaction document by trade practice or course of conduct has given rise to a waiver;

(vi) provisions stating that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies;

(vii) any United States federal or state antitrust statutes, rules or regulations, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

(viii) applicable antifraud statutes, rules or regulations of United States federal, North Carolina or Delaware state laws concerning the issuance or sale of securities, including, without limitation, (A) the accuracy and completeness of the information provided by the Company to you in connection with the offer and sale of the Shares, and (B) the accuracy or fairness of the past, present or future fair market value of any securities;

E. We are admitted to practice law only in the State of North Carolina, and we express no opinion concerning any law other than the law of the State of North Carolina, the corporation laws of the State of Delaware (“Delaware Law”) and the federal law of the United States. As to matters of Delaware Law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. Opinions of counsel licensed to practice law in states other than the State of North Carolina have not been obtained to support the opinions contained herein.

[Signature Page to Follow]

This opinion is rendered as of the date first written above solely for your benefit in connection with the purchase of Shares pursuant to the Purchase Agreement and may not be relied on by, nor may copies be delivered to, any other person without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and we assume no obligation to inform you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein. This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

Very truly yours,

/s/ Whitmeyer Tuffin PLLC
WHITMEYER TUFFIN PLLC

EXHIBIT 1

GenMark agrees to be bound by the following additional indemnification provisions:

1.	Duke Indemnification.

A. Duke, and its trustees, officers, employees, faculty members, students, and agents (collectively, “Duke Indemnitees”) will be indemnified, defended by counsel reasonably acceptable to Duke and held harmless by GenMark from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) by Third Parties (collectively, “Claims”) and based upon, arising out of, or otherwise relating to this Agreement, including, but not limited to (i) any action relating to product liability; (ii) any Claim of infringement or misappropriation by a Third Party to the extent attributable to technology added to, incorporated into or sold with a Licensed Product by GenMark or to a manufacturing process utilized by GenMark; provided, however, that the foregoing indemnity shall not apply to Claims to the extent that they: (x) result from the gross negligence or willful misconduct of any Duke Indemnitee or (y) pertain solely to claims that the activities of Duke or its employees, faculty members, students, and/or agents in their performance of their respective responsibilities at Duke (excluding any research responsibilities such individuals may have as a result of an association each may have with GenMark) that misappropriate the intellectual property rights of a Third Party or infringes upon the intellectual property rights of a Third Party.

B. If any claim is commenced against the Duke Indemnitees, notice thereof shall be given to GenMark as promptly as practicable. If, after such notice, GenMark shall acknowledge that the indemnification obligation in this Section 1 applies with respect to such claim, then GenMark shall be entitled, if it so elects, in a notice promptly delivered to the Duke Indemnitee, but in no event less than ten (10) Business Days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys to handle and defend the same, at GenMark’s sole cost and expense. The Duke Indemnitee shall cooperate, at the cost of GenMark, in all reasonable respects with the GenMark and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Duke Indemnitee may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the GenMark shall be entered into without the consent of the Duke Indemnitee. After notice by GenMark to the Duke Indemnitee of its election to assume full control of the defense of any such claim, GenMark shall not be liable to the Duke Indemnitee for any legal expenses incurred thereafter by such Duke Indemnitee in connection with the defense of that claim. If GenMark does not assume full control over the defense of a claim subject to such defense as provided in this Section 1.B, the Duke Indemnitee may participate in such defense, at its sole cost and expense, and the Duke Indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the GenMark.

C. The Duke Indemnitees are third party beneficiaries of this Section 1.

2.	Regents Indemnification.

GenMark will, and will require its Sublicensees to, indemnify, hold harmless and defend the Regents, its officers, employees, and agents, the sponsors of the research that led to the UCLA IP, the inventors of the patents and patent applications in UCLA IP, and their respective employers from and against any and all liability, claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of exercise of the UCLA IP by GenMark and its Sublicensees. Indemnification includes but is not limited to products liability. If the Regents, in its sole discretion, believe that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by GenMark to defend the Regents in accordance with this Section 2A, then the Regents may retain counsel of its choice to represent it, and GenMark will pay all expenses for such representation.

B. The Regents and the other parties referred to in Section 2A above are third party beneficiaries of this Section 2.